     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 1998

                                                      REGISTRATION NO. 333-46335
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         ------------------------------

                             TRISTAR AEROSPACE CO.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              Delaware                                5088                               75-2665751
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                             2527 Willowbrook Road
                            Dallas, Texas 75220-4420
                                 (214) 956-3400

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                             Mr. Quentin Bourjeaurd
                            Chief Executive Officer
                             TriStar Aerospace Co.
                             2527 Willowbrook Road
                            Dallas, Texas 75220-4420
                                 (214) 956-3400

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

         Simeon Gold, Esquire                  Stephen A. Riddick, Esquire
      Weil, Gotshal & Manges LLP                  Piper & Marbury L.L.P.
           767 Fifth Avenue                      36 South Charles Street
       New York, New York 10153               Baltimore, Maryland 21201-3018
            (212) 310-8000                            (410) 539-2530

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Registration Statement contains two forms of prospectus, one to be used in connection with a United States offering to U.S. or Canadian Persons (as defined) (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering (the "International Prospectus"). The two prospectuses relate to a public offering of up to 15,268,134 shares of Common Stock, par value $.01 per share, of TriStar Aerospace Co., a Delaware corporation, including up to 1,991,276 shares that may be sold pursuant to the underwriters' over-allotment option, if exercised. The complete U.S. Prospectus follows this explanatory note. After the U.S. Prospectus are the following alternate pages for the International Prospectus: a front cover page and a back cover page. All other pages of the U.S. Prospectus are to be used for both the United States offering and the international offering. Each alternate page for the International Prospectus included herein is labeled "Alternate Page for International Prospectus."

                                                           SUBJECT TO COMPLETION


                                                                   APRIL 6, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               13,276,858 SHARES

                                     [LOGO]

                             TRISTAR AEROSPACE CO.

                                  COMMON STOCK
                                  -----------


    Of the 13,276,858 shares of Common Stock (the "Common Stock") of TriStar Aerospace Co. (the "Company") offered hereby, 11,276,858 shares are being offered in the United States and Canada (the "U.S. Offering") and 2,000,000 shares are being offered in a concurrent international offering outside the United States and Canada (the "International Offering," and together with the U.S. Offering, the "Offering"). The initial public offering price and underwriting discount per share for the U.S. Offering and the International Offering are identical. See "Underwriting." All of the 13,276,858 shares of Common Stock offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock in the Offering. It is currently estimated that the initial public offering price per share of Common Stock in the Offering will be between $14.00 and $16.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange.

                                 --------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREOF FOR A DISCUSSION OF CERTAIN
          MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                 -------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           PRICE            UNDERWRITING        PROCEEDS TO
                                                             TO            DISCOUNTS AND          SELLING
                                                           PUBLIC           COMMISSIONS       STOCKHOLDERS(1)
Per share..........................................          $                   $                   $
Total(2)...........................................          $                   $                   $

(1) The Selling Stockholders will bear all of the expenses of registration and distribution of the shares of Common Stock offered hereby.


(2) Certain stockholders of the Company have granted the Underwriters a 30-day option to purchase up to 1,991,276 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the options are exercised, the Underwriters will offer the additional shares to the public at the Price to Public shown above. If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Selling Stockholders will be $    , $    and $    ,
    respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several U.S. Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the U.S. Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland, on or about
    , 1998.

BT ALEX. BROWN                                      SBC WARBURG DILLON READ INC.

                   THE DATE OF THIS PROSPECTUS IS     , 1998.

                Map of TriStar Aerospace Operations and Programs



    [Global map shows the location of the Company's headquarters, central distribution facilities and customer facilities where the Company maintains Just in Time programs or has sales and agent representatives.]


    The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.
                                 --------------

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "THE COMPANY" OR "TRISTAR" REFER COLLECTIVELY TO TRISTAR AEROSPACE CO. AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, THE INFORMATION CONTAINED IN THIS PROSPECTUS (I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION AND (II) GIVES EFFECT TO A 158-FOR-1 STOCK SPLIT OF THE COMMON STOCK. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE SECTIONS ENTITLED "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

GENERAL


    The Company is both a leading distributor of aerospace fasteners, fastening systems and related hardware (collectively, "aerospace hardware") and a leading provider of customized inventory management services to original equipment manufacturers ("OEMs") of aircraft and aircraft components, to commercial airlines and to aircraft maintenance, repair and overhaul ("MRO") facilities, based on annual sales by the Company and its competitors in the aerospace hardware industry. While approximately 59% of the Company's revenues for fiscal 1997 were derived from traditional distribution sales and services ("conventional sales"), a substantial and growing percentage of the Company's revenues are derived from sales of aerospace hardware pursuant to long-term inventory management agreements under which TriStar performs a wide variety of value-added services (commonly referred to as "JIT services"). For fiscal 1997, JIT revenues represented approximately 41% of the Company's total revenues. The Company's JIT services are provided through comprehensive and flexible outsourcing programs under which the Company provides some or all of the material management functions necessary to procure and manage aerospace hardware for its customers. The Company derives income from its JIT services principally through margins earned on products sold under its JIT agreements. The Company believes that it was a pioneer of JIT services in the aerospace hardware industry and that today the Company is a leading provider of inventory management services to this industry. TriStar currently provides JIT services under long-term agreements to a number of leading aerospace and aircraft-related companies including, among others, Boeing (including former McDonnell Douglas and Rockwell International facilities), Northrop Grumman, Bell Helicopter, Gulfstream, United Airlines, British Airways and Federal Express. Through its JIT programs and conventional sales, the Company processed over 950,000 transactions involving over 78,000 stockkeeping units ("SKUs") in fiscal 1997, resulting in over $140 million of sales to approximately 2,000 customers.


    Historically, the procurement and management of aerospace hardware by aircraft OEMs, airlines and MRO facilities have been highly inefficient due to certain industry characteristics including (i) the high number of SKUs (in excess of 250,000) used in the manufacture and repair of aircraft, (ii) the cost structures of aerospace hardware manufacturers, which favor long production runs that require large quantity purchases by end users, (iii) the limited capacity of aerospace hardware manufacturers during cyclical upturns, which creates long lead times for products and (iv) the very low per-unit costs of aerospace hardware parts, which make it uneconomical for end users to manage aerospace hardware inventories in-house. Multiple SKU requirements, large purchase quantities and long lead times create inefficiencies in the supply chain for aerospace hardware, resulting in shortages of critical parts, which lead to costly production stoppages for end users and the over-production of non-critical parts requiring increased working capital investment by end users. In addition, many end users incur significant annual expenses for personnel, facilities and systems necessary to manage the complexities associated with the procurement and management of their aerospace hardware requirements. In many instances, these process costs exceed the low per-unit costs of the parts themselves.

    TriStar's JIT services are designed to provide solutions for its customers by overcoming the inefficiencies inherent in the supply chain for aerospace hardware. Under the terms of its JIT agreements, the Company's personnel, processes and management information systems enable customers to outsource all or a portion of the planning, purchasing, receiving, documentation, inspection, storage, shipment, quality assurance and other functions associated with the procurement and management of aerospace hardware. The Company's substantial experience in developing and implementing JIT services enables it to create programs specifically tailored to the needs of its customers. In many cases, the Company assigns its own trained personnel to work on-site at the customer's facilities. By outsourcing the procurement and management of aerospace hardware to TriStar, the Company's customers can realize significant cost savings and production efficiencies principally as a result of (i) the elimination of process costs relating to the planning, purchasing and expediting of aerospace hardware, (ii) a reduction in carrying costs, including labor, financing and overhead charges, (iii) a reduction in parts shortages, which can lead to costly production line stoppages and (iv) a reduction in product costs.

    TriStar's leading market position as a provider of value-added inventory management services provides it with large amounts of information on its customers' usage patterns with respect to individual aerospace hardware parts. This information is recorded electronically through the Company's order and fulfillment processes. The Company compiles usage data from each of its customers and analyzes the data in the context of historical usage trends to forecast aggregate and customer-specific demand for individual aerospace hardware parts. The Company uses these demand forecasts when ordering aerospace hardware to ensure efficient and reliable delivery to its customers while optimizing its own inventory. In addition, TriStar intends to utilize these forecasts to provide its primary suppliers with reliable demand data to allow them to better schedule their manufacturing processes.


    Recognizing the benefits that outsourcing could provide to end users of aerospace hardware, in 1990 the Company's predecessor developed new sales efforts, operating processes and systems to provide these services. By 1991 it had secured its first JIT agreement with Rockwell International, and by the end of 1993 had secured JIT agreements with Grumman, Beech Aircraft and Gulfstream. Today the Company has expanded its JIT programs to include 19 agreements with 10 companies servicing over 25 facilities in the United States, Canada, France and England. In addition, JIT revenues have grown at a compound annual rate of 51.9% from January 1, 1996 through September 30, 1997 to $57.6 million, representing approximately 41% of the Company's total revenues for fiscal 1997. Strong growth in the Company's JIT programs enabled it to increase revenues at a time when the aerospace industry was experiencing a significant downturn in the early and mid-1990's. The Company believes that OEMs, airlines and MRO facilities will continue to outsource their aerospace hardware procurement and management needs in order to focus on their core businesses and reduce costs. The Company believes that its status as a leading provider of JIT services favorably positions it to benefit from this trend and to increase its share of the aerospace hardware market.


COMPANY STRENGTHS

    The Company believes it has a number of core strengths which have resulted in consistent growth of sales and earnings despite the historically cyclical nature of the aerospace industry. The principal factors contributing to TriStar's emergence as a market leader are:

    - LEADING PROVIDER OF JIT SERVICES. The Company's long-term JIT agreements provide it with the following competitive advantages: (i) JIT programs provide TriStar with growth opportunities which are not directly tied to the aerospace industry cycle, (ii) JIT programs enable TriStar to aggregate purchases of hardware across multiple customers, thereby reducing acquisition costs and improving margins, (iii) JIT programs provide TriStar with reliable real-time data regarding the usage patterns of aerospace hardware across a wide customer base, allowing the Company to better forecast and manage its aerospace hardware needs and those of its customers, (iv) JIT programs typically result in the Company receiving additional conventional sales opportunities due to its status as a preferred supplier to the customer and (v) JIT programs integrate the Company with its customers' operations, which management believes creates significant switching costs for its customers.

    - DATABASE OF HISTORICAL USAGE INFORMATION. TriStar has developed an in-depth database of its customers' historical usage patterns relating to all of the aerospace hardware in the Company's inventory. By continually analyzing this information, the Company is able to gain insight into the likely future usage patterns of each particular part it distributes, allowing the Company to better forecast and manage its own aerospace hardware needs as well as those of its customers. The Company believes this usage information and its experience in managing customers' inventories add stability to its JIT customer base by providing a foundation of knowledge unique to its customers and unmatched by its competitors.

    - QUALITY ASSURANCE AND RELIABILITY. The Company's quality assurance programs include physical inspection of substantially all incoming shipments as well as electronic storage of manufacturers' certifications to allow for instant traceability. In addition, the Company's processes and systems have been designed to ensure the timely and consistent delivery of products and services, which have allowed the Company to establish a reputation for reliability with its customers.

    - SIGNIFICANT ECONOMIES OF SCALE RELATING TO SIZE. As one of the largest aerospace hardware distributors, TriStar makes significant annual purchases of inventory on behalf of its many customers. As a result, the Company believes that it is one of the largest customers of many of its suppliers, allowing it to take advantage of price reductions associated with large volume purchases.

    - STRONG RELATIONSHIPS WITH LEADING FASTENER MANUFACTURERS. TriStar has long-established relationships with substantially all of the major suppliers of aerospace hardware, including Fairchild, Huck, SPS, Kaynar and Hi-Shear. TriStar has been designated an Authorized Distributor by more than 65 manufacturers of aerospace hardware, including most of the major fastener manufacturers.

GROWTH STRATEGY

    Management has identified the following strategies which it believes provide specific opportunities for growth:

    - JIT SERVICES EXPANSION. The Company's strong growth has been generated internally and has been due in large part to the success of its JIT programs. The Company intends to continue to expand its JIT business by
      (i) increasing the number of SKUs, services and products offered and the number of facilities covered under existing JIT agreements and (ii) targeting additional JIT customers, including airlines, air cargo companies, MRO facilities and smaller OEMs.

    - INCREASED AFTERMARKET PENETRATION. The Company intends to increase its penetration of non-OEM segments of its marketplace, including the airline and MRO facility segments, by (i) further expanding its product offerings in response to the inventory needs of participants in these market segments, (ii) continuing to tailor its JIT services to meet the specific demands of these participants, and (iii) increasing its sales and marketing efforts to these participants.

    - INTERNATIONAL EXPANSION. The Company plans to expand its presence and increase its market penetration in Europe and Asia through expansion of its product offerings to include additional European standard (i.e., Airbus) parts. The Company believes its increased presence in Europe, as a result of a recent supply agreement with Aerospatiale, a member of the Airbus consortium, will help to position the Company as a supplier of aerospace hardware to the Airbus aftermarket and assist in attracting other European aerospace customers. The Company also plans to pursue strategic alliances in the Pacific Rim and Asia.

    - SUPPLY CHAIN MANAGEMENT. The Company acts as a conduit between its customers and suppliers to minimize imbalances in the supply and demand of aerospace hardware. By utilizing its historical database of customer usage patterns to provide manufacturers with demand forecasts, the Company believes it can alleviate a portion of the supply chain disruptions, usually associated with the cyclicality of the aerospace industry, which have adversely affected the Company's customers and suppliers in the past.

    - STRATEGIC ACQUISITIONS. The aerospace hardware distribution industry is comprised of a small number of large companies, such as TriStar, and numerous small, local and regional businesses. The Company believes that opportunities exist to consolidate the aerospace hardware industry through strategic acquisitions and to broaden its product line and enter new and/or under-penetrated markets through the acquisition of certain of its competitors.

HISTORY OF THE COMPANY; SALE OF COMMON STOCK BY MAJORITY STOCKHOLDER

    The Company was incorporated under the name "Maple Leaf Aerospace, Inc." in Delaware on August 21, 1996 by Odyssey Partners, L.P. ("Odyssey") to acquire the outstanding stock of Tri-Star Aerospace, Inc. (the "Predecessor") and the assets of the Aviall Aerospace business unit of Aviall Services, Inc. and of Aviall (Canada) Ltd. (together "Aviall Aerospace"). Founded in 1973, the Predecessor was a leading distributor of aerospace hardware products and a pioneer of JIT services in the aerospace hardware industry. The annual revenues of the Predecessor increased from $14.3 million in 1985 to $65.6 million in 1995. In addition, as a result of its JIT programs, the Predecessor experienced revenue growth each year from 1990 through 1995 despite an economic downturn in the aerospace industry. Aviall Aerospace was a distributor of aerospace hardware to commercial and military aircraft OEMs. The acquisition of Aviall Aerospace provided the Company an expanded product line and access to a larger customer base. On February 24, 1998, the Company changed its name to "TriStar Aerospace Co."

    The Company's executive offices are located at 2527 Willowbrook Road, Dallas, Texas 75220-4420, and its telephone number is (214) 956-3400.

    Odyssey is currently the record owner of 69.9% of the outstanding Common Stock of the Company. In connection with its previously announced dissolution and liquidation, Odyssey intends to sell the Common Stock of the Company owned by it in the Offering. Based on a price of $15.00 per share (the midpoint of the estimated price range set forth on the cover of this Prospectus), Odyssey will receive an estimated $147.4 million of the $186.7 million of aggregate proceeds to be received by the Selling Stockholders, net of underwriting discounts and commissions, as a result of the Offering ($163.1 million of the $214.7 million of aggregate proceeds if the Underwriters' over-allotment option is exercised in full).

                                  THE OFFERING


Common Stock offered by the Selling Stockholders:
  U.S. Offering.........................................  11,276,858
  International Offering................................  2,000,000

Common Stock outstanding after the Offering.............  16,787,974 shares(1)

Use of proceeds.........................................  The Company will not receive any of the proceeds from the sale of
                                                          shares of Common Stock in the
                                                          Offering, all of which proceeds
                                                          will be received by the Selling
                                                          Stockholders.

New York Stock Exchange symbol..........................


------------------------


(1) Excludes (i) 2,958,152 shares of Common Stock issuable upon exercise of outstanding options under the Company's 1996 Stock Option Plan, all of which will be exercisable following consummation of the Offering, and (ii) shares reserved for issuance under the Company's proposed stock option plan. See "Management--Stock Option Plans."

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

THE COMPANY AND THE PREDECESSOR(1)


                                                 PREDECESSOR(2)
                                  --------------------------------------------                      COMPANY
                                                                                -----------------------------------------------
                                                                      PERIOD     PERIOD       YEAR
                                       YEAR ENDED DECEMBER 31,         ENDED      ENDED      ENDED
                                  ---------------------------------  SEPT. 19,  SEPT. 30,  SEPT. 30,
                                                 1994       1995       1996      1996(3)    1997(4)
                                               ---------  ---------  ---------  ---------  ----------     THREE MONTHS ENDED
                                                                                                             DECEMBER 31,
                                                                                                       ------------------------
                                     1993                                                                 1996         1997
                                  -----------                                                          -----------  -----------
                                  (UNAUDITED)                                                          (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues......................   $  43,135   $  50,725  $  65,579  $  55,186  $   3,555  $  140,719   $  30,966    $  42,635
  Gross profit..................      14,583      14,905     18,816     15,696      1,113      44,326       9,958       13,219
  Selling, general and
    administrative..............       9,773      10,785     12,488      8,897        463      21,048       4,447        6,040
  Compensation expense of stock
    options.....................          --          --         --         --         --          --          --          354
  Operating income..............       4,810       4,120      6,328      6,799        650      23,278       5,511        6,825
  Interest expense..............       1,682       2,017      2,251      1,512        184       5,263       1,547        1,204
  Provision for income
    taxes(5)....................          --          --         --         --        177       6,559       1,520        2,150
  Net income....................       3,175       2,200      4,104      5,306        289      11,603       2,444        3,522
  Earnings per share:
    Basic.......................                                                $     .02  $     0.73   $    0.16    $     .21
    Diluted.....................                                                      .02        0.70        0.16          .19
  Weighted average shares
    outstanding:
    Basic.......................                                                   15,118      15,897      15,118       16,583
    Diluted.....................                                                   15,118      16,509      15,118       18,158



                                        PREDECESSOR(2)
                               ---------------------------------                      COMPANY
                                                                  -----------------------------------------------
                                         DECEMBER 31,                 SEPTEMBER 30,
                               ---------------------------------  ---------------------
                                              1994       1995      1996(6)    1997(4)
                                            ---------  ---------  ---------  ----------        DECEMBER 31,
                                                                                         ------------------------
                                                                                            1996         1997
                                  1993                                                   -----------  -----------
                               -----------                                               (UNAUDITED)  (UNAUDITED)
                               (UNAUDITED)
BALANCE SHEET DATA:
  Current assets.............   $  50,758   $  50,376  $  58,962  $  86,611  $   99,680   $  89,178    $ 110,151
  Total assets...............      54,408      51,504     59,970     97,216     110,235      99,405      120,668
  Current liabilities........      11,044      10,078     33,548     22,308      28,076      23,162       31,633
  Long-term debt, less
    current maturities.......      20,266      16,929         --     55,500      49,000      53,500       52,000
  Stockholders' equity.......      21,704      23,103     25,027     19,408      33,159      22,743       37,035


------------------------

(1) The financial information for the Company is not comparable to the financial information of the Predecessor due to the acquisition of Aviall Aerospace, the impact of applying the purchase method of accounting to the acquisitions of Predecessor and Aviall Aerospace and the change in tax status of the Predecessor from a Subchapter S corporation to a C corporation.

(2) Tri-Star Aerospace, Inc. and subsidiary and affiliate.

(3) Reflects the results of operations for the 11 day period ended September 30, 1996.

(4) Following the acquisitions of the Predecessor and Aviall Aerospace, the Company changed the fiscal year end of the Predecessor from December 31 to September 30.

(5) The Predecessor's stockholders elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended. As a Subchapter S corporation, the earnings of the Predecessor were taxable to the individual stockholders, and therefore, the Predecessor did not record a provision for income taxes.

(6) The amounts shown as of September 30, 1996 reflect the consolidated balance sheet of the Company following the acquisitions of the Predecessor and Aviall Aerospace. The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the consolidated balance sheet reflects the results of combined operations from the acquisition date.

AVIALL AEROSPACE

                                                                                                          PERIOD
                                                                           YEAR ENDED DECEMBER 31,         ENDED
                                                                      ---------------------------------  SEPT. 19,
                                                                                     1994       1995      1996(1)
                                                                         1993      ---------  ---------  ---------
                                                                      -----------
                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues..........................................................   $  11,884   $  17,229  $  25,580  $  23,085
  Gross profit......................................................       3,156       2,945      5,802      5,035
  Selling, general and administrative(2)............................       5,803       5,654      5,884      4,730
  Operating income (loss)...........................................      (2,647)     (2,709)       (82)       305

BALANCE SHEET DATA:
  Current assets....................................................   $   8,244   $   6,680  $  17,022  $  20,528
  Total assets......................................................       9,756       8,011     18,345     21,790
  Current liabilities...............................................         534       2,778      5,145      3,195
  Long-term debt....................................................          --          --         --         --
  Intercompany debt.................................................       9,222       5,233     13,200     18,595

------------------------

(1) Aviall Aerospace was acquired by the Company on September 19, 1996 and accordingly, the operating results of Aviall Aerospace have been included in the Company's results of operations since September 20, 1996.

(2) During the periods presented, Aviall Aerospace was not operated or accounted for as a separate entity. As a result, intercompany allocations of certain expense items from Aviall Services, Inc., including corporate overhead, were reflected in the financial statements of Aviall Aerospace.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CAREFULLY CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK.

    DEPENDENCE ON COMMERCIAL AIRCRAFT INDUSTRY. The worldwide commercial aircraft industry is the primary market for the products distributed by the Company and the Company's services. Historically, demand from this industry has been subject to cyclical fluctuations, with orders from OEMs and other customers for aerospace hardware typically increasing or decreasing in advance of corresponding changes in the deliveries of new aircraft. The demand for new aircraft historically has been closely related to the financial performance of airlines, which in turn has been closely related to general economic conditions and changes in business cycles. Changes in the commercial airline market resulting in a reduction in the rate of future aircraft deliveries, including cancellations or deferrals of scheduled deliveries, could have a material adverse effect on the Company's results of operations and financial condition.

    CUSTOMER CONCENTRATION; DEPENDENCE ON JIT AGREEMENTS. A significant portion of the Company's business is dependent upon a limited number of large manufacturers of commercial aircraft and defense products. Direct sales to Boeing and Northrop Grumman, for example, accounted for approximately 24.8% (including 11.3% from former McDonnell Douglas facilities and 7.1% from former Rockwell International facilities) and 11.7% of the Company's fiscal 1997 net sales, respectively. In addition, under the terms of several of the Company's JIT agreements, the customer may terminate the agreement, subject to prior notice and/or other provisions, before the expiration of such agreement. The termination or renegotiation of any such agreement or the loss of one or more significant customers for any reason could have a material adverse effect on the Company's results of operations and financial condition. Furthermore, because of the relatively small number of customers for certain of the Company's products, such customers may be able to influence the Company's prices and other terms of sale with respect to such products.

    AVAILABILITY OF HARDWARE. As is customary in the aerospace hardware industry, the Company does not currently have long-term contracts with any of its suppliers. Any material disruption in the Company's sources of supply, particularly of the most commonly sold items, could have a material adverse effect upon the Company's results of operations and financial condition.

    GROWTH STRATEGY IMPLEMENTATION; ABILITY TO MANAGE GROWTH. The Company's growth strategy includes (i) expanding its JIT services, (ii) expanding its presence in non-OEM segments of the marketplace, (iii) increasing its international business, (iv) further implementing supply chain management initiatives, and (v) exploring acquisition opportunities. The Company's ability to execute its growth strategy will depend on a number of factors, including existing and emerging competition, the ability to maintain profit margins in the face of competitive pressures, the continued recruitment, training and retention of employees, the strength of demand for its services and the availability of capital to support its growth.

    Conducting business outside of the United States is subject to various risks, including changing economic and political conditions in the United States and abroad, major work stoppages, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, exchange controls, trade restrictions, transportation regulations, foreign investments and taxation. The Company has no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, may be unable to alter its business practices in time to avoid the adverse effect of any such changes.

    From time to time, the Company may evaluate or pursue opportunistic acquisitions of all or portions of other independent aerospace hardware and service providers whose assets or product lines would complement or expand the Company's existing operations. There can be no assurance that the Company will succeed in identifying appropriate acquisition candidates, arranging financing for acquisitions, consummating acquisitions on satisfactory terms or efficiently integrating acquired businesses.

    To manage anticipated growth, the Company must continuously evaluate the adequacy of its existing resources, systems and processes, including, among others, its management resources, management information systems and financial and accounting systems. There can be no assurance that management will adequately anticipate all of the changing demands that growth will impose on the Company's resources, systems and processes. Any failure to adequately anticipate and respond to such changing demands could have a material adverse effect on the Company's growth strategy. Any such adverse effect could result in the Company's growth and anticipated results of operations being less than management's expectations. See "Business--Growth Strategy."

    FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results are affected by many factors, including the timing of orders from large customers, the timing of expenditures for employees hired in anticipation of future sales and the mix of customers purchasing products in a particular period. Any of these factors, or any cancellations, reductions or delays in orders by a significant customer or group of customers, could have a material adverse effect on the Company's results of operations and financial condition.

    DEPENDENCE ON KEY PERSONNEL. The continued success of the Company is dependent to a significant degree upon the services of its executive officers and upon the Company's ability to attract and retain qualified personnel experienced in the various phases of the Company's business. Loss of the services of such employees, particularly Quentin Bourjeaurd, President and Chief Executive Officer of the Company, and Charles Balchunas, Chief Operating Officer of the Company, could adversely affect the operations of the Company. The Company has entered into executive employment agreements with a number of its key personnel, including Messrs. Bourjeaurd and Balchunas. See "Management--Employment Agreements." The Company does not maintain key man life insurance on the lives of any of its executive officers or key employees.

    COMPETITION. Numerous companies manufacture and/or distribute fasteners, fastening systems and related components that compete with the products the Company distributes. Certain of these competitors have greater financial resources than the Company. There can be no assurance that competitive pressures in any of the markets to which the Company distributes products will not have a material adverse effect on the Company's results of operations and financial condition. See "Business--Competition."

    DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS; YEAR 2000 COMPLIANCE. The Company believes that the successful operation of the Company's business is dependent in part on its computerized inventory management, order processing and distribution systems and other computer software programs and operating systems. These systems will require modification, improvement or replacement as the Company grows. The Company may, from time to time, experience delays, complications or expenses in integrating and operating these systems, any of which could have a material adverse effect upon the Company's results of operations and financial condition.

    The Company has been evaluating its computer software programs and operating systems to identify any as to which there may be a "Year 2000" issue and is currently taking steps to modify or replace its systems that are not Year 2000 compliant. While the Company believes that it will be able to achieve such Year 2000 compliance through a combination of modification and/or replacement of its existing programs and systems, no assurance can be given that these efforts will be successful or that such efforts will be completed on a timely basis. The failure to successfully complete such implementation on a timely basis may cause interruptions in operations which could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

    PRODUCT LIABILITY; CLAIMS EXPOSURE. The nature of the products distributed by the Company exposes it to potential liabilities resulting from the failure of an airframe, aircraft engine or other aircraft part manufactured with aerospace hardware supplied by the Company. The Company maintains product liability insurance to protect it from such liabilities; however, no assurance can be given that claims will not arise in the future or that such insurance coverage will be adequate. Additionally, there can be no assurance that insurance coverage can be maintained in the future at an acceptable cost. Any such liability not covered by insurance, or for which third party indemnification is not available, could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Product Liability and Legal Proceedings."

    GOVERNMENT REGULATION. While the Company's business is not currently regulated, the aerospace hardware it distributes must be accompanied by documentation which enables its customers to comply with applicable regulatory requirements. There can be no assurance that new and more stringent government regulations will not be adopted in the future or that any such new regulations, if enacted, would not have a material adverse effect on the Company's results of operations and financial condition.


    EMPLOYEE RELATIONS. Although none of the Company's employees is subject to a collective bargaining agreement, the Company may be subject to future unionization efforts. On March 25, 1998, the Company received a notice from the National Labor Relations Board in connection with a petition filed by a union organizer seeking a vote of the Company's warehouse employees for the Transport Workers Union of America to organize and represent such employees for collective bargaining purposes. The unionization of the Company's workforce could result in higher employee compensation and working condition demands that could increase the Company's operating costs or constrain its operating flexibility. See "Business-- Employees."


    NO PRIOR PUBLIC MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to the Offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop after the Offering or, if a trading market does develop, that it will be sustained or that shares of Common Stock could be resold at or above the initial public offering price. The initial public offering price of the Common Stock offered hereby will be determined through negotiations among the Company, the Selling Stockholders and the representatives of the Underwriters and may not be an indication of the actual value of the stock or of the price at which the Common Stock will actually trade after the Offering. After completion of the Offering, the market price of the Common Stock could be subject to significant variation due to fluctuations in the Company's operating results, changes in earnings estimates by securities analysts, the degree of success the Company achieves in implementing its business strategy, changes in business or regulatory conditions affecting the Company, its customers or its competitors, and other factors. In addition, the financial markets may experience volatility that affects the market prices of companies in ways unrelated to the operating performance of such companies, and such volatility may adversely affect the market price of the Common Stock.

    BENEFITS OF OFFERING TO EXISTING STOCKHOLDERS. Odyssey is selling an aggregate of 10,484,707 shares of Common Stock in the Offering (11,598,780 shares if the Underwriters' over-allotment option is exercised in full) in connection with the previously announced dissolution and liquidation of Odyssey. Odyssey will receive an estimated $147.4 million in proceeds from the sale of such shares based upon an initial public offering price of $15.00 per share (the midpoint of the estimated price range set forth on the cover of this Prospectus) and after deducting the estimated underwriting discounts and commissions, reflecting a net gain of $12.59 per share over the original cost of such shares to Odyssey and an aggregate net gain of approximately $132.0 million. In the event the Underwriters' over-allotment option is exercised in full, Odyssey will sell all of the shares of Common Stock currently owned of record by it. Stephen Berger, Muzzafar Mirza and William Hopkins, members of the Company's Board of Directors, are partners or principals of Odyssey and will be resigning from the Company's Board of Directors as soon as practicable after consummation of the Offering. In addition, several other Selling Stockholders presently serve or formerly served as directors and/or executive officers of the Company, including Richard P. Small, who will also resign from his position as Vice Chairman of the Company's Board of Directors as soon as practicable after consummation of the Offering. See "Principal and Selling Stockholders" and "Management-- Composition of the Board of Directors after the Offering."

    The existing stockholders of the Company will receive certain benefits from the sale of the Common Stock offered hereby. The Offering will establish a public market for the Common Stock and will provide increased liquidity to the existing stockholders for the shares of Common Stock they will own after the Offering, subject to certain limitations. See "Shares Eligible For Future Sale." Furthermore, the consummation of the Offering will cause certain of the stock options held by management of the Company to vest and become immediately exercisable. See "Management--Executive Compensation" and "--Stock Option Plans--1996 Stock Option Plan."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The initial public offering price of the Common Stock will be substantially higher than the net tangible book value per share of Common Stock. Accordingly, purchasers of Common Stock in the Offering will experience immediate and substantial dilution. See "Dilution."


    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock by existing stockholders (including shares issued upon exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offering, the Company will have outstanding 16,787,974 shares of Common Stock. Of such shares, the 13,276,858 shares sold in the Offering will be freely tradeable without restriction or limitation under the Securities Act of 1933, as amended (the "Securities Act"), unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. Subject to Rule 144 under the Securities Act (as currently in effect), after expiration of the lock-up periods described below (or earlier with the consent of the representative of the Underwriters), the remaining 3,511,116 shares will become eligible at various times for sale in the public marketplace. In addition, upon completion of the Offering, 2,958,152 shares of Common Stock will be issuable upon exercise of outstanding options under the Company's stock option plans and additional shares of Common Stock will be reserved for issuance under such plans. See "Management--Stock Option Plans."


    To the extent that the Underwriters' over-allotment option is not exercised fully, the Company has agreed to file a registration statement on Form S-8 following the expiration of the lock-up periods described below covering any shares subject to options granted to G. Bruce McInnis, one of the Selling Stockholders, under the Company's 1996 Stock Option Plan. Shares registered under such registration statement which are issued upon the exercise of options will be freely transferable in the open market.

    The Company, its directors and executive officers and current stockholders have agreed that, for a period of 180 days after the consummation of the Offering, they will not, without the prior written consent of BT Alex. Brown Incorporated, offer, sell or otherwise dispose of, any shares of Common Stock. See "Underwriting" and "Shares Eligible for Future Sale."

    CERTAIN CHARTER, BYLAW AND STATUTORY ANTI-TAKEOVER PROVISIONS. The Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws provide for a classified Board of Directors, restrict the ability of stockholders to call special meetings or take stockholder action by written consent, and contain advance notice requirements for stockholder proposals and nominations and special voting requirements for the amendment of the Certificate and Bylaws. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. The Company also will be subject to provisions of Delaware corporate law that will restrict the Company from engaging in certain business combinations with an interested stockholder, unless certain conditions are met or the business combination is approved by the Company's Board of Directors and/or stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. See "Description of Capital Stock."

    The Certificate authorizes the issuance of 10,000,000 shares of preferred stock, none of which is currently outstanding. Shares of preferred stock may be issued on such terms as the Company's Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, could have the effect of discouraging, or making more difficult, a third party's acquisition of a majority of the Company's outstanding voting stock. The Company has no plans to issue any shares of preferred stock. See "Description of Capital Stock--Preferred Stock."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock in the Offering, all of which proceeds will be received by the Selling Stockholders.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock and currently intends to retain all earnings for the foreseeable future for use in the operation and expansion of its business. Accordingly, the Company currently has no plans to pay dividends on its Common Stock. Under the terms of the Company's credit agreement, the Company is prohibited from paying dividends on its Common Stock. The payment of any future dividends will be determined by the Board of Directors of the Company in light of conditions then existing, including the Company's earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions and other factors.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of December 31, 1997. This table should be read in conjunction with the Consolidated Financial Statements and related Notes thereto of the Company included elsewhere in this Prospectus.


                                                                                                   DECEMBER 31,
                                                                                                     1997(1)
                                                                                                ------------------
                                                                                                  (IN THOUSANDS)
Total debt....................................................................................      $   52,500
Stockholders' equity:
  Preferred stock.............................................................................          --
  Common stock................................................................................             166
  Additional paid-in capital..................................................................          21,455
  Retained earnings...........................................................................          15,414
                                                                                                       -------
    Total stockholders' equity................................................................      $   37,035
                                                                                                       -------
Total capitalization..........................................................................      $   89,535
                                                                                                       -------
                                                                                                       -------


------------------------

(1) The Selling Stockholders will bear all of the expenses of registration and distribution of the shares of Common Stock sold in the Offering. The Company will receive up to approximately $2.7 million in proceeds from the exercise of options relating to shares of Common Stock included in the Offering (including proceeds from the exercise of options relating to shares included in the Underwriters' over-allotment option), which the Company will use for working capital and general corporate purposes.

                                    DILUTION


    The net tangible book value of the Company as of December 31, 1997 was $28.3 million or $1.43 per share of Common Stock. Net tangible book value is the Company's total tangible assets (total assets less intangible assets) less total liabilities at December 31, 1997. Net tangible book value per share is determined by dividing the net tangible book value by the number of outstanding shares of Common Stock, including the assumed exercise of all vested options, after consummation of the Offering. The net tangible book value dilution per share shown below represents the difference between the assumed amount per share paid by purchasers of Common Stock in the Offering (the midpoint of the price range set forth on the cover of this Prospectus) and the net tangible book value per share of Common Stock. The following table illustrates the per share dilution:


Assumed initial public offering price per share..................................  $   15.00
Net tangible book value per share................................................       1.43
                                                                                   ---------
Net tangible book value dilution per share.......................................  $   13.57
                                                                                   ---------
                                                                                   ---------

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

THE COMPANY AND THE PREDECESSOR(1)

    The following table sets forth selected historical financial data for the Company and the Predecessor. The selected financial data for the Predecessor for the year ended December 31, 1993, were derived from the unaudited combined financial statements of the Predecessor. The selected financial data for the Predecessor for the years ended December 31, 1994 and 1995, and for the period ended September 19, 1996, were derived from the audited combined financial statements of the Predecessor. The selected financial data for the Company for the period ended September 30, 1996, and for the year ended September 30, 1997, were derived from the audited consolidated financial statements of the Company. The selected financial data for the Company for the three-month periods ended December 31, 1996 and 1997 were derived from the unaudited consolidated financial statements of the Company included elsewhere herein, and, in the opinion of management of the Company, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations and financial condition.

    The selected consolidated financial and operating information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto of the Company and the Predecessor and other financial information included elsewhere in this Prospectus.

                                                           PREDECESSOR(2)
                                           ----------------------------------------------                COMPANY
                                                                                           -----------------------------------
                                                                                PERIOD       PERIOD      PERIOD
                                                YEAR ENDED DECEMBER 31,          ENDED        ENDED       ENDED
                                           ---------------------------------   SEPT. 19,    SEPT. 30,   SEPT. 30,     THREE
                                                          1994       1995        1996        1996(3)     1997(4)     MONTHS
                                                        ---------  ---------  -----------  -----------  ---------     ENDED
                                                                                                                    DECEMBER
                                                                                                                       31,
                                              1993                                                                 -----------
                                           -----------
                                           (UNAUDITED)                                                                1996
                                                                                                                   -----------
                                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues...............................   $  43,135   $  50,725  $  65,579   $  55,186    $   3,555   $ 140,719   $  30,966
  Gross profit...........................      14,583      14,905     18,816      15,696        1,113      44,326       9,958
  Selling, general and administrative....       9,773      10,785     12,488       8,897          463      21,048       4,447
  Compensation expense of stock options..          --          --         --          --           --          --          --
  Operating income.......................       4,810       4,120      6,328       6,799          650      23,278       5,511
  Interest expense.......................       1,682       2,017      2,251       1,512          184       5,263       1,547
  Provision for income taxes(5)..........          --          --         --          --          177       6,559       1,520
  Net income.............................       3,175       2,200      4,104       5,306          289      11,603       2,444
  Earnings per share:
    Basic................................                                                   $     .02   $    0.73   $    0.16
    Diluted..............................                                                         .02        0.70        0.16
  Weighted average shares outstanding:
    Basic................................                                                      15,118      15,897      15,118
    Diluted..............................                                                      15,118      16,509      15,118


                                           -----------
                                           (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
  Revenues...............................   $  42,635
  Gross profit...........................      13,219
  Selling, general and administrative....       6,040
  Compensation expense of stock options..         354
  Operating income.......................       6,825
  Interest expense.......................       1,204
  Provision for income taxes(5)..........       2,150
  Net income.............................       3,522
  Earnings per share:
    Basic................................   $    0.21
    Diluted..............................        0.19
  Weighted average shares outstanding:
    Basic................................      16,583
    Diluted..............................      18,158


                                                              PREDECESSOR(2)
                                                     ---------------------------------                COMPANY
                                                                                        -----------------------------------
                                                               DECEMBER 31,                 SEPTEMBER 30,
                                                     ---------------------------------  ----------------------
                                                                    1994       1995       1996(6)     1997(4)
                                                                  ---------  ---------  -----------  ---------   DECEMBER
                                                                                                                    31,
                                                                                                                -----------
                                                        1993                                                       1996
                                                     -----------                                                -----------
                                                     (UNAUDITED)                                                (UNAUDITED)
  BALANCE SHEET DATA:
  Current assets...................................   $  50,758   $  50,376  $  58,962   $  86,611   $  99,680   $  89,178
  Total assets.....................................      54,408      51,504     59,970      97,216     110,235      99,405
  Current liabilities..............................      11,044      10,078     33,548      22,308      28,076      23,162
  Long-term debt, less current maturities..........      20,266      16,929         --      55,500      49,000      53,500
  Stockholders' equity.............................      21,704      23,103     25,027      19,408      33,159      22,743


                                                     -----------

  BALANCE SHEET DATA:
  Current assets...................................   $ 110,151
  Total assets.....................................     120,668
  Current liabilities..............................      31,633
  Long-term debt, less current maturities..........      52,000
  Stockholders' equity.............................      37,035


------------------------------

(1) The financial information for the Company is not comparable to the financial information of the Predecessor due to the acquisition of Aviall Aerospace, the impact of applying the purchase method of accounting to the acquisitions of Predecessor and Aviall Aerospace and the change in tax status of the Predecessor from a Subchapter S corporation to a C corporation.

(2) Tri-Star Aerospace, Inc. and subsidiary and affiliate.

(3) Reflects the results of operations for the 11 day period ended September 30, 1996.

(4) Following the acquisitions of the Predecessor and Aviall Aerospace, the Company changed the fiscal year end of the Predecessor from December 31 to September 30.

(5) The Predecessor's stockholders elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended. As a Subchapter S corporation, the earnings of the Predecessor were taxable to the individual stockholders, and therefore, the Predecessor did not record a provision for income taxes.

(6) The amounts shown as of September 30, 1996 reflect the consolidated balance sheet of the Company following the acquisitions of the Predecessor and Aviall Aerospace. The acquisitions have been accounted for under the purchase method of accounting and, accordingly, the consolidated balance sheet reflects the results of combined operations from the acquisition date.

AVIALL AEROSPACE

    The following table sets forth selected historical financial data for Aviall Aerospace, a business unit of Aviall Services, Inc. The selected financial data for Aviall Aerospace for the year ended December 31, 1993, were derived from the unaudited financial statements of Aviall Aerospace. The selected financial data for Aviall Aerospace for the years ended December 31, 1994 and 1995 and the period ended September 19, 1996 were derived from the audited financial statements of Aviall Aerospace. The selected financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto of Aviall Aerospace and other financial information included elsewhere in the Prospectus.

                                                                                                                PERIOD
                                                                                 YEAR ENDED DECEMBER 31,         ENDED
                                                                             -------------------------------   SEPT. 19,
                                                                               1993       1994       1995       1996(1)
                                                                             ---------  ---------  ---------  -----------
STATEMENT OF OPERATIONS DATA:
  Revenues.................................................................  $  11,884  $  17,229  $  25,580   $  23,085
  Gross profit.............................................................      3,156      2,945      5,802       5,035
  Selling, general and administrative(2)...................................      5,803      5,654      5,884       4,730
  Operating income (loss)..................................................     (2,647)    (2,709)       (82)        305

BALANCE SHEET DATA:
  Current assets...........................................................  $   8,244  $   6,680  $  17,022   $  20,528
  Total assets.............................................................      9,756      8,011     18,345      21,790
  Current liabilities......................................................        534      2,778      5,145       3,195
  Long-term debt...........................................................         --         --         --          --
  Intercompany debt........................................................      9,222      5,233     13,200      18,595

------------------------------

(1) Aviall Aerospace was acquired by the Company on September 19, 1996 and accordingly, the operating results of Aviall Aerospace have been included in the Company's results of operations since September 20, 1996.

(2) During the periods presented, Aviall Aerospace was not operated or accounted for as a separate entity. As a result, intercompany allocations of certain expense items from Aviall Services, Inc., including corporate overhead, were reflected in the financial statements of Aviall Aerospace.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

GENERAL

    The Company was formed on August 21, 1996 and began operations on September 19, 1996, when it acquired the Predecessor and Aviall Aerospace through simultaneous transactions. The acquisitions were accounted for under the purchase method of accounting and, accordingly, the operating results beginning September 20, 1996 reflect combined operations. Following consummation of the acquisitions, the Company changed the fiscal year end of the Predecessor from December 31 to September 30.

    The Company generates a portion of its revenues from sales to customers outside of the United States. The Company's revenues from foreign customers represented $19.2 million in its fiscal year ended September 30, 1997, or approximately 13.6% of total revenues. All of the Company's revenues are invoiced in United States dollars.

    The Company recognizes revenues from JIT services and conventional sales. Revenues are recognized at the time of shipment. The principal elements comprising TriStar's cost of goods sold are costs of aerospace hardware, freight charges and a provision for excess and obsolete inventory. TriStar does not manufacture or alter the products that it distributes and, therefore, does not incur significant labor or overhead costs associated with product sales. Gross profit represents revenues less cost of goods sold. TriStar's selling, general and administrative expenses are comprised mainly of labor and benefit costs and operating and occupancy expenses associated with the corporate office and the Company's warehousing and distribution facilities.

MATTERS AFFECTING COMPARABILITY

    For the year ended September 30, 1997, the financial statements of the Company include the results of the Predecessor and Aviall Aerospace combined for a full year of operations. The periods from January 1, 1996 to September 19, 1996 for the Predecessor and Aviall Aerospace represent the stand-alone operations of each entity for less than a full year of operations. The years ended December 31, 1995 for the Predecessor and Aviall Aerospace represent the stand-alone operations of each entity for a full year of operations. Due to the differences in the length of the various periods and the acquisition of the Predecessor and Aviall Aerospace by the Company, comparison of periods may not be meaningful and are not necessarily indicative of future results.

RESULTS OF OPERATIONS OF THE COMPANY AND THE PREDECESSOR

    The following table sets forth for the periods indicated the percentage of revenues represented by certain items in the statements of operations of the Company and the Predecessor:


                                                                  PREDECESSOR                   COMPANY
                                                              --------------------  -------------------------------
                                                                YEAR      PERIOD      YEAR      THREE MONTHS ENDED
                                                                ENDED      ENDED      ENDED        DECEMBER 31,
                                                              DEC. 31,   SEPT. 19,  SEPT. 30,  --------------------
                                                                1995       1996       1997       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenues....................................................     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold..........................................      71.3%      71.6%      68.5%      67.8%      69.0%
                                                              ---------  ---------  ---------  ---------  ---------
Gross profit................................................      28.7%      28.4%      31.5%      32.2%      31.0%
Selling, general and administrative.........................      19.0%      16.1%      15.0%      14.4%      15.0%
                                                              ---------  ---------  ---------  ---------  ---------
Operating income............................................       9.7%      12.3%      16.5%      17.8%      16.0%
Interest expense............................................       3.4%       2.7%       3.7%       5.0%       2.8%
Other income................................................       0.0%       0.0%      (0.1%)      0.0%      (0.1%)
                                                              ---------  ---------  ---------  ---------  ---------
Income before taxes.........................................       6.3%       9.6%      12.9%      12.8%      13.3%
Provision for income taxes..................................       0.0%       0.0%       4.7%       4.9%       5.0%
                                                              ---------  ---------  ---------  ---------  ---------
Net income..................................................       6.3%       9.6%       8.2%       7.9%       8.3%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------


    THE COMPANY

   THREE MONTH PERIOD ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTH PERIOD ENDED DECEMBER 31, 1996.

    REVENUES--Revenues increased $11.6 million, or 37.4%, to $42.6 million for the three month period ended December 31, 1997, compared to $31.0 million for the same period in 1996. The Company's revenues have increased primarily due to growth in customer demand resulting from increased commercial aircraft build rates.

    GROSS PROFIT--Gross profit increased $3.2 million, or 32.0%, to $13.2 million for the three month period ended December 31, 1997, compared to $10.0 million for the same period in 1996. The increase in gross profit was primarily due to an increase in revenues, as discussed above, partially offset by a decrease in gross margin to 31.0% for the three months ended December 31, 1997 from 32.2% for the same period in 1996. The decrease in the gross margin was primarily due to a retroactive price increase of approximately $400,000 collected from a major JIT customer in December 1996.


    SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses, including compensation expense of stock options, increased $1.9 million, or 43.2%, to $6.4 million for the three month period ended December 31, 1997, compared to $4.4 million for the same period in 1996. The increase was primarily due to increased personnel costs necessary to support the growth in revenues, including $354,000 of compensation expense for the issuance of stock options at a discount from the fair market value at the date of grant. Selling, general and administrative expenses as a percentage of revenues were 14.2% for the three month period ended December 31, 1997, compared to 14.4% for the same period in 1996.


    INTEREST EXPENSE--Interest expense decreased approximately $343,000, or 22.9%, to $1.2 million for the three months ended December 31, 1997, compared to $1.5 million for the same period in 1996. The decrease in interest expense was primarily due to lower debt levels resulting from positive cash flows from operations and the conversion of a note payable to Common Stock on January 15, 1997.


    NET INCOME--Net income increased $1.1 million, or 45.8%, to $3.5 million for the three months ended December 31, 1997, compared to $2.4 million for the same period in 1996. The increase in net income was primarily due to an increase in revenues and a decrease in interest expense, partially offset by a decrease in gross margin.

    THE COMPANY AND THE PREDECESSOR


   THE COMPANY'S YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO THE PREDECESSOR'S PERIOD BEGINNING
    JANUARY 1, 1996 AND ENDED SEPTEMBER 19, 1996.


    REVENUES--Revenues increased $85.5 million, or 154.9%, to $140.7 million for the year ended September 30, 1997, compared to $55.2 million for the Predecessor's period ended September 19, 1996. The increase was primarily due to the acquisition of Aviall Aerospace, the 1997 amount representing a full year of operations and growth in customer demand resulting from increased commercial aircraft build rates, as well as the expansion of SKUs sold under JIT agreements with five of the Company's major customers resulting from their increased acceptance of the Company's JIT services.

    GROSS PROFIT--Gross profit increased $28.6 million, or 182.2%, to $44.3 million for the year ended September 30, 1997, compared to $15.7 million for the Predecessor's period ended September 19, 1996. The increase was due primarily to the increase in revenues, as discussed above. In addition, the gross margin increased 3.1% to 31.5% for the year ended September 30, 1997, compared to 28.4% for the Predecessor's period ended September 19, 1996. The increase was primarily a result of a lower provision for excess and obsolete inventory during 1997 versus 1996, due to the Company's ability to better manage inventory turnover and the general economic upturn in the aerospace industry, as well as a retroactive price increase collected from a major JIT customer in December 1996 and a general improvement in pricing.

    SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses increased $12.1 million, or 136.0%, to $21.0 million for the year ended September 30, 1997, compared to $8.9 million for the Predecessor's period ended September 19, 1996. The increase was primarily due to the acquisition of Aviall Aerospace, the 1997 amount representing a full year of operations and growth in revenues. Selling, general and administrative expenses as a percentage of revenues decreased 1.1% to 15.0% for the year ended September 30, 1997, compared to 16.1% for the period ended September 19, 1996, primarily due to overhead efficiencies resulting from the acquisitions of the Predecessor and Aviall Aerospace.

    INTEREST EXPENSES--Interest expense increased $3.8 million, or 253.3%, to $5.3 million for the year ended September 30, 1997, compared to $1.5 million for the Predecessor's period ended September 19, 1996. The increase was primarily due to the effect of the financing required to complete the acquisitions of the Predecessor and Aviall Aerospace and the 1997 amount representing a full year of operations. See "Liquidity and Capital Resources."

    PROVISION FOR INCOME TAXES--The provision for income taxes for the year ended September 30, 1997 increased $6.6 million over the Predecessor's period ended September 19, 1996. This increase was due to the results of operations for the period ended September 19, 1996 including only the operations of the Predecessor, which elected to be treated under the provisions of Subchapter S of the Internal Revenue Code of 1986, as amended. As a Subchapter S corporation, the earnings of the Predecessor were taxable to the stockholders of the Predecessor and, therefore, the Predecessor did not record a provision for income taxes. During 1997, the Company was subject to corporate income taxes.

    NET INCOME--Net income increased $6.3 million, or 118.9%, to $11.6 million for the year ended September 30, 1997, compared to $5.3 million for the Predecessor's period ended September 19, 1996. The increase was primarily due to the acquisition of Aviall Aerospace, the 1997 amount representing a full year of operations and the growth of revenues, offset by the effects of the Company being subject to income taxes which were not applicable to the Predecessor as a Subchapter S corporation.

    THE PREDECESSOR

   PERIOD BEGINNING JANUARY 1, 1996 AND ENDED SEPTEMBER 19, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995.

    REVENUES--Revenues decreased $10.4 million, or 15.9%, to $55.2 million for the period ended September 19, 1996, compared to $65.6 million for the year ended December 31, 1995. The decrease was primarily due to the 1995 revenue amount representing a full year of operations. However, average daily sales during the period ended September 19, 1996 increased by 17.2% over average daily sales during the year ended December 31, 1995, primarily resulting from a growth in demand resulting from increased commercial aircraft build rates, as well as the expansion of SKUs sold under JIT agreements with two of the Company's major customers resulting from their increased acceptance of the Company's JIT services.

    GROSS PROFIT--Gross profit decreased $3.1 million, or 16.5%, to $15.7 million for the period ended September 19, 1996, compared to $18.8 million for the year ended December 31, 1995. The decrease in gross profit was primarily due to the 1995 amount representing a full year of operations, partially offset by the increase in average daily sales, as discussed above. Additionally, the gross margin decreased 0.3% to 28.4% for the period ended September 19, 1996, compared to 28.7% for the year ended December 31, 1995.

    SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses decreased $3.6 million, or 28.8%, to $8.9 million for the period ended September 19, 1996, compared to $12.5 million for the year ended December 31, 1995. The decrease was primarily due to the 1995 amount representing a full year of operations. Selling, general and administrative expenses as a percentage of revenues was 16.1% for the period ended September 19, 1996, compared to 19.0% for the year ended December 31, 1995. The decrease was primarily due to the increase in average daily sales, as discussed above, without a proportional increase in selling, general and administrative expenses, due to operating efficiencies realized by the Company.

    INTEREST EXPENSE--Interest expense decreased approximately $739,000, or 32.1%, to $1.5 million for period ended September 19, 1996, compared to $2.3 million for the year ended December 31, 1995. The decrease was primarily due to the 1995 amount representing a full year of interest expense.

    NET INCOME--Net income increased $1.2 million, or 29.3%, to $5.3 million for the period ended September 19, 1996, compared to $4.1 million for the year ended December 31, 1995. The increase in net income was primarily due to the increase in average daily sales without a proportional increase in selling, general and administrative expense, as discussed above, partially offset by 1995 representing a full year of operations.

RESULTS OF OPERATIONS OF AVIALL AEROSPACE

    The following table sets forth for the periods indicated the percentage of revenues represented by certain items in the statements of operations of Aviall
Aerospace:

                                                                                YEAR         PERIOD
                                                                               ENDED          ENDED
                                                                            DECEMBER 31,  SEPTEMBER 19,
                                                                                1995          1996
                                                                            ------------  -------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................................................       100.0%        100.0%
Cost of goods sold........................................................        77.3%         78.2%
                                                                            ------------  -------------
Gross profit..............................................................        22.7%         21.8%
Selling, general and administrative.......................................        23.0%         20.5%
                                                                            ------------  -------------
Operating income (loss)...................................................        (0.3%)         1.3%
                                                                            ------------  -------------
                                                                            ------------  -------------

   PERIOD BEGINNING JANUARY 1, 1996 AND ENDED SEPTEMBER 19, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995


    REVENUES--Revenues decreased $2.5 million, or 9.8%, to $23.1 million for the period ended September 19, 1996, compared to $25.6 million for the year ended December 31, 1995. The decrease was due to the 1995 revenue amount representing a full year of operations. However, average daily sales during the period ended September 19, 1996 increased by 25.6% over average daily sales during the year ended December 31, 1995. This increase was primarily attributable to higher sales under two of Aviall Aerospace's JIT agreements.


    GROSS PROFIT--Gross profit decreased approximately $767,000, or 13.2%, to $5.0 million for the period ended September 19, 1996, compared to $5.8 million for the year ended December 31, 1995. The decrease in gross profit was primarily due to the 1995 amount representing a full year of operations, partially offset by the increase in average daily sales, as discussed above. Additionally, the gross margin decreased 0.9% to 21.8% for the period ended September 19, 1996, compared to 22.7% for the year ended December 31, 1995. The decrease in the gross margin was primarily due to price increases for certain aerospace hardware parts which were not passed on to customers.

    SELLING, GENERAL AND ADMINISTRATIVE--Selling, general and administrative expenses decreased $1.2 million, or 20.3%, to $4.7 million for the period ended September 19, 1996, compared to $5.9 million for the year ended December 31, 1995. The decrease in expenses was primarily due to the 1995 amount representing a full year of operations. Selling, general and administrative expenses as a percentage of revenues was 20.5% for the period ended September 19, 1996, compared to 23.0% for the year ended December 31, 1995. The decrease was primarily due to the increase in average daily sales, as discussed above, without a proportional increase in selling, general and administrative expenses. Because Aviall Aerospace was an operating division of Aviall Services, Inc. ("Aviall Services") during the periods presented and was not accounted for as a separate entity, the amounts for selling, general and administrative expenses above include allocations of Aviall Service's corporate overhead to Aviall Aerospace in the amounts of $1.2 million and $1.7 million for the periods ended September 19, 1996 and the year ended December 31, 1995, respectively.

    OPERATING INCOME (LOSS)--Operating income (loss) increased $387,000 to $305,000 for the period ended September 19, 1996, compared to ($82,000) for the year ended December 31, 1995. The increase in operating income was primarily due to the increase in average daily sales without a proportional increase in selling, general and administrative expenses, as discussed above.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's liquidity requirements consist primarily of working capital needs, capital expenditures and scheduled payments of interest on its indebtedness under the Credit Agreement referred to below. The Company's working capital requirements have increased as a result of higher accounts receivable and inventory levels needed to support its growth in revenues. The Company's working capital was $78.4 million as of December 31, 1997.

    In connection with the acquisitions of the Predecessor and Aviall Aerospace, on September 19, 1996, the Company entered into a credit agreement with a syndicate of lenders (as amended, the "Credit Agreement"). Simultaneously with the execution of the Credit Agreement, the Company executed term notes (the "Term Notes") in the aggregate amount of $50.0 million. The Term Notes require quarterly interest payments based on a specified "Base Rate" or the Eurodollar rate plus a spread and annual principal payments of $500,000 due September 1997 through 2002 with the remaining principal balance due September 30, 2003.

    The Company also has a $30.0 million revolving credit facility (the "Revolver") under the Credit Agreement. As of December 31, 1997, the Company had borrowings of $3.0 million outstanding under the

Revolver. Interest on borrowings under the Revolver is payable quarterly based upon the Base Rate or the Eurodollar Rate plus a spread. The commitments under the Revolver must be reduced by $15.0 million in September 2000 and 2001.


    The Term Notes and Revolver provide for borrowings of up to $80.0 million of which the Company had total borrowings of $63.5 million at April 3, 1998. The Company's debt is collateralized by substantially all the assets of the Company and its subsidiaries and is subject to certain financial covenants.


    For the year ended September 30, 1997, net cash provided by operating activities was $9.6 million. The cash flows from operations for fiscal 1997 consisted primarily of net income of $11.6 million and non-cash charges of $2.5 million, less changes in working capital items of $4.5 million.


    The Company's capital expenditures were $1.0 million in fiscal 1997. In 1996, the Company also used $70.0 million in cash in connection with the acquisitions of the Predecessor and Aviall Aerospace. The Company's net cash used by financing activities in fiscal 1997 was $5.4 million, consisting primarily of payments made on the Revolver.


    The Company expects to spend approximately $3.0 million for capital expenditures in fiscal 1998. These capital expenditures will relate principally to computer system (both software and hardware) upgrades, conversion and implementation costs. Additional costs related to the conversion and implementation will be incurred throughout 1999 and are currently estimated to be approximately $2.0 million.

    The Company believes internally generated cash flow and amounts that may be available under the Revolver will provide adequate funds to meet its working capital needs, planned capital expenditures and debt service obligations.

YEAR 2000 COMPLIANCE

    The Company has been evaluating its computer software programs and operating systems to identify any as to which there may be a "Year 2000" issue and is currently taking steps to modify or replace its systems that are not Year 2000 compliant. The so-called "Year 2000" issue is the result of computer programs being written using two digits (rather than four) to define the applicable year, resulting in incorrect calculations for the year 2000 and beyond. Based on present information, the Company believes that it will be able to achieve such Year 2000 compliance through a combination of modifications to some existing programs and systems, and the replacement of other programs and systems. Anticipated expenses to design and implement the modifications or replacement systems are not expected to exceed $200,000 and will be incurred in fiscal 1998 and 1999.

EFFECTS OF INFLATION

    The Company does not believe that inflation has had a significant impact on its results of operations in recent years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share," which the Company adopted in its first quarter fiscal 1998 financial statements. This new standard establishes methods for computing and presenting earnings per share ("EPS") and also simplifies the previous standards found in APB Opinion No. 15, "Earnings Per Share." It requires dual presentation of basic and diluted EPS on the Statements of Consolidated Operations. The adoption of this standard did not have a significant impact on the Company's earnings per share calculations.

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which is effective in fiscal year 1999. This new statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. The statement requires that an enterprise (i) classify items of other comprehensive income by their nature in a financial statement and
(ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company does not expect the impact of this new statement to have a material impact on its consolidated financial statements.

    In June 1997, the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which is effective in fiscal year 1999. This new statement revises standards for public companies to report information about segments of their business and also requires disclosure of selected segment information in quarterly financial reports. The statement also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has not yet determined the impact this new statement may have on disclosures in its consolidated financial statements.

                               INDUSTRY OVERVIEW


    The aerospace hardware industry is highly fragmented and is comprised of a large number of manufacturers and an even greater number of distributors. The Company estimates the worldwide market for aerospace hardware to be approximately $1.5 billion, which is divided into approximately $750 million of direct sales by manufacturers and $750 million of sales by distributors. The Company believes that the percentage of sales made by distributors directly to end users has and will continue to increase. Although there are more than 100 manufacturers of aerospace hardware, the top 20 manufacturers represent a substantial portion of aerospace hardware manufacturing sales. Many of these manufacturers have experienced significant sales growth over the past two years due largely to the growth in commercial aircraft build rates. The distribution segment of the aerospace hardware industry is even more fragmented than the manufacturing segment; however, the four largest distributors based on annual sales (including the Company) account for a significant portion of total sales.


    Distributors continue to play an increasingly important role in the aerospace hardware industry due to supply and demand disruptions which characterize the industry and are caused by (i) the high number of SKUs (in excess of 250,000) required to manufacture and repair aircraft, (ii) the economics of fastener manufacturing, which tend to favor long production runs which allow for more efficient amortization of fixed set-up costs and (iii) manufacturing inefficiencies (i.e., batch and queue processes). The high number of SKUs makes forecasting an extremely complex task for end users who must decide on the optimal quantity and timing of orders. It also requires end users to invest heavily in personnel and systems to manage the constant flow of products. Therefore, to meet their inventory needs, end users are required to invest in costly infrastructures to procure and manage tens of thousands of SKUs and millions of parts. The second and third factors cited above (long production runs and manufacturing inefficiencies) create a divergence between the quantity of aerospace hardware demanded by customers (based on forecasted usage) and the quantity which must be produced by manufacturers to derive a profit. As a result, end users experience both shortages of critical product and excess supply of non-critical product.

    The maintenance of the material management infrastructures cited above can generate total processing costs which exceed the low per-unit cost of the part itself. In addition, to minimize costly production stoppages caused by parts shortages, end users have been forced to invest valuable working capital into excess inventories. Aerospace hardware distributors act as a conduit to minimize these potential supply chain disruptions by aggregating demand from a large number of end users and sourcing hardware from multiple suppliers, thereby smoothing the disparity in the supply and demand requirements of the marketplace. As a result, the Company believes that breadth of supplier and customer bases and, most importantly, access to reliable usage data which can be used to forecast customer and supplier requirements are key competitive advantages in the aerospace distribution marketplace.

                                    BUSINESS

GENERAL


    Based on annual sales by the Company and its competitors in the aerospace hardware industry, the Company is both a leading distributor of aerospace hardware and a leading provider of customized inventory management services to OEMs of aircraft and aircraft components, to commercial airlines and to MRO facilities. While approximately 59% of the Company's revenues for fiscal 1997 were derived from conventional sales, a substantial and growing percentage of the Company's revenues are derived from sales of aerospace hardware pursuant to long-term JIT agreements under which TriStar performs a wide variety of value-added services. For fiscal 1997, JIT revenues represented approximately 41% of the Company's total revenues. The Company's JIT services are provided through comprehensive and flexible outsourcing programs under which the Company provides some or all of the material management functions necessary to procure and manage aerospace hardware for its customers. The Company derives income from its JIT services principally through margins earned on products sold under its JIT agreements. The Company believes that, through the Predecessor, it was a pioneer of JIT services in the aerospace hardware industry and that today the Company is a leading provider of inventory management services to this industry. TriStar currently provides JIT services under long-term agreements to a number of leading aerospace and aircraft-related companies including, among others, Boeing (including former McDonnell Douglas and Rockwell International facilities), Northrop Grumman, Bell Helicopter, Gulfstream, United Airlines, British Airways and Federal Express. Through its JIT programs and conventional sales, the Company processed over 950,000 transactions involving over 78,000 SKUs in fiscal 1997, resulting in over $140 million of sales to approximately 2,000 customers.


    TriStar's JIT services are designed to provide solutions for its customers by overcoming the inefficiencies inherent in the supply chain for aerospace hardware. Under the terms of its JIT agreements, the Company's personnel, processes and management information systems enable customers to outsource all or a portion of the planning, purchasing, receiving, documentation, inspection, storage, shipment, quality assurance and other functions associated with the procurement and management of aerospace hardware. The Company's substantial experience in developing and implementing JIT services enables it to create programs specifically tailored to the needs of its customers. In many cases, the Company assigns its own trained personnel to work on-site at the customer's facilities. By outsourcing the procurement and management of aerospace hardware to TriStar, the Company's customers can realize significant cost savings and production efficiencies principally as a result of (i) the elimination of process costs relating to the planning, purchasing and expediting of aerospace hardware, (ii) a reduction in carrying costs, including labor, financing and overhead charges, (iii) a reduction in parts shortages, which can lead to costly production line stoppages and (iv) a reduction in product costs.

    TriStar's leading market position as a provider of value-added inventory management services provides it with large amounts of information on its customers' usage patterns with respect to individual aerospace hardware parts. This information is recorded electronically through the Company's order and fulfillment processes. The Company compiles usage data from each of its customers and analyzes the data in the context of historical usage trends to forecast aggregate and customer-specific demand for individual aerospace hardware parts. The Company uses these demand forecasts when ordering aerospace hardware to ensure efficient and reliable delivery to its customers while optimizing its own inventory. In addition, TriStar intends to utilize these forecasts to provide its primary suppliers with reliable demand data to allow them to better schedule their manufacturing processes.


    Recognizing the benefits that outsourcing could provide to end users of aerospace hardware, in 1990 the Predecessor developed new sales efforts, operating processes and systems to provide these services. By 1991 it had secured its first JIT agreement with Rockwell International, and by the end of 1993 had secured JIT agreements with Grumman, Beech Aircraft and Gulfstream. Today the Company has expanded its JIT programs to include 19 agreements with 10 companies servicing over 25 facilities in the United States, Canada, France and England. In addition, JIT revenues have grown at a compound annual rate of 51.9% from January 1, 1996 through September 30, 1997 to $57.6 million, representing approximately 41% of the Company's total revenues for fiscal 1997. Strong growth in the Company's JIT programs enabled it to increase revenues at a time when the aerospace industry was experiencing a significant downturn in the early and mid-1990's. The Company believes that OEMs, airlines and MRO facilities will continue to outsource their aerospace hardware procurement and management needs in order to focus on their core businesses and reduce costs. The Company believes that its status as a leading provider of JIT services favorably positions it to benefit from this trend and to increase its share of the aerospace hardware market.

COMPANY STRENGTHS

    The Company believes it has a number of core strengths which have resulted in consistent growth of sales and earnings despite the historically cyclical nature of the aerospace industry. The principal factors contributing to TriStar's emergence as a market leader are:

    - LEADING PROVIDER OF JIT SERVICES. The Company's long-term JIT agreements provide it with a number of competitive advantages. JIT programs provide TriStar with growth opportunities which are not directly tied to aerospace industry cycles. By expanding the products and services under existing JIT agreements and establishing new JIT agreements, TriStar should be able to increase its share of the aerospace hardware market even during cyclical downturns in the aerospace industry. JIT programs enable TriStar to aggregate purchases of hardware across multiple customers, thereby reducing acquisition costs and improving margins. JIT programs provide TriStar with reliable real-time data regarding the usage patterns of aerospace hardware across a wide customer base since they typically encompass all of the customer's purchases of a particular part. By aggregating and analyzing this data, TriStar is better able to forecast and manage its own aerospace hardware needs and those of its customers. JIT programs typically result in the Company receiving additional conventional sales opportunities due to its status as a preferred supplier to the customer. In addition, JIT programs integrate the Company's programs and systems with the operations of its customers. As a result, management believes its customers would incur significant switching costs and inconvenience in replacing the Company's programs and systems in the event they were to engage another supplier.

    - DATABASE OF HISTORICAL USAGE INFORMATION. TriStar has made significant investments in information systems which have enabled the Company to develop an in-depth database of its customers' historical usage patterns relating to all of the aerospace hardware in the Company's inventory. This database includes historical usage patterns for each of the Company's JIT and conventional sales customers, as well as lists of acceptable substitutes for each aerospace hardware part in its inventory according to each customer's specifications. By continually analyzing this information, the Company is able to gain insight into the likely future usage patterns of each particular part it distributes. Accordingly, the database provides TriStar with an important tool in managing its own inventory positions as well as those of its customers. The Company believes that its accumulation of historical information and its experience in managing inventories add stability to its JIT customer base by providing a foundation of knowledge unique to its customers and unmatched by its competitors.

    - QUALITY ASSURANCE AND RELIABILITY. Management believes that one of the key factors which has contributed to the Company's success and position within its industry is its quality assurance program and its reputation for reliability. The Company's quality assurance program includes physical inspection of substantially all incoming shipments as well as electronic storage of manufacturers' certifications. The Company scans all required documentation received from manufacturers into its optical imaging system which allows such documentation to be electronically retrieved for instant traceability. In addition, the Company's processes and systems have been designed to ensure the timely and consistent delivery of products and services. These processes and systems have allowed the Company to establish a reputation for reliability with its customers which has contributed to its growth, particularly with respect to its JIT programs.

    - SIGNIFICANT ECONOMIES OF SCALE RELATING TO SIZE. The Company maintains an on-hand inventory of over 100,000 SKUs for its customers' diverse aerospace hardware requirements. This inventory is supported by sophisticated order processing, inventory management and reporting systems. As one of the largest aerospace hardware distributors, TriStar makes significant annual purchases of inventory on behalf of its many customers. As a result, the Company believes that it is one of the largest customers of many of its suppliers, allowing it to take advantage of price reductions associated with large volume purchases. The Company believes that it is favorably positioned, as customers are reducing the number of aerospace hardware suppliers to those that are technologically sophisticated and well-capitalized and which can provide full service and a broad range of products.

    - STRONG RELATIONSHIPS WITH LEADING FASTENER MANUFACTURERS. TriStar has long-established relationships with substantially all of the major suppliers of aerospace hardware, including Fairchild, Huck, SPS, Kaynar and Hi-Shear. TriStar has been designated an Authorized Distributor by more than 65 manufacturers of aerospace hardware, including most of the major fastener manufacturers.

GROWTH STRATEGY

    Management has identified the following strategies which it believes provide specific opportunities for profitable growth:

    - JIT SERVICES EXPANSION. The Company's strong growth has been generated internally and has been due in large part to the success of its JIT programs. The Company intends to continue to expand its JIT business by increasing the number of SKUs, services and products offered and the number of facilities covered under existing JIT agreements. In addition, the Company has targeted additional JIT customers which include airlines, air cargo companies, MRO facilities and smaller OEMs. For example, the Company recently signed a five-year agreement to provide JIT services to Federal Express.

    - INCREASED AFTERMARKET PENETRATION. The Company intends to increase its penetration of non-OEM segments of its marketplace, including the airline and MRO facility segments, by (i) further expanding its product offerings in response to the inventory needs of participants in these market segments, (ii) continuing to tailor its JIT services to meet the specific demands of these participants and (iii) increasing its sales and marketing efforts to these participants. The Company has recently established an airline marketing group to focus on increasing market penetration of that sector.

    - INTERNATIONAL EXPANSION. The Company plans to expand its presence and increase its market penetration in Europe and Asia through expansion of its product offerings to include additional European standard (i.e., Airbus) parts. The Company recently entered into a supply agreement with Aerospatiale, a member of the Airbus consortium, and plans to establish sales, JIT services and warehousing operations in France in the near future. The Company anticipates that this recent supply agreement will help to position the Company as a supplier of aerospace hardware to the Airbus aftermarket and assist in attracting other European aerospace customers. The Company also plans to pursue strategic alliances in the Pacific Rim and Asia.

    - SUPPLY CHAIN MANAGEMENT. The Company acts as a conduit between its customers and suppliers to minimize imbalances in the supply and demand of aerospace hardware. The Company's database of its customers' historical usage patterns, including the types and quantities of aerospace hardware used and the timing of purchases, is a valuable asset which the Company utilizes to forecast aggregate and customer specific demand. The Company has long-standing relationships with its key suppliers and believes that an opportunity exists to achieve greater efficiency in the aerospace hardware supply chain through the establishment of long-term agreements with suppliers. By utilizing its historical database to provide manufacturers with demand forecasts, the Company believes it can alleviate a portion of the supply chain disruptions usually associated with the cyclicality of the aerospace industry, which have adversely affected the Company's customers and suppliers in the past.

    - STRATEGIC ACQUISITIONS. The aerospace hardware distribution industry is comprised of a small number of large companies, such as TriStar, and numerous small, local and regional businesses. The Company believes that opportunities exist to consolidate the aerospace hardware industry through strategic acquisitions. In addition, the Company believes that the acquisition of certain of its competitors would enable it to broaden its product line and enter new and/or under-penetrated markets.

AEROSPACE HARDWARE DISTRIBUTION SERVICES

    The Company's business can be separated into two broad categories: JIT services and conventional sales, as discussed below.

    JIT SERVICES


    Under the terms of its JIT agreements, the Company's personnel, processes and management information systems enable customers to outsource all or a portion of the planning, purchasing, receiving, documentation, inspection, storage, shipment and quality assurance functions associated with the procurement and management of aerospace hardware. The Company's substantial experience in developing and implementing JIT services enables it to create programs specifically tailored to the needs of its customers. In many cases, the Company assigns its own trained personnel to work on-site at the customer's facilities to place orders, monitor inventory bins and manage receipts. Under a typical JIT program, TriStar first analyzes the historical and projected usage patterns of the aerospace hardware parts included in the JIT agreement. The Company then establishes bar-coded inventory bins at the customer's manufacturing facility located at strategic points along the production line. If needed, the Company will establish a forward stocking location ("FSL") near the customer's manufacturing facility which is stocked with the required aerospace hardware. TriStar representatives inspect the floor bins on a regular basis and scan those bins requiring replenishment using bar-code technology. This information is transferred via electronic data interchange to the Company's management information systems to determine restocking needs, update usage rates, assess adequacy of available stocks and calculate optimal reorder points. The Company's systems then create a replenishment order at the customer's FSL that results in delivery of the needed product to the customer's bins, usually within one working day. JIT agreements are either fixed price or fixed mark-up agreements and typically have a term of between three and five years. The Company derives income from its JIT services principally through margins earned on products sold under its JIT agreements. The Company's JIT sales were $57.6 million in fiscal 1997 or approximately 41% of total sales.


    CONVENTIONAL SALES

    Conventional sales consist of providing customers with high-quality aerospace hardware at reasonable prices on an as-ordered basis. TriStar typically receives thousands of bid requests each month from large and small OEMs, airlines and MRO facilities. The key competitive factors which have an impact on conventional sales are: (i) availability of inventory, (ii) price and
(iii) reputation for quality and reliability. Demand for conventional sales is generated by the inability of hardware manufacturers to quickly respond to changing customer demand due to their own capacity constraints and pricing strategies. Specifically, many manufacturers require long lead times (typically, 8-52 weeks) to provide products, even though the actual required production time is much shorter, due to queuing requirements and capacity issues. In addition, many manufacturers enforce minimum order quantities and set prices based on volume of purchases due to the efficiencies associated with long production runs. Therefore, unplanned demand or a long-term requirement for low volumes of a specific part make it advantageous for customers to purchase through distributors. The Company's strategically located facilities and the quality of its customer usage information are key competitive advantages in the conventional sales market. These strengths allow the Company to place significant orders for products at advantageous prices and schedule deliveries to correspond with market demand. As a result, the Company can provide its customers with aerospace hardware on an as-ordered basis at prices generally below what they would pay by ordering small quantities directly from manufacturers. The Company's conventional sales were $83.1 million in fiscal 1997, or approximately 59% of total sales.

OPERATIONS

    TriStar's JIT services and conventional sales require the Company to routinely execute over 2,500 transactions daily involving the receipt and shipment of products. In addition, the Company provides demand forecasting, purchasing, quality assurance and, when applicable, documentation services on all parts received for its customers. The Company's processes and functions are described below:

    FORECASTING AND PURCHASING

    The Company's management information systems allow it to forecast estimated future demand for all of the aerospace hardware items in its inventory by analyzing a variety of inputs, including, among other things, historical usage, the number of acceptable substitutes and the variability of historical demand for each part number. The key to the Company's ability to accurately forecast future usage is the database of historical information it maintains on every item it distributes.

    Usage forecasts are reviewed automatically by the Company's systems on a daily basis and compared with the in-stock availability of each part, as well as applicable manufacturer lead times and customer minimum stock requirements to determine the timing of optimal reorder quantities. When required, the system generates an order slip which is delivered to the Company's material managers who have long-standing relationships with key manufacturers. Each material manager is responsible for specific product groups. Following the receipt of system-generated purchase order documents, the appropriate material manager conducts an independent review to verify the need for additional products. Specifically, each part is assigned a three-letter code which indicates the number of customers for that part over the last 12 months (an indicator of liquidity) and its degree of profitability. These liquidity and profitability codes allow the material managers to focus on the fastest turning, highest margin products. The material management group currently consists of 24 employees.

    INSPECTION AND QUALITY ASSURANCE

    The Company's quality assurance group inspects substantially all shipments upon receipt by the Company. Initial inspection involves count and dimension validation, and review of manufacturers' certifications and required test results, to ensure that the correct part number and quantities have been received and that all required test results and verifications have been provided. In addition, a statistical sample of the shipment is physically inspected to assure no damage to the parts is evident and that the physical attributes (i.e., dimensions, finish, etc.) comply with specifications. Any parts not adhering to required standards are rejected, segregated and returned to the supplier.

    The Company has been C.A.S.E. registered and awarded Qualified Suppliers List status by the U.S. Department of Defense. In addition, the Company is working to achieve ISO 9000 certification. TriStar is certified as a qualified supplier by Boeing, Aerospatiale, Lockheed, Northrop Grumman, Bell Helicopter and others.

    TriStar currently employs 34 inspectors in its quality assurance group. Each inspector is required to complete an education program that was designed by the Company and the Tulsa Technology Center specifically for TriStar employees. The program teaches blueprint reading, metrology and quality assurance principles.

    DOCUMENTATION

    Once an incoming lot has passed the Company's quality inspection, the manufacturer's name, certifications, test reports and other information required to assure source-to-customer traceability are scanned into an optical imaging system and stored in the Company's computer system. This system also provides a record of TriStar's compliance with contractual quality assurance obligations to its customers. In addition, a unique bar-coded label is affixed to each container in the lot linking it to a specific receipt, part and lot number in inventory to ensure accessibility of all data related to that lot. These computerized, fully integrated inventory functions permit source-to-customer tracking by lot control number and manufacturer on all products sold. To ensure proper safekeeping of traceability data, the original received documentation, as well as backup copies on CD ROM digital imaging disks, are maintained off-site.

    ORDER ENTRY AND FULFILLMENT

    On-hand inventory is maintained in a system of warehouses which include two central distribution facilities ("CDFs"), which also function as FSLs, and eight additional FSLs. This inventory is backed up by parts on order with suppliers in quantities and on delivery schedules established to meet planned stocking and consumption levels. A logistics plan is recalculated every night and requirements for new buys, transfers and expedited deliveries are presented to the Company's operations department daily.

    Personnel at the CDFs (i) receive and inspect all incoming shipments and review and store required documentation, (ii) process (i.e., pick, pack and ship) all conventional sales orders (approximately 1,300 daily) and (iii) process all FSL replenishment requirements. The FSL replenishment process ensures that only customer-qualified (as to manufacturer, revision level, type of documents needed, alternate part numbers, etc.) stock gets placed in the FSLs, thereby avoiding any need for inspection at the FSLs. FSLs usually are located in close proximity to the supported customer and contain only those items used by that customer. The FSLs process (i.e., pick, pack and ship) all JIT sales orders (approximately 1,500 daily).


    Returns of products distributed by the Company have historically been immaterial. Generally, it is the Company's policy to charge a customer returning a product a fee based upon a percentage of the sales price of the returned product if the product is infrequently stocked and distributed by the Company. If the returned product is frequently stocked and distributed by the Company, the Company generally issues a full refund to the customer.


        JIT SERVICES

    Through its JIT services, the Company is able to replicate every aspect of the supply chain for aerospace hardware and to manage the movement of products from the manufacturer's shipping dock to the bins on the customer's factory floor.

    - Orders are received electronically via bar code scanning, computer-to-computer interface with the customer ordering system, other electronic commerce networks and direct customer manual input into the TriStar system.

    - As orders are received, they are batch processed, picked, packed and shipped by the FSL, usually within one working day. The FSL order processing system documents stocks available at the FSL, creates data files needed to invoice the customer, records all data needed to maintain traceability of the items delivered, provides waybill and shipping data and updates all consumption data for planning and historical tracking purposes.

    - Quantities to be delivered in response to each order for an item are calculated frequently based upon customer consumption and reorder frequency to develop cost-effective delivery solutions. This, in turn, affects the overall FSL stock and replenishment plan.

    - As an FSL reaches a predetermined minimum stocking level, the CDF automatically receives an order to replenish the FSL. That order identifies not only the specific quantity needed but also the specific stock at the CDF that is approved by the customer as to manufacturer, revision level and documentation, including alternate part numbers that may be used to fulfill such customer requirements.

        CONVENTIONAL SALES

    Through its conventional sales, the Company provides its customers with high-quality aerospace hardware at reasonable prices on an as-ordered basis.

    - Orders are received from customers either as a result of specific contracts that establish prices for groups of products, or as a result of having provided price and delivery data based upon a request for quotation from the customer.

    - On receipt of an order, a sales representative checks for stock availability. If stock is available, the order is entered to a CDF creating a picking request within seconds from the time it is entered. The picking request contains all data needed to fulfill the order, including customer quality requirements, pricing, packaging and shipping instructions. Routine orders are usually shipped within two working days. Priority orders received before noon are usually shipped the same day. Rush orders are usually ready for shipment within two hours. A label is generated and attached to each outgoing package which contains all data needed to maintain traceability.

    - If stock is not immediately available, the sales representative informs the customer and provides the estimated delivery date. At the customer's request, a sale order is entered creating a "buy" requirement that is received and executed by the Company's purchasing department, typically within one working day.

    - Orders may be scheduled that are held for picking until the date required by the customer. On, but not before the date specified, the system generates the required picking request.

    - Receipts of stock at the CDF trigger an automatic search for open customer and FSL replenishment requirements, grouping incoming items into "Routine" and "Expedite" categories. As stock is accepted by the inspection process, picking requests are automatically generated to rapidly move inventory from the dock through order fulfillment or FSL replenishment.

SALES AND MARKETING

    JIT SERVICES

    The Company's JIT marketing and contract group consists of national account executives and regional business development representatives, assisted by planners who are product sourcing, pricing, and implementation specialists. This group, as well as individual local sales representatives, identify opportunities to provide contractual sales or JIT services. Additionally, customers will solicit proposals for JIT services through which they specify the services to be contracted and the products to be delivered. Upon identification of a JIT opportunity, the Company prepares a tailored presentation of its JIT systems, potential cost benefit analysis and service level analysis which is typically given to senior management members of the customers' materials, purchasing, quality, finance and management information systems departments. The Company then performs an evaluation of the customer's facility, which includes documentation of appropriate levels of systems and processes. This evaluation also includes production floor bin mapping to identify the required locations and estimated usage patterns of individual aerospace hardware parts. The Company then develops a proposal which sets forth products and services to be provided and pricing, taking into account consumption levels, frequency of delivery and minimum stock requirements. In addition to the proposal, the Company provides an impact analysis of the potential savings as a result of adoption of the proposal.

    CONVENTIONAL SALES

    The Company's conventional sales utilize a traditional organization made up of 105 sales personnel divided into four geographical regions encompassing 11 offices, each with its own sales manager. Within regions, individual sales personnel are assigned smaller territories and are responsible for the customers in their areas. In addition to calling on customers, these sales personnel respond daily to customer requests by quoting prices, placing product orders and suggesting acceptable substitutes. In addition, some of these sales personnel have been designated as key account representatives for the Company's largest customers and are responsible for identifying new sales opportunities and for addressing customer issues.

CUSTOMERS

    The Company has over 2,000 customers, which include OEMs of aircraft and aircraft components, commercial airlines and MRO facilities. During fiscal 1997, the Company's top ten customers accounted for approximately 59.3% of total sales, with Boeing (including former McDonnell Douglas and Rockwell International facilities) and Northrop Grumman accounting for approximately 24.8% and 11.7% of total sales, respectively.

MANAGEMENT INFORMATION SYSTEMS

    The Company's management information systems provide for automation of all order management, demand forecasting, inventory management, purchasing, pricing, billing and accounts payable functions. The Company's electronic data scanning and optical imaging systems provide accurate and rapid retrieval of inventory traceability documents required by the Company's customers in order for them to comply with applicable regulations. The Company's systems routinely process over 2,500 transactions per day, allowing the Company to provide relatively short order-to-delivery cycle times. Management believes speed and accuracy are critical in the highly competitive aerospace hardware distribution industry. In addition, approximately 68% of the orders received from the Company's customers are transmitted electronically.

    The Company believes electronic commerce conducted over the Internet will grow in importance in the future and is developing its own interactive web site (tristar-aero.com) and an Intranet. The Company intends to make electronic product catalogs available both over the Internet and in CD-ROM versions. Management plans to continue to invest in technology to improve the quality, reliability and cost-effectiveness of its operations.

PRODUCTS

    TriStar stocks a wide variety of aerospace hardware ranging from small, commodity hardware items such as washers and pins to larger, structural fasteners and close-tolerance engineered fastening systems used throughout an aircraft and its undercarriage. These products require sophisticated technology and extensive testing to assure that they can endure the high speed stress loads of the aircraft. The Company's major products include:

    - High strength structural bolts and nuts.

    - High strength/heat resistant engine bolts and nuts made from specialty materials.

    - Screws and nut plates.

    - Rivets (solid and blind).

    - Specialty fasteners.

    - Other products, including bearings, valves and safety hardware.

    The Company typically stocks approximately 100,000 SKUs to support its customers' diverse aerospace hardware requirements.

SUPPLIERS


    TriStar purchases fastener products from a variety of manufacturers and is an Authorized Distributor for over 65 suppliers, including Fairchild, Huck, Kaynar, SPS and Hi-Shear. TriStar believes it is one of the largest customers of most of these manufacturers. The Company's top 10 suppliers accounted for $59.7 million of TriStar's purchases in fiscal 1997, representing approximately 62.5% of total purchases of $95.5 million.


COMPETITION

    The aerospace hardware industry is fragmented, with numerous companies which manufacture and/or distribute fasteners, fastening systems and related components that compete with the products the Company distributes. Competition is generally based on product quality, including documentation, availability of inventory, reliability and price. Certain of these competitors have greater financial and other resources than the Company.

EMPLOYEES


    As of December 24, 1997, the Company employed 384 full-time employees. The Company is not a party to any collective bargaining agreements and management considers its employee relations to be good. None of the Company's employees is subject to a collective bargaining agreement. However, on March 25, 1998, the Company received a notice from the National Labor Relations Board in connection with a petition filed by a union organizer seeking a vote of the Company's warehouse employees for the Transport Workers Union of America to organize and represent such employees for collective bargaining purposes.

PROPERTIES

    The Company's executive offices are located in Dallas, Texas. The Company considers its properties to be well-maintained and adequate for its current operations. All of the Company's properties are leased.

    The following table identifies the principal properties utilized by the Company.

                                                                                           SQUARE     EXPIRATION
                  FACILITY DESCRIPTION                               LOCATION              FOOTAGE       DATE
---------------------------------------------------------  -----------------------------  ---------  ------------
Corporate Headquarters and Central Warehouse.............  Dallas, TX                        77,554     9-30-1999
Sales Office and Central Warehouse.......................  Tulsa, OK                         53,588     8-31-2000
Sales Office and Warehouse...............................  Deerfield Beach, FL               20,520    12-31-1999
Sales Office and Warehouse...............................  Long Beach, CA                    19,878     4-30-2000
Warehouse................................................  Bridgeton, MO                     16,500     2-29-2000
Warehouse................................................  Augusta, KS                       10,000     5-12-1998
Sales Office and Warehouse...............................  Mississauga, Ontario               7,871     4-30-1998
Sales Office and Warehouse...............................  Lachine, Quebec                    4,268     7-31-1998
Sales Office and Warehouse...............................  London, England                    3,906    12-31-2010
Sales Office and Warehouse...............................  Macon, GA                          3,750     3-31-1998
Sales Office.............................................  Auburn, WA                         2,640     4-30-2002
Sales Office.............................................  Fort Worth, TX                     2,250     3-31-2000
Sales Office.............................................  Sherman Oaks, CA                   1,776    10-15-2003
Sales Office.............................................  Cornwall, NY                       1,300      2-2-2000

PRODUCT LIABILITY AND LEGAL PROCEEDINGS

    The Company currently provides no express warranties as to the performance of the products it distributes pursuant to its conventional sales. Although the Company's JIT agreements typically provide express warranties that the products sold thereunder are free from defects, comply with applicable specifications and are fit for the use intended, the Company has not, to date, experienced material claims with respect to such warranties. However, the nature of the Company's business exposes it to possible claims for personal injury or death which may result from a failure of aerospace hardware distributed by it. The Company maintains what it believes is adequate product liability insurance to protect it from such claims. See "Risk Factors--Product Liability; Claims Exposure."


    The Company has been notified by Textron Aerospace Fasteners ("TAF"), a division of Textron, Inc., which currently is not a supplier to the Company, that, in TAF's view, the Company has improperly used certain trademarks held by TAF in the sale of products to certain of the Company's customers. The Company believes that it has not improperly used TAF's trademarks as alleged by TAF and is currently engaged in discussions with TAF to resolve this matter. The Company can give no assurance that it will be able to resolve this matter on terms acceptable to the Company or that litigation will not result from this matter.



    Subject to the foregoing paragraph, the Company is not presently involved in any material legal proceedings. From time to time the Company may be named as a defendant in suits for product defects, breach of implied warranty of merchantability, or other actions relating to products which it distributes which are manufactured by others. The Company believes that this exposure is adequately covered by its product liability insurance and/or third party indemnification.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table and biographies set forth information concerning those individuals who are currently serving as members of the Board of Directors or as executive officers of the Company.


                        NAME                              AGE*              PRINCIPAL POSITIONS WITH THE COMPANY
-----------------------------------------------------     -----     ----------------------------------------------------
Stephen Berger.......................................          58   Chairman of the Board of Directors
Quentin Bourjeaurd...................................          40   Director, President and Chief Executive Officer
Charles Balchunas....................................          53   Director, Executive Vice President and Chief
                                                                    Operating Officer
Douglas E. Childress.................................          40   Executive Vice President, Chief Financial Officer,
                                                                    Treasurer and Secretary
Louis F. Partenza....................................          40   Senior Vice President, Sales and Marketing
John R. King, Jr.....................................          49   Vice President, Information Technology
Richard P. Small.....................................          68   Vice Chairman of the Board of Directors
Muzzafar Mirza.......................................          40   Director
William Hopkins......................................          34   Director
Brian E. Barents.....................................          54   Director Nominee
Cindy B. Brown.......................................          40   Director Nominee


------------------------

*   As of December 31, 1997

    STEPHEN BERGER has served as Chairman of the Board of Directors of the Company since the Company's formation in 1996. Mr. Berger is a member of Odyssey Investment Partners, LLC, a private investment firm, and is also a general partner of Odyssey. From 1990 to 1993 Mr. Berger was employed by GE Capital Corp. where he served as Chairman and CEO of FGIC and subsequently was an Executive Vice President of GE Capital Corp.

    QUENTIN BOURJEAURD has served on the Board of Directors of the Company since September 19, 1996. Mr. Bourjeaurd has served as President of the Company since September 19, 1996 and as the Chief Executive Officer of the Company since December 2, 1996. From June 1993 to September 19, 1996, Mr. Bourjeaurd was the Vice President and General Manager of Aviall Aerospace, then a business unit of Aviall Services, Inc. Mr. Bourjeaurd formed Bourjeaurd Specialty Products, Inc. in June 1983 and was the President and sole stockholder of such company until its acquisition by Aviall Services, Inc. in June 1993.

    CHARLES BALCHUNAS has served on the Board of Directors of the Company and as Executive Vice President and Chief Operating Officer of the Company since September 19, 1996. Mr. Balchunas joined the Predecessor in August 1990 as a customer service manager, subsequently becoming the Executive Vice President and Chief Operating Officer of the Predecessor. Prior to joining the Predecessor, Mr. Balchunas served as a Lieutenant Colonel with the United States Marine Corps. During his 22 years of service with the Marine Corps, Mr. Balchunas gained extensive experience in aviation, aviation maintenance and logistics systems management as an aircraft maintenance manager, an airfield operations manager and the Commanding Officer, Headquarters of the Marine Corps Air Station in Iwakuni, Japan.

    DOUGLAS E. CHILDRESS joined the Company as the Vice President-Finance and Treasurer on August 29, 1997 and became an Executive Vice President, the Chief Financial Officer and the Secretary of the Company on January 15, 1998. Prior to joining the Company, Mr. Childress served as the Director of Accounting, Consulting and Evaluation Services of Interstate Battery System of America from October 1994 to August 1997 and as an Audit and Consulting Manager with the KL Real Estate Group of Ernst & Young from July 1993 to October 1994. Mr. Childress co-founded the consulting firm Worldwide Holdings Corporation in 1990 prior to which time he had been employed as an audit manager with Ernst & Young. Mr. Childress is a certified public accountant and an accredited member of the American Society of Appraisers.

    LOUIS F. PARTENZA has served as the Senior Vice President, Sales and Marketing of the Company since March 31, 1997. Prior to joining the Company, Mr. Partenza was the Senior Vice President of Sales, Marketing and Purchasing with Solair, Inc., a subsidiary of Banner Aerospace, Inc., which he joined in May 1995. From June 1991 to May 1995, Mr. Partenza was employed in the Accessory Services division of

UNC, Inc., starting as a General Manager and subsequently becoming Vice President of Sales and Marketing. From 1986 to June 1991, Mr. Partenza was a General Manager and Vice President of Finance with Barocas Aircraft Parts prior to which time Mr. Partenza had worked as an auditor since 1981 with Coopers & Lybrand and Deloitte & Touche.

    JOHN R. KING, JR. has served as the Company's Vice President, Information Technology since April 7, 1997. Prior to joining the Company, Mr. King had served as the Vice President of Operations of FFSC Inc. (formerly Fitz & Floyd) since 1987. In such capacity Mr. King oversaw approximately 350 employees with the FFSC Inc.'s MIS, Inventory Control, Warehouse and Distribution, Customer Service and Retail department reporting to him. From 1984 to 1987 Mr. King was the Vice President of Systems Applications with Benton Schneider & Associates, a software and consulting firm. Mr. King is certified in production and inventory management by the American Production and Inventory Control Society.

    RICHARD P. SMALL has served as the Vice Chairman of the Board of Directors of the Company since September 19, 1996. Prior to that date, Mr. Small had been the controlling shareholder, Chairman of the Board, and Chief Executive Officer of the Predecessor since 1984.

    MUZZAFAR MIRZA has served on the Board of Directors of the Company since the Company's formation in 1996. Mr. Mirza is a member of Odyssey Investment Partners, LLC and has been a principal in the private equity investing group of Odyssey since 1993. From 1988 to 1993, Mr. Mirza was employed by the merchant banking group of GE Capital Corp.

    WILLIAM HOPKINS has served on the Board of Directors of the Company since October 3, 1996. Mr. Hopkins is a member of Odyssey Investment Partners, LLC and has been a principal in the private equity investing group of Odyssey since 1994. Prior to joining Odyssey, Mr. Hopkins was a member of the merchant banking group of GE Capital Corp. Mr. Hopkins began his financial career as a corporate lending officer with the Wells Fargo Bank.


    BRIAN E. BARENTS has agreed to serve on the Board of Directors of the Company upon consummation of the Offering. Mr. Barents has been President and Chief Executive Officer of Galaxy Aerospace since 1996. From 1990 to 1996, Mr. Barents was the President and Chief Executive Officer of Learjet Inc.



    CINDY B. BROWN has agreed to serve on the Board of Directors of the Company upon consummation of the Offering. Ms. Brown has been Senior Vice
President--Finance of Blockbuster Entertainment Group since 1997. From 1980 to 1997, Ms. Brown was employed by Dr. Pepper/Seven-Up North America where she served in several capacities, including Director--Treasury and Strategic Planning and Vice President-- Information Services.


COMPOSITION OF THE COMPANY'S BOARD OF DIRECTORS AFTER THE OFFERING


    Upon or shortly before the Offering, the Board of Directors of the Company will be divided into three classes, each having members who will serve for a staggered three-year term. Messrs. Hopkins and Small will initially serve in the class whose term expires in 1999, Messrs. Mirza and Balchunas will initially serve in the class whose term expires in 2000 and Messrs. Berger and Bourjeaurd will initially serve in the class whose term expires in 2001. As soon as practicable after the Offering, each of Messrs. Berger, Mirza, Hopkins and Small will resign from the Company's Board of Directors. The Company anticipates that, upon or shortly after consummation of the Offering, Mr. Bourjeaurd will become the Chairman of the Board of Directors and Mr. Childress will be elected to the Board of Directors to replace Mr. Small. In addition, the Company anticipates that the Board of Directors will elect three outside directors to the Board to replace Messrs. Berger, Mirza and Hopkins, each of whom will resign upon the election of his successor. As of the date of this Prospectus, the Company has identified Mr. Barents and Ms. Brown, and Mr. Barents and Ms. Brown have agreed, to serve as directors after consummation of the Offering. Mr. Barents and Ms. Brown will replace Messrs. Berger and Hopkins. The Company is currently engaged in a search for another individual not presently associated with the Company to replace Mr. Mirza. However, the Company may not be able to complete its search until after the Offering. Mr. Mirza presently intends to remain on the Board of Directors until his successor has been identified and has agreed to serve as a director.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a Compensation Committee that until the consummation of the Offering will continue to be comprised of Messrs. Berger, Mirza and Hopkins. There are no Compensation Committee interlocks which are required to be disclosed by the rules promulgated under the Securities Act. The Board of Directors intends to establish an Audit Committee effective upon closing of this Offering. The Audit Committee will recommend the independent accountants to be appointed by the Board of Directors to audit the financial statements of the Company, which includes an inspection of the books and accounts of the Company, and will review with such accountants the scope of their audit and their report thereon, including any questions and recommendations that may arise relating to such audit and report or the Company's internal accounting and auditing procedures.

DIRECTOR COMPENSATION

    Members of the Board of Directors receive no compensation for services rendered in their capacity as such other than reimbursement for out-of-pocket expenses incurred in connection with their attendance at meetings or otherwise in their capacity as a director.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and each of the other executive officers of the Company receiving over $100,000 in compensation during fiscal 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                                                         AWARDS
                                                                ANNUAL COMPENSATION                   -------------
                                                ----------------------------------------------------   SECURITIES
                                                                      OTHER ANNUAL      ALL OTHER      UNDERLYING
                                                 SALARY      BONUS    COMPENSATION    COMPENSATION       OPTIONS
         NAME AND PRINCIPAL POSITION               ($)        ($)          ($)           ($)(1)            (#)
----------------------------------------------  ---------  ---------  -------------  ---------------  -------------

Quentin Bourjeaurd............................    202,706        350       --               1,256        1,853,340
President and Chief Executive Officer

Charles Balchunas.............................    161,927    100,350       16,215(2)        3,569          723,325
Executive Vice President and Chief Operating
  Officer

G. Bruce McInnis(3)...........................    133,846    100,350       66,935(2)          525          723,325
Assistant to the Chairman

Louis F. Partenza.............................     70,000     50,250       46,650(2)          221          158,000
Senior Vice President, Sales and Marketing


------------------------


(1) Represents (i) amounts paid for term life insurance premiums on behalf of Messrs. Bourjeaurd, Balchunas, McInnis and Partenza in the amounts of $526, $329, $525 and $221, respectively, (ii) amounts paid for whole life insurance premiums on behalf of Mr. Balchunas in the amount of $677 and
    (iii) contributions to the Company's 401(k) plan on behalf of Mr. Bourjeaurd and Mr. Balchunas in the amounts of $730 and $2,563, respectively.


(2) Represents reimbursement of expenses incurred by Messrs. Balchunas, McInnis and Partenza in relocating to Dallas, Texas in connection with their commencement of employment with the Company in fiscal 1997.

(3) During fiscal 1997, Mr. McInnis served as the Chief Financial Officer and Executive Vice President-- Administration of the Company. As of January 15, 1998, Mr. McInnis resigned from such positions to become Assistant to the Chairman of the Board of Directors of the Company.

    The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during fiscal 1997:

                          OPTION GRANTS IN FISCAL 1997


                                        INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE VALUE
                                 -------------------------------                            AT ASSUMED ANNUAL RATES OF
                                   NUMBER OF       PERCENT OF                                STOCK PRICE APPRECIATION
                                   SECURITIES     TOTAL OPTIONS                                        FOR
                                   UNDERLYING      GRANTED TO      EXERCISE                       OPTION TERM(1)
                                    OPTIONS       EMPLOYEES IN       PRICE     EXPIRATION   --------------------------
             NAME                 GRANTED (#)      FISCAL YEAR      ($/SH)        DATE        5% ($)       10% ($)
-------------------------------  --------------  ---------------  -----------  -----------  ----------  --------------
Quentin Bourjeaurd.............    1,853,340(2)         48.68           1.47      9/18/06    1,705,073      4,336,816
Charles Balchunas..............      361,505(3)          9.50           1.47      9/18/06      332,585        845,922
                                      72,364(4)          1.90           2.91      9/18/06      (37,629)        65,128
                                      72,364(5)          1.90           5.09      9/18/06     (195,383)       (92,626)
                                      72,364(6)          1.90           7.34      9/18/06     (358,202)      (255,445)
                                      72,364(7)          1.90           9.93      9/18/06     (545,625)      (442,868)
                                      72,364(8)          1.90          12.75      9/18/06     (749,691)      (646,934)
G. Bruce McInnis...............      361,505(3)          9.50           1.47      9/18/06      321,739        806,156
                                      72,364(4)          1.90           2.91      9/18/06      (39,800)        57,168
                                      72,364(5)          1.90           5.09      9/18/06     (197,554)      (100,586)
                                      72,364(6)          1.90           7.34      9/18/06     (360,373)      (263,405)
                                      72,364(7)          1.90           9.93      9/18/06     (547,795)      (450,828)
                                      72,364(8)          1.90          12.75      9/18/06     (751,862)      (654,894)
Louis F. Partenza..............       79,000(9)          2.08           1.47      9/18/06       67,940        169,850
                                      15,800(4)          0.42           2.91      9/18/06       (9,164)        11,218
                                      15,800(5)          0.42           5.09      9/18/06      (43,608)       (23,226)
                                      15,800(6)          0.42           7.34      9/18/06      (79,158)       (58,776)
                                      15,800(7)          0.42           9.93      9/18/06     (120,080)       (99,698)
                                      15,800(8)          0.42          12.75      9/18/06     (164,636)      (144,254)


    Under the terms of the grant letters relating to the options, options which are not exercisable at the date of grant become "available" in the Company's fiscal years 1997 through 2001 depending on satisfaction by the Company of certain performance targets. Once "available," 25% of such options may be exercised immediately with 25% of the remaining options becoming exercisable at the end of each of the next three fiscal years. The availability and exercisability of the options are subject to acceleration in certain circumstances. As a result of the Offering, all of the options which are "available" prior to the Offering will become immediately exercisable. In addition, 80% of the options eligible to become "available" in fiscal years ending subsequent to the Offering will become immediately exercisable as a result of the Offering. The options which are not accelerated as described in the foregoing sentence will terminate upon consummation of the Offering. See "Management--Stock Option Plans--1996 Stock Option Plan."

    Although Messrs. Bourjeaurd and Balchunas were granted options prior to fiscal 1997, the information relating to such grants has been included for purposes of the table above.

------------------------

(1) These amounts are based on calculations at hypothetical 5% and 10% compounded annual appreciation rates prescribed by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock. Solely for purposes of calculating the potential realizable value of the indicated options, the Company has assumed the value of the underlying Common Stock on the date of each grant to be $1.47, the per share price paid by Odyssey for the Common Stock on September 19, 1996. Messrs. Bourjeaurd's and Balchunas's options were granted on September 19, 1996. Messrs. McInnis's and Partenza's options were granted on January 14, 1997 and March 31, 1997, respectively.

(2) Of the options granted, 21.31% were eligible to become "available" in fiscal 1997 and 19.67% are eligible to become available in each of the Company's fiscal years 1998, 1999, 2000 and 2001 depending on satisfaction by the Company of certain performance targets. The Compensation Committee has determined that 93% of the options eligible to become available in fiscal year 1997 actually became available.

(3) Of the options granted, 20% became "available" under the terms of the specific grant letters on the date of grant, and up to 20% are eligible to become "available" in each of the Company's fiscal years 1998, 1999, 2000 and 2001 depending on the satisfaction by the Company of certain performance targets.

(4) The options reflected were eligible to become "available" depending on the satisfaction by the Company of certain performance targets for fiscal year 1997. The Compensation Committee has determined that 93% of the options reflected became available based on the Company's performance in fiscal 1997.

(5) The options reflected are eligible to become "available" depending on the satisfaction by the Company of certain performance targets for fiscal 1998.

(6) The options reflected are eligible to become "available" depending on the satisfaction by the Company of certain performance targets for fiscal 1999.

(7) The options reflected are eligible to become "available" depending on the satisfaction by the Company of certain performance targets for fiscal 2000.

(8) The options reflected are eligible to become "available" depending on the satisfaction by the Company of certain performance targets for fiscal 2001.

(9) Of the options granted, 20% were eligible to become "available" in fiscal 1997 and 20% are eligible to become available in each of the Company's fiscal years 1998, 1999, 2000 and 2001 depending on satisfaction by the Company of certain performance targets. The Compensation Committee has determined that 93% of the options eligible to become available in 1997 actually became available.

    The Named Executive Officers did not exercise any options for shares of Common Stock during fiscal 1997. The following table sets forth certain information concerning the value of unexercised options held by the Named Executive Officers at the end of fiscal 1997:

                       FISCAL 1997 YEAR-END OPTION VALUES


                                                           NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                        OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                                       -----------------------------  ----------------------------
                        NAME                           EXERCISABLE/UNEXERCISABLE(#)(1) EXERCISABLE/UNEXERCISABLE($)(1)
-----------------------------------------------------  -----------------------------  ----------------------------
Quentin Bourjeaurd...................................        91,838/1,761,502             1,242,568/23,833,122
Charles Balchunas....................................         89,126/634,199              1,181,647/6,385,537
G. Bruce McInnis.....................................         89,126/634,199              1,181,647/6,385,537
Louis F. Partenza....................................          7,348/150,652                94,128/1,559,026


------------------------

(1) Solely for purposes of calculating the value of the indicated options as of September 30, 1997, as required by the rules of the Commission, the Company has assigned to the Common Stock a value of $15.00 per share (the midpoint of the price range set forth on the cover of this Prospectus).

EMPLOYMENT AGREEMENTS

    QUENTIN BOURJEAURD EXECUTIVE EMPLOYMENT AGREEMENT. Mr. Bourjeaurd entered into an executive employment agreement with the Company on September 19, 1996. Pursuant to his employment agreement, Mr. Bourjeaurd will serve as President of the Company through September 19, 2001, unless earlier terminated as provided therein. Under his employment agreement, Mr. Bourjeaurd receives an annual salary of $200,000 and is entitled to medical and other benefits generally available to senior executives of the Company. On July 1, 1997 the Compensation Committee increased Mr. Bourjeaurd's annual compensation to $225,000.

    Mr. Bourjeaurd's employment agreement also provides that if Mr. Bourjeaurd's employment is terminated by the Company other than for Cause (as defined therein), Mr. Bourjeaurd will continue to receive his salary and benefits (as severance) until the earlier to occur of (i) the expiration of the term of his employment agreement or (ii) the second anniversary of the date of termination; provided that such continued salary and benefits will cease upon commencement by Mr. Bourjeaurd of other full-time employment. In the event Mr. Bourjeaurd's employment is terminated for Cause or by reason of death or Disability (as defined therein), no further compensation will be payable by the Company. Additionally, Mr. Bourjeaurd's employment agreement contains a non-competition provision pursuant to which Mr. Bourjeaurd has agreed not to engage in any business activity, without the consent of the Company, which would be in competition with any business engaged in by the Company during his employment and thereafter for as long as he continues to receive any of the severance payments described above.

    CHARLES BALCHUNAS EXECUTIVE EMPLOYMENT AGREEMENT. Mr. Balchunas entered into an executive employment agreement with the Company on February 1, 1997. Pursuant to his employment agreement, Mr. Balchunas will serve as Chief Operating Officer of the Company through December 31, 1999, unless earlier terminated as provided therein. Under his employment agreement, Mr. Balchunas receives an annual salary of $200,000, is eligible for such discretionary bonuses as the Compensation Committee may determine and is entitled to medical and other benefits generally available to senior executives of the Company.

    Mr. Balchunas's employment agreement also provides that if Mr. Balchunas's employment is terminated other than for Cause (as defined therein), Mr. Balchunas will continue to receive his salary and benefits (as severance) for a period of two years following the Date of Termination (as defined therein) of his employment; provided that such continued salary and benefits will cease upon commencement by Mr. Balchunas of other full-time employment. In the event Mr. Balchunas's employment is terminated for Cause or by reason of death or Disability (as defined therein), no further compensation will be payable by the Company. Additionally, Mr. Balchunas's employment agreement contains a non-competition provision pursuant to which Mr. Balchunas has agreed not to engage in any business activity, without the consent of the Company, which would be in competition with any business engaged in by the Company during his employment and for two years thereafter.

    G. BRUCE MCINNIS EMPLOYMENT AGREEMENT. Mr. McInnis and the Company are parties to an amended and restated employment agreement dated as of January 15, 1998. Pursuant to such employment agreement, Mr. McInnis will serve as Assistant to the Chairman of the Board of Directors of the Company through January 15, 2000, unless earlier terminated as provided therein. Under his employment agreement, Mr. McInnis receives an annual salary of $200,000 and is entitled to receive medical and other benefits generally available to senior executives of the Company.

    Mr. McInnis's employment agreement provides that if the Company terminates Mr. McInnis's employment other than for Cause (as defined therein), Mr. McInnis will continue to receive his salary and benefits (as severance) until the earlier of (i) January 15, 2000 or (ii) the occurrence of certain triggering events relating to the sale and transferability of Mr. McInnis's shares of Common Stock. In the event Mr. McInnis's employment is terminated for Cause or by reason of death or Disability (as defined therein), no further compensation will be payable by the Company. Additionally, Mr. McInnis's employment agreement contains a non-competition provision pursuant to which Mr. McInnis has agreed not to engage in any business activity, without the consent of the Company, which would be in competition with any business engaged in by the Company during his employment and thereafter for as long as he continues to receive any of the severance payments described above.

    Mr. McInnis's employment agreement also provides that the Company will use its best efforts to have the shares of Common Stock held by Mr. McInnis or subject to exercisable options held by him included in the Offering (subject to certain exclusion and cut-back provisions) and, if all such shares are not included in the Offering, to use its best efforts to file, within 30 days following the lock-up period set forth in the Underwriting Agreement, a Form S-8 relating to all exercisable options to purchase shares of Common Stock then held by Mr. McInnis. The Company has also agreed not to terminate Mr. McInnis's employment other than for Cause during a specified period following the Offering relating to the sale and transferability of his Common Stock.

    LOUIS F. PARTENZA EMPLOYMENT AGREEMENT. Mr. Partenza entered into an employment agreement with the Company on March 17, 1997. Pursuant to his employment agreement, Mr. Partenza will serve as Senior Vice President, Sales and Marketing of the Company through December 31, 1999, unless earlier terminated as provided therein. Under his employment agreement, Mr. Partenza receives an annual salary of $140,000, is eligible to receive a bonus of up to 50% of his salary and is entitled to medical and other benefits generally available to senior executives of the Company.

    Mr. Partenza's employment agreement also provides that if Mr. Partenza's employment is terminated other than for Cause (as defined therein), Mr. Partenza will continue to receive his salary and benefits (as severance) for a period of two years following the Date of Termination (as defined therein) of his employment; provided that such continued salary and benefits will cease upon commencement by Mr. Partenza of other full-time employment. In the event Mr. Partenza's employment is terminated for Cause or by reason of death or Disability (as defined therein), no further compensation will be payable by the Company. Additionally, Mr. Partenza's employment agreement contains a non-competition provision pursuant to which Mr. Partenza has agreed not to engage in any business activity, without the consent of the Company, which would be in competition with any business engaged in by the Company during his employment and for two years thereafter, provided that Mr. Partenza continues to receive any of the severance payments described above.

BONUS PLAN

    Prior to the consummation of the Offering, the Company intends to adopt an executive incentive compensation plan, the form of which will be filed as an exhibit to the registration statement of which this Prospectus is a part.

    The plan will provide for a maximum annual bonus amount payable to certain executives equal to a percentage of such executive's annual compensation. For each executive, the bonus amount will be determined by the Compensation Committee based upon the following factors: (1) the achievement by the Company of certain financial objectives; (2) the achievement by the executive's department of certain quantifiable objectives; and (3) individual performance criteria.

STOCK OPTION PLANS

    1996 STOCK OPTION PLAN

    The Company's Amended and Restated 1996 Stock Option Plan (the "1996 Plan") authorizes the issuance of up to 3,950,000 shares of common stock of the Company pursuant to stock options granted to key employees, non-employee directors and consultants of the Company. The 1996 Plan does not provide for stock appreciation rights.

    The 1996 Plan will expire on September 18, 2006, unless earlier terminated by the Company's Board of Directors. The authorized number of shares, the exercise price of outstanding options and the number of shares under options are subject to appropriate adjustment in the event of any change in the number of outstanding shares of the Company's common stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in the capital structure of the Company.

    The 1996 Plan is administered by the Compensation Committee which selects the optionees and determines the terms and provisions of each option grant within the parameters set forth in the 1996 Plan.

    In general, in the event of a "change of control" of the Company (as defined in the 1996 Plan), each option will terminate within a specified number of days after notice to the holder of such option, and each such holder will receive an amount equal to the excess of the aggregate fair market value of the shares of Common Stock subject to the option over the exercise price, payable in the same consideration as received by the stockholders of the Company upon the closing of such transaction. Although the Offering will not constitute a "change of control" under the 1996 Plan, the grant letters pursuant to which the outstanding options were granted provide that all options not subject to acceleration by virtue of the consummation of the Offering will terminate following consummation of the Offering. See "Management--Executive Compensation--Option Grants in Fiscal 1997" for a description of the acceleration provisions relating to the Offering.

    Options may not be transferred except by will or the laws of descent and distribution and may be exercised only by the holder during the lifetime of such holder.

    The options granted under the 1996 Plan are evidenced by stock option agreements and are intended to be options that do not meet the requirements for "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of options must be at least the fair market value of the Company's common stock on the date the option is granted, and each option must expire no later than September 18, 2006. To exercise an option, the optionee must deliver to the Company full payment for the shares purchased, provided that the Compensation Committee may in its discretion (i) accept as payment shares of the Company's common stock having a fair market value equal to the purchase price of the shares being purchased or
(ii) accept such other payment as the Compensation Committee shall permit in its sole discretion at the time of exercise. The Compensation Committee is empowered to amend the 1996 Plan, subject to stockholder approval in certain circumstances.


    As of December 31, 1997, options to purchase 3,807,170 shares of Common Stock were outstanding under the 1996 Plan, of which 337,528 options were exercisable on such date. As a result of the Offering, 2,825,392 of the 1996 Plan options outstanding at December 31, 1997 will accelerate and become immediately exercisable. The remaining 644,250 options outstanding at December 31, 1997 which were not then exercisable will not be accelerated and will terminate upon consummation of the Offering pursuant to the provisions of the grant letters under which such options were granted. Following the exercise by a certain Selling Stockholder of options to purchase 204,768 shares of Common Stock and the sale of such shares in the Offering, 2,958,152 options under the 1996 Plan will be outstanding after the Offering, all of which will be immediately exercisable.


    PROPOSED STOCK OPTION PLAN

    Prior to the Offering, the Company intends to adopt a stock option plan to become effective upon completion of the Offering authorizing the issuance of options covering up to 2,000,000 shares of Common Stock (the "Proposed Plan"), the form of which will be filed as an exhibit to the registration statement of which this prospectus is a part. The Proposed Plan will be administered by the Compensation Committee after the Offering which, from time to time during the term of the Proposed Plan, will select the optionees and determine the terms and provisions of each option grant within the parameters set forth in the Proposed Plan.

                       PRINCIPAL AND SELLING STOCKHOLDERS

GENERAL

    The table below and the notes thereto set forth as of January 31, 1998 and after giving effect to the Offering (assuming no exercise of the Underwriters' over-allotment option, except as otherwise disclosed in the footnotes to the table) certain information concerning the beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each director of the Company and each Named Executive Officer and (iii) all directors and executive officers and directors of the Company as a group. Additionally, the table names each Selling Stockholder and specifies the number of shares of Common Stock to be sold by each. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.


                                                 SHARES BENEFICIALLY OWNED                    SHARES BENEFICIALLY
                                                                                                     OWNED
                                                      BEFORE OFFERING        SHARES BEING      AFTER THE OFFERING
                                                 -------------------------     SOLD IN      ------------------------
               NAME AND ADDRESS                     NUMBER       PERCENT     THE OFFERING     NUMBER      PERCENT
-----------------------------------------------  ------------  -----------  --------------  ----------  ------------
Odyssey Partners, L.P(1).......................    19,063,882       96.54       10,484,707   1,114,073          6.64
  31 West 52nd Street
  New York, NY 10019
Stephen Berger(1)..............................    19,063,882       96.54       10,484,707   1,114,073          6.64
Muzzafar Mirza.................................            --          --               --          --            --
William Hopkins................................            --          --               --          --            --
Richard P. Small(2)............................     2,046,732       12.34        1,850,142     196,590          1.17
  7434 South Gary
  Tulsa, OK 74136
Quentin Bourjeaurd(3)..........................     3,006,266       16.59          120,527   2,885,739         15.75
Charles Balchunas(4)...........................       738,788        4.30               --     738,788          4.25
Louis F. Partenza(5)...........................       198,764        1.19               --     198,764          1.17
All directors and executive officers as a group    19,063,882       96.54       12,455,376   5,301,129         27.63
  (11 persons)(6)..............................
G. Bruce McInnis(7)............................       807,044        4.70          204,768     602,276          3.59
BT Investment Partners, Inc.(8)................       682,244        4.11          616,714      65,530       *
Brian E. Barents...............................       --           --             --            --           --
Cindy B. Brown.................................       --           --             --            --           --


------------------------

*   Less than one percent.


(1) Includes (i) 11,598,780 shares owned of record by Odyssey and (ii) 7,465,102 shares (including 337,528 shares subject to options which are currently exercisable and 2,825,392 shares subject to options which will become exercisable upon consummation of the Offering) over which Odyssey has a proxy and power of attorney pursuant to the Stockholders Agreement described below. See "Certain Transactions--Management Stockholders' and Optionholders' Agreement." If the Underwriters' over-allotment option is exercised in full, Odyssey will beneficially own no shares after the Offering. Messrs. Stephen Berger, Jack Nash, Leon Levy, Brian Wruble and Joshua Nash are general partners of Odyssey and, accordingly, may be deemed to own beneficially the shares beneficially owned by Odyssey. Each such general partner disclaims beneficial ownership of the shares beneficially owned by Odyssey.

(2) The shares reflected are owned of record by R.P. Small Corp., of which Mr. Small is the sole stockholder. If the Underwriters' over-allotment option is exercised in full, Mr. Small will beneficially own no shares after the Offering.

(3) Includes (i) 1,472,244 shares owned of record by Mr. Bourjeaurd, (ii) 91,838 shares subject to options which are currently exercisable and (iii) 1,442,184 shares subject to options which will become exercisable as a result of the Offering. If the Underwriters' over-allotment option is exercised in full, Mr. Bourjeaurd will beneficially own 2,872,932, or 15.35%, of the shares of Common Stock outstanding after the Offering. Mr. Bourjeaurd's business address is 2527 Willowbrook Road, Dallas, Texas 75220.


(4) Includes (i) 136,512 shares owned of record by Mr. Balchunas, (ii) 89,126 shares subject to options which are currently exercisable and (iii) 513,150 shares subject to options which will become exercisable as a result of the Offering.


(5) Includes (i) 68,256 shares owned of record by Mr. Partenza, (ii) 7,348 shares subject to options which are currently exercisable and (iii) 123,160 shares subject to options which will become exercisable as a result of the Offering.


(6) Includes (i) 11,598,780 shares owned of record by Odyssey and (ii) 7,465,102 shares (including shares subject to options which will be exercisable after the Offering) over which Odyssey has a proxy and power of attorney pursuant to the Stockholders Agreement. Mr. Berger, the Chairman of the Board of Directors of the Company, is a general partner of Odyssey and may be deemed to own beneficially the shares beneficially owned by Odyssey (see note 1 above). The shares being sold in the Offering include shares to be sold by Odyssey and Messrs. Small and Bourjeaurd. The shares beneficially owned after the Offering include (i) 1,114,073 shares owned of record by Odyssey which may be deemed to be beneficially owned by Mr. Berger, (ii) 196,590 shares beneficially owned by Mr. Small as the sole stockholder of R.P. Small Corp. (see note 2 above) and (iii) 3,990,466 shares beneficially owned by the remaining directors and officers of the Company. If the Underwriters' over-allotment option is exercised in full, Odyssey and Mr. Small will beneficially own no shares after the Offering and the remaining directors and officers will own 3,977,569, or 20.31%, of the shares of Common Stock outstanding after the Offering.



(7) Includes (i) 204,768 shares owned of record by Mr. McInnis, (ii) 89,126 shares subject to options which are currently exercisable, and (iii) 513,150 shares subject to options which will become exercisable as a result of the Offering. If the Underwriters' over-allotment option is exercised in full, Mr. McInnis will beneficially own no shares after the Offering.


(8) If the Underwriters' over-allotment option is exercised in full, BT Investment Partners, Inc. will beneficially own no shares after the Offering.

                              CERTAIN TRANSACTIONS

MANAGEMENT STOCKHOLDERS' AND OPTIONHOLDERS' AGREEMENT

    The Company, Odyssey, BT Investment Partners, Inc. ("BT Investments") and each management stockholder and optionholder are parties to an Amended and Restated Management Stockholders' and Optionholders' Agreement dated as of May 15, 1997 (the "Stockholders Agreement"). The Stockholders Agreement provides, among other things, for certain limitations on transfers of the Common Stock, for the grant of proxies and powers of attorney in favor of Odyssey, and for certain "piggyback" registration rights in favor of the management stockholders with respect to registered offerings of the Common Stock by the Company. Upon consummation of the Offering, however, the Stockholders Agreement will terminate, except with respect to the "piggyback" registration rights granted to the management stockholders. The management stockholders party to the agreement include Messrs. Bourjeaurd, Balchunas and Partenza, in addition to certain other employees of the Company. Such management stockholders will own a total of 2,195,159 shares of the outstanding Common Stock following consummation of the Offering (1,780,994 shares if the Underwriters' over-allotment option is exercised in full).

REGISTRATION RIGHTS AGREEMENT

    The Company and Odyssey are parties to a Registration Rights Agreement dated as of November 7, 1996 (the "Registration Rights Agreement"). The Registration Rights Agreement provides Odyssey with certain "demand" registration rights, as well as certain "piggyback" registration rights with respect to registered offerings of the Common Stock by the Company. In connection with the acquisition of the Predecessor, of which Mr. Small was the controlling shareholder, Odyssey and Mr. Small agreed that Mr. Small would have the right to purchase Common Stock of the Company and would be entitled to the same registration rights as given Odyssey pursuant to the Registration Rights Agreement. Accordingly, the Company, Odyssey and R.P. Small Corp., a corporation wholly-owned by Mr. Small and through which Mr. Small beneficially owns shares of the Company's Common Stock, entered into a letter agreement (the "Small Agreement"), dated November 7, 1996, which grants R.P. Small Corp. the same "piggyback" registration rights as those granted to Odyssey under the Registration Rights Agreement, as well as certain rights to participate in "demand" registrations instituted by Odyssey. In the event that Odyssey and R.P. Small Corp. sell all of the Common Stock owned by them in the Offering, the Registration Rights Agreement and the Small Agreement will be terminated.

INTEREST OF CERTAIN PERSONS IN THE OFFERING

    Odyssey formed the Company on August 21, 1996 to facilitate the acquisition of the Predecessor and Aviall Aerospace and currently owns of record 69.9% of the outstanding Common Stock of the Company. In connection with its previously announced dissolution and liquidation, Odyssey intends to sell the Common Stock of the Company owned by it in the Offering. Based on a value of $15.00 per share (the midpoint of the estimated price range set forth on the cover of this Prospectus), Odyssey will receive an estimated $147.4 million of the $186.7 million of the aggregate proceeds to be received by the Selling Stockholders, net of underwriting discounts and commissions, as a result of the Offering ($163.1 million of the $214.7 million of the aggregate proceeds if the Underwriters' over-allotment option is exercised in full). Messrs. Stephen Berger, Muzzafar Mirza and William Hopkins, members of the Company's Board of Directors, are partners or principals of Odyssey.

    In addition, several other Selling Stockholders presently serve or formerly served as directors and/or executive officers of the Company, including Messrs. Richard P. Small and Quentin Bourjeaurd. Mr. Small, formerly the controlling stockholder, Chairman of the Board and Chief Executive Officer of the Predecessor and currently the Vice Chairman of the Company's Board of Directors, intends to sell in the Offering all of the Common Stock owned by R.P. Small Corp., of which Mr. Small is the sole stockholder. R.P. Small Corp. will receive an estimated $26.0 million of the aggregate net proceeds to be received by the Selling

Stockholders as a result of the Offering ($28.8 million if the Underwriters' over-allotment option is exercised in full). Mr. Bourjeaurd, the President and Chief Executive Officer of the Company, is seeking to sell 120,527 shares of Common Stock in the Offering (133,334 shares if the Underwriters' over-allotment option is exercised in full) and will receive an estimated $1.7 million of the aggregate net proceeds to be received by the Selling Stockholders as a result of the Offering ($1.9 million if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

EMPLOYEE STOCK PURCHASE PLAN

    On April 29, 1997, the Company adopted an Employee Stock Purchase Plan (the "Stock Purchase Plan"). Any employee, officer or director of the Company is eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan is administered by the Board of Directors of the Company, which, in its sole discretion, may determine the number of shares issuable to an eligible purchaser, the purchase price thereof, vesting requirements and any other additional terms as the Board of Directors deems appropriate.

    On May 30, 1997, the Company issued and sold an aggregate of 660,598 shares of its common stock, at a price of $1.47 per share, to 21 employees of the Company pursuant to the Stock Purchase Plan. Such shares were issued in reliance upon the exemption from registration provided by Rule 701 under the Securities Act. Among the employees purchasing such shares were Messrs. Charles Balchunas,
G. Bruce McInnis, Louis F. Partenza and John R. King.

LOANS TO MANAGEMENT

    On September 19, 1996, the Company loaned Mr. Bourjeaurd $200,000 at an interest rate of 5.93% per annum, the proceeds of which were used to purchase Common Stock of the Company. The entire principal and interest under such loan was repaid by Mr. Bourjeaurd on December 11, 1997. On April 15, 1997, the Company loaned an additional $100,000 to Mr. Bourjeaurd at an interest rate of 5.83% per annum, the proceeds of which were used to purchase additional Common Stock. The entire principal and interest under such loan was repaid by Mr. Bourjeaurd on December 11, 1997.

    On May 30, 1997, the Company loaned Mr. Balchunas $75,000 at an interest rate of 6.74% per annum, the proceeds of which were used, together with personal funds, to purchase 136,512 shares of Common Stock of the Company at a purchase price of $1.47 per share. Until all principal and interest is paid in full, Mr. Balchunas is required to apply all proceeds from any sale or transfer of any shares of Common Stock owned by him to the principal and interest then owing under the loan. Interest is otherwise payable semi-annually. Interest of $1,727.97 was accrued for the fiscal year ended September 30, 1997. All of the 136,512 shares purchased by Mr. Balchunas are pledged to the Company as security for such loan.

    On May 30, 1997, the Company loaned Mr. Partenza $75,000 at an interest rate of 6.74% per annum, the proceeds of which were used, together with personal funds, to purchase 68,256 shares of Common Stock of the Company at a purchase price of $1.47 per share. Until all principal and interest is paid in full, Mr. Partenza is required to apply all proceeds from any sale or transfer of any shares of Common Stock owned by him to the principal and interest then owing under the loan. Interest is otherwise payable semi-annually. Interest of $1,727.97 was accrued for the fiscal year ended September 30, 1997. All of the 68,256 shares purchased by Mr. Partenza are pledged to the Company as security for such loan.

TRANSACTIONS RELATING TO THE ACQUISITIONS OF THE PREDECESSOR AND AVIALL
  AEROSPACE

    Prior to the Company's acquisition of the Predecessor, the Predecessor maintained a VEBA trust which held a life insurance policy on behalf of Mr. Small, and through which the premiums for such policy were paid. As a result of the acquisition of the Predecessor by merger, the Company succeeded the Predecessor as the administrator of the VEBA trust. In connection with the acquisition of the Predecessor, the Company entered into a letter agreement with Mr. Small whereby: (i) the Company agreed to transfer the life insurance policies to Mr. Small in exchange for a payment by Mr. Small to the VEBA trust of

$660,000, the approximate cash surrender value of the life insurance policies, and (ii) the Company agreed to reimburse Mr. Small for such payment as cash was paid out of the VEBA trust for premiums for medical, disability or other insurance maintained by the Company. Pursuant to such agreement, the Company made a payment of $330,000 to Mr. Small on October 16, 1997. Since October 16, 1997, no further payments have been made to Mr. Small. The Company anticipates that the remaining funds in the VEBA trust will be paid out for medical, disability or other insurance premiums in fiscal 1998 and, accordingly, that the remaining $330,000 due to Mr. Small under such agreement will be paid to him shortly after the end of the Company's 1998 fiscal year.

    In connection with the acquisition of the Predecessor, the Company entered into an employment agreement with Mr. Small providing for payments to Mr. Small in the amount of $225,000 per year, of which $165,000 represents compensation for advisory services provided by Mr. Small in connection with the acquisition of the Predecessor and $60,000 represents annual compensation for services provided by Mr. Small pursuant to such employment agreement.


    As compensation for his services in coordinating, structuring and consummating the simultaneous acquisitions of the Predecessor and Aviall Aerospace, the Company agreed to pay Mr. Bourjeaurd a fee in the amount of $2,560,000. Such fee was paid by the Company in installments as follows: $51,370 in May 1997, $500,000 in October 1997, $795,560 in December 1997 and $1,213,070
in February 1998. As compensation for his services in securing the equity to consummate such acquisitions, the Company issued 790,000 shares of its Common Stock to Mr. Bourjeaurd as a finder's fee at the closing of such acquisitions on September 19, 1996.


    As compensation for advisory services provided by Odyssey with respect to coordinating, structuring, consummating and financing the simultaneous acquisitions of the Predecessor and Aviall Aerospace, the Company paid Odyssey a fee in the amount of $750,000. Such fee was paid by the Company at the closing of such acquisitions on September 19, 1996.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


    The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). As of the date of this Prospectus, there are 16,583,206 shares of Common Stock outstanding and no shares of Preferred Stock outstanding or reserved for issuance. Upon completion of the Offering, 2,958,152 shares of Common Stock will be issuable upon exercise of outstanding options under the Company's stock option plans and up to an additional 2,000,000 shares of Common Stock will be reserved for issuance under such plans.


    The following description of the Company's capital stock is a summary of the material terms of such stock. The following does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate") and Bylaws.

COMMON STOCK

    Subject to the prior rights of any series of Preferred Stock which may from time to time be authorized and outstanding, holders of Common Stock are entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors and to receive pro rata net assets of the Company legally available for distribution upon liquidation or dissolution.

    Holders of Common Stock are entitled to one vote for each share of Common Stock held on each matter to be voted on by the holders of Common Stock, including the election of directors. The Common Stock has no preemptive rights or cumulative voting rights and no redemption, sinking fund or conversion provisions.

PREFERRED STOCK

    The Preferred Stock may be issued by resolution of the Company's Board of Directors from time to time without any action of the stockholders. The Preferred Stock may be issued in one or more series and the Board of Directors may fix the designation and relative powers, including voting powers, preferences, rights, qualifications, limitations and restrictions of each series so authorized. The issuance of any such series may have an adverse effect on the rights of holders of Common Stock or impede the completion of a merger, tender offer or other takeover attempt. The Company has no plans to issue shares of any series of Preferred Stock.

CERTAIN CERTIFICATE AND BYLAW PROVISIONS

    Certain provisions of the Certificate and the Bylaws could discourage potential takeover attempts and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors of the Company and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they may also inhibit fluctuations in the market price of the Common Stock that often result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in the management of the Company.

    CLASSIFIED BOARD OF DIRECTORS. There shall not be less than six nor more than twelve directors. The Company presently has six directors. The Certificate provides for the classification of the Board of

Directors into three classes, each class to consist as nearly as possible of one-third of the directors. The term of office of the first class of directors will expire at the 1999 Annual Meeting of Stockholders; the term of the second class of directors will expire at the 2000 Annual Meeting of Stockholders; and the term of the third class of directors will expire at the 2001 Annual Meeting of Stockholders. At each annual meeting, the class of directors to be elected at such meeting will be elected for a three-year term and the directors in the other two classes will continue in office. See "Management--Composition of the Company's Board of Directors after the Offering."

    The Certificate also permits the Board of Directors to create new directorships and to elect new directors to serve for the full term of the class of directors in which the new directorship was created. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of director in which the vacancy occurred.

    SPECIAL STOCKHOLDERS' MEETINGS AND STOCKHOLDER ACTION. The Bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board or the President of the Company or upon a resolution adopted by a majority of the entire Board of Directors. Stockholders are not permitted to call, or to require that the Board of Directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by the Company. In addition, the Certificate provides that any action taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders and not by written consent.

    The provision of the Certificate prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. This provision would also prevent the holders of a majority of the outstanding Common Stock from unilaterally using the written consent procedure to take stockholder action. Moreover, the provisions of the Bylaws prevent a stockholder from forcing stockholder consideration of a proposal over the opposition of the Board of Directors of the Company by calling a special meeting of stockholders prior to the time the Board believes such consideration to be appropriate.

    PROCEDURES FOR STOCKHOLDER NOMINATIONS AND PROPOSALS. The Bylaws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of stockholders of the Company (the "Stockholder Notice Procedure"). Only those stockholder nominees who are nominated in accordance with the Stockholder Notice Procedure will be eligible for election as directors of the Company. Under the Stockholder Notice Procedure, notice of stockholder nominations to be made at an annual meeting (or of any other business to be brought before such meeting) must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Moreover, the Stockholder Notice Procedure provides that if the Board of Directors of the Company has determined that directors will be elected at a special meeting, a stockholder must give written notice to the Secretary of the Company of any nominations to be brought before a special meeting, not earlier than the 90th day prior to the special meeting and not later than the later of the 60th day prior to the special meeting or the 10th day following the first public announcement by the Company of the date of the special meeting.

    The Bylaws provide that only such business may be conducted at a special meeting as is specified in the Company's notice of meeting. The Bylaws also provide that at an annual meeting only such business may be conducted as has been brought before the meeting (i) pursuant to the Company's notice of meeting,
(ii) by, or at the direction of, the Board of Directors or (iii) by a stockholder who has given timely written notice pursuant to the Stockholder Notice Procedure to the Secretary of the Company of such stockholder's intention to bring such business before such meeting.

    By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Board of Directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors, will provide the Board of Directors with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Board of Directors' position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

    Although the Bylaws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

    AMENDMENT OF THE CERTIFICATE. The Certificate provides that an amendment thereof must first be approved by a majority of the Board of Directors and (with certain exceptions) thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal; provided that the affirmative vote of 75% of the total votes eligible to be cast by holders of voting stock, voting together as a single class, is required to (i) amend or repeal the provisions of the Certificate with respect to (A) the election of directors, (B) the right of stockholders to act by written consent and (C) amendment of the Bylaws, (ii) adopt any provision inconsistent with such provisions and (iii) amend or repeal the provisions of the Certificate with respect to amendments to the Certificate.

    AMENDMENT OF BYLAWS. The Certificate provides that the Bylaws may be amended or repealed by action of the Board of Directors or by the stockholders. Such action by the Board of Directors requires the affirmative vote of a majority of the directors then in office without action by the stockholders. Such action by the stockholders requires the affirmative vote of the holders of at least 75% of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal at an annual meeting of stockholders or a special meeting called for such purposes, unless the Board of Directors recommends that the stockholders approve such amendment or repeal at such meeting, in which case such amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal.

    LIMITATIONS ON DIRECTORS' LIABILITY. The Certificate provides that a director will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware law as so amended.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholders. An "interested stockholder" is defined as any person (other than the corporation or any direct or indirect majority owned subsidiary of the corporation) that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. Section 203 of the DGCL could have the effect of discouraging prospective take-over attempts because of the inability of a potential acquiror to combine the Company with another entity.

                        SHARES ELIGIBLE FOR FUTURE SALE

    No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon exercise of options), or the perception that such sales could occur, may adversely affect prevailing market prices for the Common Stock. See "Risk Factors--Shares Eligible for Future Sale."

    Upon completion of the Offering, the Company will have outstanding 16,787,974 shares of Common Stock. Of the shares of Common Stock that will be outstanding after the Offering, the 13,276,858 shares sold in the Offering will be freely tradeable without restriction or limitation under the Securities Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. All of the remaining 3,511,116 shares of Common Stock held by existing stockholders will be "restricted" securities within the meaning of the Securities Act as a result of the issuance thereof in private transactions not involving a public offering. The "restricted" securities may not be resold unless they are registered under the Securities Act or are sold pursuant to an available exemption from registration, including Rule 144 under the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an "affiliate" (as that term is defined in Rule 144)) is entitled to sell, within any three-month period, a number of those shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock (167,880 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and requirements as to the availability of current public information concerning the Company. Rule 144 provides that a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years (including the holding period of any prior owner except an "affiliate") is entitled to sell those shares under Rule 144(k) without regard to the limitations described above.

    After completion of the Offering and expiration of the 180-day lockup agreement described under "Underwriting," 3,511,116 shares (1,917,348 shares if the Underwriters' over-allotment options are exercised in full) of Common Stock held by stockholders prior to the consummation of the Offering will be eligible for sale on the open market under Rule 144 (as currently in effect), subject to the volume and manner of sales limitations referred to above.


    In May 1997, the Company sold shares of its Common Stock to certain of its officers and employees under the provisions of Rule 701 under the Securities Act. While such shares are "restricted" securities under Rule 144, the resale provisions under Rule 701 permit non-affiliates to sell their Rule 701 shares without complying with the notice provisions, public information, volume limitations or holding period restrictions of Rule 144 and permit affiliates to sell their Rule 701 shares without complying with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. After the Offering, 660,598 of the 3,511,116 shares otherwise eligible for sale under Rule 144 will be eligible for sale under Rule 701, subject to the expiration of the 180-day lock-up agreement described under "Underwriting."



    Upon completion of the Offering, 2,958,152 shares of Common Stock will be issuable upon exercise of outstanding options under the Company's stock option plans and up to an additional 2,000,000 shares of Common Stock will be reserved for issuance under such plans. To the extent that the Underwriters' over-allotment option is not exercised in full, the Company has agreed to file a registration statement on Form S-8 following the expiration of the lock-up agreement described under "Underwriting" covering any shares subject to options granted to G. Bruce McInnis, one of the Selling Stockholders, under the Company's

1996 stock option plan. Shares registered under such registration statement which are issued upon the exercise of options will be freely transferable in the open market.

    Stockholders of the Company party to the Stockholders Agreement will have certain "piggyback" registration rights with respect to registered offerings of the Common Stock following consummation of the Offering. See "Certain Transactions--Management Stockholders' and Optionholders' Agreement."

                   CERTAIN U.S. TAX CONSIDERATIONS APPLICABLE
                    TO NON-U.S. HOLDERS OF THE COMMON STOCK


    The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to Non-U.S. Holders of such Common Stock who acquire and own such Common Stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) except to the extent otherwise provided in regulations in the case of a partnership, a corporation or partnership created or organized in the United States or Under the laws of the United States or of any state, or (iii) an estate whose income is includable in gross income for United States federal income tax purposes regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) a person otherwise subject to United States federal income tax on a net income basis in respect of its worldwide taxable income.


    The discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position (including the fact that in the case of a Non-U.S. Holder that is a partnership, the U.S. tax consequences of holding and disposing of shares of Common Stock may be affected by certain determinations made at the partner level) and does not consider U.S. state and local or non-U.S. tax consequences. Further, it does not consider Non-U.S. Holders subject to special tax treatment under the federal income tax laws (including banks and insurance companies, dealers in securities, and holders of securities held as part of a "straddle," "hedge," or conversion transaction)." The following discussion is based on provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion. THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION. ACCORDINGLY, EACH PROSPECTIVE NON-U.S. HOLDER IS URGED TO CONSULT A TAX ADVISOR WITH RESPECT TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, LOCAL OR OTHER NON-U.S. TAXING JURISDICTION.

NON-U.S. HOLDERS


    For purposes of the following discussion, dividends and gain on the sale, exchange or other disposition of Common Stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.


    DIVIDENDS


    In general, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate unless such rate is reduced by an applicable tax treaty. Dividends that are U.S. trade or business income, are generally subject to U.S. federal income tax on a net basis at regular income tax rates, and are not generally subject to the 30% withholding tax if the Non-U.S. Holder provides the appropriate form to the payor. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be applicable under a tax treaty. Dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under U.S. Treasury Regulations generally effective January 1, 2000, not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements, which may include the requirement that the Non-U.S. Holder file a form containing the holder's name and address or provide certain documentary evidence issued by foreign governmental authorities as proof of residence in the foreign country.


    A Non-U.S. Holder of Common Stock that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for a refund with the Service.

    SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION


    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of Common Stock generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income,
(ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Common Stock as a capital asset, is present in the United States for 183 days or more during the taxable year of the disposition, and certain other conditions are present, (iii) the Non-U.S. Holder is subject to tax under U.S. tax law provision applicable to certain U.S. expatriates (including certain former citizens or residents of the United States) or (iv) the Company is or has been a "United States real property holding corporation" (a "USRPHC") for federal income tax purposes and such Non-U.S. Holder has held, directly or constructively, more than 5% of the outstanding Common Stock within the five-year period ending on the date of the sale or exchange. The Company believes that it has not been, is not currently, and is not likely to become, a United States real property holding corporation. However, no assurance can be given that the Company will not be a United States real property holding corporation when a Non-U.S. Holder sells its shares of Common Stock.


    FEDERAL ESTATE TAX

    Common Stock owned or treated as owned by an individual who is not a citizen or resident of the United States for U.S. federal estate tax purposes will be included in such individual's gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty otherwise provides.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the Service and to each Non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty of agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    The payment of proceeds from the disposition of Common Stock to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalty of perjury or otherwise establishes its entitlement to an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of proceeds from the disposition of Common Stock to or through a non-U.S. office, of a non-U.S. broker that is not a "U.S. related person" will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is a foreign person with one or more of certain enumerated relationships with the United States.

    In the case of the payment of proceeds from the disposition of Common Stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through the foreign office of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

    Any amounts withheld under the backup withholding rules from a payment of a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability provided the requisite procedures are followed.


    Recently promulgated Treasury Regulations, which will be effective for payments made after December 31, 1998, make certain modifications to the withholding, backup withholding and information procedures applicable to non-U.S. Holders. Prospective investors should consult their tax advisors regarding applicable requirements of backup withholding and information reporting.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the U.S. Underwriting Agreement, the Underwriters named below (the "U.S. Underwriters"), through their representatives, BT Alex. Brown Incorporated and SBC Warburg Dillon Read Inc. (together, the "Representatives"), have severally agreed to purchase from the Selling Stockholders, the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this Prospectus:

                                                                                   NUMBER OF
                               U.S. UNDERWRITERS                                     SHARES
--------------------------------------------------------------------------------  ------------
BT Alex. Brown Incorporated.....................................................
SBC Warburg Dillon Read Inc.....................................................

                                                                                  ------------
    Total.......................................................................
                                                                                  ------------
                                                                                  ------------


    Subject to the terms and conditions set forth in the International Underwriting Agreement, the International Managers named below (the "International Managers" and, collectively with the U.S. Underwriters, the "Underwriters"), through their representatives, BT Alex. Brown International, a division of Bankers Trust International plc, and Swiss Bank Corporation, acting through its division SBC Warburg Dillon Read (together, the "Lead Managers"), have severally agreed to purchase from the Selling Stockholders the following respective numbers of shares of Common Stock at the public offering price less the underwriting discounts and commissions shown on the cover page of this
Prospectus:



                                                                                   NUMBER OF
INTERNATIONAL MANAGERS                                                               SHARES
---------------------------------------------------------------------------------  ----------
BT Alex. Brown International, a division of
  Bankers Trust International plc................................................
Swiss Bank Corporation, acting through its division
  SBC Warburg Dillon Read........................................................

                                                                                   ----------
    Total........................................................................
                                                                                   ----------
                                                                                   ----------


    The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase the total number of shares of Common Stock offered hereby if any of such shares are purchased.

    The Selling Stockholders have been advised by the Representatives and Lead Managers that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain other dealers.
After commencement of the initial public offering, this offering price and other selling terms may be changed by the Representatives and Lead Managers.


    Certain stockholders of the Company have granted the Underwriters options, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 1,991,276 additional shares of Common Stock at the initial public offering price set forth on the cover page of the Prospectus. To the extent that the

Underwriters exercise such options, each U.S. Underwriter or International Manager, as the case may be, will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the initial commitment of the U.S. Underwriters or International Managers, as the case may be, as indicated in the preceding tables, and the stockholders granting such option will be obligated, pursuant to such option, to sell such shares to the Underwriters. The U.S. Underwriters and International Managers may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered pursuant to the U.S. Offering and the International Offering. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the shares are being offered in the U.S. Offering and the International Offering.


    To facilitate this offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Specifically, the Underwriters may over-allot shares of the Common Stock in connection with this Offering, thereby creating a short position in the Underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Any of these activities may maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The Underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the U.S. Underwriters, and the Lead Managers, on behalf of the International Managers, also may reclaim selling concessions allowed to an Underwriter or dealer if the syndicate repurchases shares of Common Stock distributed by that Underwriter or dealer.

    The Underwriting Agreement contains covenants of indemnity and contribution among the Underwriters, the Company and the Selling Stockholders regarding certain liabilities, including liabilities under the Securities Act.

    The Company, its directors and executive officers and current stockholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock, except upon the exercise of currently outstanding stock options, for a period of 180 days from the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated.

    The Representatives and Lead Managers have advised the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.


    Pursuant to an Agreement between the U.S. Underwriters and the International Managers (the "Agreement Between Syndicates"), each U.S. Underwriter has agreed that, as part of the distribution of the 11,276,858 shares offered in the United States and Canada pursuant to the U.S. Offering, (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States and Canada or to anyone other than a U.S. or Canadian Person. In addition, each International Manager has agreed that, as part of the distribution of the 2,000,000 shares offered outside the United States and Canada pursuant to the International Offering, (i) it is not purchasing such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States and Canada or to any U.S. or Canadian Person.


    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Underwriting Agreements and the Agreement Between Syndicates, including (i) certain purchases and sales between the U.S. Underwriters and the International Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as an International Manager or by an International Manager who is also acting as a U.S. Underwriter, and

(iv) other transactions specifically approved by the Representatives and Lead Managers. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada (other than the foreign branch of any U.S. or Canadian Person), or any state or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income, and includes any United States of Canadian branch of a person other than a U.S. or Canadian Person.

    Each International Manager has represented and agreed that (i) it has not offered or sold, and will not offer or sell, any shares of Common Stock to persons in the United Kingdom other than to persons whose ordinary business it is to acquire, hold, manage or dispose of investments (as principal or agent), except under circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"), (ii) it has complied with and will continue to comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom, and (iii) it has issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the offer of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995, or is a person to whom such document may otherwise lawfully be issued or passed on.

    Purchasers of the shares of Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus.

    Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Managers of such number of shares of Common Stock as may be mutually agreed. The price of any shares sold shall be the public offering price as then in effect for shares being sold by the Underwriters less all or any part of the selling concession, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and International Managers pursuant to the Agreement Between Syndicates, the number of shares initially available for sale by the U.S. Underwriters and the International Managers may be more or less than the number of shares appearing on the cover page of this Prospectus.

    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock was determined by negotiation among the Company, the Selling Stockholders, the Representatives and Lead Managers. Among the factors considered in such negotiations were market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company, the Representatives and Lead Managers believe to be comparable to the Company, estimates of the business potential of the Company, the state of the Company's development and other factors deemed relevant.


    Bankers Trust Company, an affiliate of BT Alex. Brown Incorporated, one of the Representatives, is the Agent and a lender under the Credit Agreement. In addition, BT Investments will sell its interest in the Company to the extent the Underwriters exercise the over-allotment option.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Offering will be passed upon for the Company and the Selling Stockholders by Weil, Gotshal & Manges LLP, New York, New York. Robert Todd Lang, the sole shareholder of a professional corporation which is a partner of Weil, Gotshal & Manges LLP, is a limited partner of Odyssey and, accordingly, has a fractional undivided interest in the Common Stock of the Company owned by Odyssey. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The audited financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C. a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being deemed to be qualified in its entirety by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Midwest Regional Office of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Northeast Regional office of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1204, Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

    Prior to filing the Registration Statement of which this Prospectus is a part, the Company was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon effectiveness of the Registration Statement, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act, and in accordance therewith, will file periodic reports, proxy statements, and other information with the Commission. Such periodic reports, proxy statements, and other information will be available for inspection and copying at the public reference facilities and other regional offices referred to above. The Company intends to register the securities offered by the Registration Statement under the Exchange Act simultaneously with the effectiveness of the Registration Statement and to furnish its stockholders with annual reports containing audited financial statements and such other reports as may be required from time to time by law and applicable stock exchange rules.

                             TRISTAR AEROSPACE CO.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
TRISTAR AEROSPACE CO.:

Report of Independent Public Accountants...................................................................     F-2

Consolidated Balance Sheets--December 31, 1997 (unaudited) and September 30, 1997 and 1996.................     F-3

Consolidated Statements of Operations--Three Months Ended December 31, 1997 and 1996 (unaudited), Year
  Ended September 30, 1997 and Period from Inception (August 21, 1996) to September 30, 1996...............     F-4

Consolidated Statements of Stockholders' Equity--Three Months Ended December 31, 1997 (unaudited), Year
  Ended September 30, 1997 and Period from Inception (August 21, 1996) to September 30, 1996...............     F-5

Consolidated Statements of Cash Flows--Three Months Ended December 31, 1997 and 1996 (unaudited), Year
  Ended September 30, 1997 and Period from Inception (August 21, 1996) to September 30, 1996...............     F-6

Notes to Consolidated Financial Statements.................................................................     F-7

TRI-STAR AEROSPACE, INC. AND SUBSIDIARY (PREDECESSOR):

Report of Independent Public Accountants...................................................................    F-17

Combined Statements of Operations--Period Ended September 19, 1996 and Year Ended December 31, 1995........    F-18

Combined Statements of Cash Flows--Period Ended September 19, 1996 and Year Ended December 31, 1995........    F-19

Notes to Combined Financial Statements.....................................................................    F-20

AVIALL AEROSPACE BUSINESS UNIT OF AVIALL SERVICES, INC.:

Report of Independent Public Accountants...................................................................    F-23

Statements of Operating Income (Loss)--Period Ended September 19, 1996 and Year Ended December 31, 1995....    F-24

Statements of Cash Flows--Period Ended September 19, 1996 and Year Ended December 31, 1995.................    F-25

Notes to Financial Statements..............................................................................  F-26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of TriStar Aerospace Co.:

    We have audited the accompanying consolidated balance sheets of TriStar Aerospace Co. (a Delaware corporation) and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended September 30, 1997, and the period from inception (August 21, 1996) to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TriStar Aerospace Co. and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the year ended September 30, 1997, and the period from inception to September 30, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tulsa, Oklahoma

  November 26, 1997 (except with
  respect to the matters discussed in
  Note 10, as to which the date is
  February 11, 1998)

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                SEPTEMBER 30,
                                               DECEMBER 31,   ------------------
                                                   1997         1997      1996
                                               ------------   --------  --------
                                               (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash.......................................    $  3,201     $  4,764  $  1,522
  Accounts receivable, net...................      28,824       24,305    16,470
  Inventories, net...........................      76,214       69,085    68,521
  Prepaid expenses...........................         394          149        98
  Deferred tax asset.........................       1,518        1,377        --
                                               ------------   --------  --------
        Total current assets.................     110,151       99,680    86,611

PROPERTY AND EQUIPMENT, net..................       1,760        1,623     1,124

INTANGIBLES AND OTHER ASSETS, net............       8,757        8,932     9,481
                                               ------------   --------  --------
                                                 $120,668     $110,235  $ 97,216
                                               ------------   --------  --------
                                               ------------   --------  --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.......    $    500     $    500  $  1,500
  Accounts payable...........................      22,123       18,308    12,819
  Income taxes payable.......................       3,305        1,573       178
  Accrued liabilities........................       5,705        7,695     7,811
                                               ------------   --------  --------
        Total current liabilities............      31,633       28,076    22,308
                                               ------------   --------  --------
LONG-TERM DEBT, less current maturities......      52,000       49,000    55,500
                                               ------------   --------  --------
COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS' EQUITY, per accompanying
  statements:
  Preferred stock, $.01 par value, 10,000,000
    shares authorized........................          --           --        --
  Common stock, $.01 par value, 40,000,000
    shares authorized........................         166          166       151
  Additional paid-in capital.................      21,455       21,101    18,968
  Retained earnings..........................      15,414       11,892       289
                                               ------------   --------  --------
        Total stockholders' equity...........      37,035       33,159    19,408
                                               ------------   --------  --------
                                                 $120,668     $110,235  $ 97,216
                                               ------------   --------  --------
                                               ------------   --------  --------


   The accompanying notes are an integral part of these consolidated balance sheets.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                    THREE MONTHS        YEAR ENDED    PERIOD ENDED
                                                 ENDED DECEMBER 31,      SEPTEMBER    TO SEPTEMBER
                                              ------------------------      30,            30,
                                                 1997         1996         1997           1996
                                              -----------  -----------  -----------  ---------------
                                              (UNAUDITED)  (UNAUDITED)
REVENUES:
  Product sales.............................   $  42,268    $  30,663    $ 139,260      $   3,488
  Inventory management service fees.........         367          303        1,459             67
                                              -----------  -----------  -----------        ------
                                                  42,635       30,966      140,719          3,555

COSTS OF GOODS SOLD.........................      29,416       21,008       96,393          2,442
                                              -----------  -----------  -----------        ------
  Gross profit..............................      13,219        9,958       44,326          1,113

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..................................       6,040        4,447       21,048            463
COMPENSATION EXPENSE OF STOCK OPTIONS.......         354       --           --             --
                                              -----------  -----------  -----------        ------
  Operating income..........................       6,825        5,511       23,278            650

INTEREST AND OTHER:
  Interest expense..........................       1,204        1,547        5,263            184
  Other income..............................         (51)          --         (147)            --
                                              -----------  -----------  -----------        ------
  Income before taxes.......................       5,672        3,964       18,162            466

PROVISION FOR INCOME TAXES..................       2,150        1,520        6,559            177
                                              -----------  -----------  -----------        ------
NET INCOME..................................   $   3,522    $   2,444    $  11,603      $     289
                                              -----------  -----------  -----------        ------
                                              -----------  -----------  -----------        ------
EARNINGS PER SHARE (Note 2):
  Basic.....................................   $    0.21    $    0.16    $    0.73      $    0.02
                                              -----------  -----------  -----------        ------
                                              -----------  -----------  -----------        ------
  Diluted...................................   $    0.19    $    0.16    $    0.70      $    0.02
                                              -----------  -----------  -----------        ------
                                              -----------  -----------  -----------        ------
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic.....................................      16,583       15,118       15,897         15,118
                                              -----------  -----------  -----------        ------
                                              -----------  -----------  -----------        ------
  Diluted...................................      18,158       15,118       16,509         15,118
                                              -----------  -----------  -----------        ------
                                              -----------  -----------  -----------        ------


 The accompanying notes are an integral part of these consolidated statements.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                COMMON STOCK       ADDITIONAL                 TOTAL
                                                           ----------------------    PAID-IN    RETAINED   STOCKHOLDERS'
                                                            SHARES      AMOUNT       CAPITAL    EARNINGS      EQUITY
                                                           ---------  -----------  -----------  ---------  ------------
INCEPTION, August 21, 1996...............................         --   $      --    $      --   $      --   $       --

INITIAL CONTRIBUTION OF CAPITAL..........................     14,328         143       20,108          --       20,251

EQUITY TRANSACTION EXPENSES..............................         --          --       (1,132)         --       (1,132)

STOCK ISSUED FOR SERVICES (Note 8).......................        790           8           (8)         --           --

NET INCOME...............................................         --          --           --         289          289
                                                           ---------       -----   -----------  ---------  ------------
BALANCE, September 30, 1996..............................     15,118         151       18,968         289       19,408

ISSUANCE OF STOCK........................................        797           8        1,160          --        1,168

CONVERSION OF NOTE PAYABLE...............................        682           7          993          --        1,000

PURCHASE OF STOCK........................................        (14)         --          (20)         --          (20)

NET INCOME...............................................         --          --           --      11,603       11,603
                                                           ---------       -----   -----------  ---------  ------------
BALANCE, September 30, 1997..............................     16,583         166       21,101      11,892       33,159

COMPENSATION EXPENSE FOR STOCK OPTIONS                            --          --          354          --          354

NET INCOME (unaudited)...................................         --          --           --       3,522        3,522
                                                           ---------       -----   -----------  ---------  ------------
BALANCE, December 31, 1997 (unaudited)...................     16,583   $     166    $  21,455   $  15,414   $   37,035
                                                           ---------       -----   -----------  ---------  ------------
                                                           ---------       -----   -----------  ---------  ------------


 The accompanying notes are an integral part of these consolidated statements.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                        THREE MONTHS
                                                     ENDED DECEMBER 31,      YEAR ENDED    PERIOD ENDED
                                                  ------------------------   SEPTEMBER     TO SEPTEMBER
                                                     1997         1996        30, 1997       30, 1996
                                                  -----------  -----------  ------------  ---------------
                                                  (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................   $   3,522    $   2,444    $   11,603      $     289
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities, net of acquisitions--
    Depreciation and amortization...............         354          278         1,031             27
    Provision for doubtful accounts.............          15           --           549             --
    Provision for excess and obsolete
      inventories...............................         707          502         2,338             --
    Deferred income taxes.......................        (141)          --        (1,377)            --
    Compensation expense for stock options               354           --            --             --
  Changes in operating assets and liabilities--
    Increase in accounts receivable.............      (4,534)      (2,012)       (8,384)        (1,375)
    Increase in inventories.....................      (7,836)        (520)       (2,902)          (330)
    (Increase) decrease in prepaid expenses and
      other.....................................        (217)         (85)          (60)           169
    Increase (decrease) in accounts payable.....       3,815          554         5,489           (304)
    Increase in income taxes payable............       1,732        1,453         1,395            177
    Decrease in accrued liabilities.............      (1,990)        (153)         (116)          (872)
                                                  -----------  -----------  ------------  ---------------
      Net cash provided by (used in) operating
        activities..............................      (4,219)       2,461         9,566         (2,219)
                                                  -----------  -----------  ------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..........................        (344)         (74)         (972)            (3)
  Acquisitions, net of cash acquired............          --           --            --        (70,066)
                                                  -----------  -----------  ------------  ---------------
      Net cash used in investing activities.....        (344)         (74)         (972)       (70,069)
                                                  -----------  -----------  ------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stock.............................          --           --         1,168         20,251
  Equity transaction expenses...................          --           --            --         (1,132)
  Loan acquisition costs........................          --           --            --         (2,309)
  Proceeds from initial borrowings..............          --           --            --         55,000
  Borrowings on revolving facility..............       3,000        3,000        11,700          2,000
  Payments on revolving facility................          --       (5,000)      (17,700)            --
  Payments on term note borrowings..............          --           --          (500)            --
  Purchase of stock.............................          --           --           (20)            --
                                                  -----------  -----------  ------------  ---------------
      Net cash provided by (used in) financing
        activities..............................       3,000       (2,000)       (5,352)        73,810
                                                  -----------  -----------  ------------  ---------------
NET INCREASE (DECREASE) IN CASH.................      (1,563)         387         3,242          1,522
CASH, beginning of period.......................       4,764        1,522         1,522             --
                                                  -----------  -----------  ------------  ---------------
CASH, end of period.............................   $   3,201    $   1,909    $    4,764      $   1,522
                                                  -----------  -----------  ------------  ---------------
                                                  -----------  -----------  ------------  ---------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest........................   $   1,239    $     936    $    4,385      $     174
  Cash paid for income taxes....................         559           --         6,539             --


 The accompanying notes are an integral part of these consolidated statements.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

1.  ORGANIZATION AND BUSINESS:

    TriStar Aerospace Co. (formerly Maple Leaf Aerospace, Inc.--see Note 10) and subsidiaries (the Company) is a single-source distributor of aerospace fasteners, fittings and other related hardware, and is a provider of customized inventory management services. The Company's major products include fasteners (bolts, nuts, pins, washers, screws and rivets), fluid and hydraulic systems parts (fittings, couplings and valves), bearings and related aerospace hardware. The Company's inventory management services provide a comprehensive and flexible outsourcing program under which the Company provides some or all of the material management functions necessary to procure and manage aerospace hardware for its customers. The Company has over 2,000 customers which include original equipment manufacturers of aircraft and aircraft components, commercial airlines and aircraft maintenance, repair and overhaul facilities.


    The Company was formed on August 21, 1996, and began operations on September 19, 1996, when it acquired Tri-Star Aerospace, Inc. and its subsidiary (Predecessor) and the Aviall Aerospace Business Unit of Aviall Services, Inc. and Aviall (Canada) Ltd. (Aviall Aerospace). The Company acquired the outstanding stock of Predecessor for $31.8 million, including $3 million of contingent consideration and assumption of $20.6 million of Predecessor debt. The contingent consideration was placed in escrow and is payable to the former shareholders of Predecessor on September 19, 1999, to the extent that such amount is not due the Company to satisfy certain indemnifications given the Company by the former Predecessor shareholders (see Note 6). Simultaneous with the acquisition of Predecessor, the Company acquired the assets of Aviall Aerospace for cash of $18.6 million and assumption of $3.2 million of accounts payable.


    The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to assets acquired and liabilities assumed based on the fair market values at the date of acquisition. The excess of purchase price over the fair market values of the net assets acquired has been recorded as goodwill.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The consolidated financial statements include accounts of TriStar Aerospace Co. and its subsidiaries. TriStar Aerospace Co. is a holding company and all assets and liabilities as well as results of operations of the Company are recorded through its wholly-owned operating subsidiaries. The assets of the holding company consist solely of the outstanding stock of the operating subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following:

                                                                            SEPTEMBER 30,
                                                           DECEMBER 31,  --------------------
                                                               1997        1997       1996
                                                           ------------  ---------  ---------
                                                                     (IN THOUSANDS)
Accounts receivable......................................   $   29,387   $  24,854  $  16,470
Less--allowance for doubtful accounts....................          563         549         --
                                                           ------------  ---------  ---------
                                                            $   28,824   $  24,305  $  16,470
                                                           ------------  ---------  ---------
                                                           ------------  ---------  ---------

    INVENTORIES

    Inventories are stated at the lower of cost (specific identification method) or market and consist of the following:

                                                                            SEPTEMBER 30,
                                                           DECEMBER 31,  --------------------
                                                               1997        1997       1996
                                                           ------------  ---------  ---------
                                                                     (IN THOUSANDS)
Inventories..............................................   $   79,253   $  71,417  $  68,521
Less--allowance for excess and obsolete
  inventories............................................        3,039       2,332         --
                                                           ------------  ---------  ---------
                                                            $   76,214   $  69,085  $  68,521
                                                           ------------  ---------  ---------
                                                           ------------  ---------  ---------

    Adjustments to the allowance for excess and obsolete inventories consist of the following:

                                                                               SEPTEMBER 30,
                                                             DECEMBER 31,   --------------------
                                                                 1997         1997       1996
                                                             -------------  ---------  ---------
                                                                       (IN THOUSANDS)
Balance, beginning of period...............................    $   2,332    $      --  $      --
Provision for excess and obsolete inventories..............          707        2,338         --
Inventories written off....................................           --           (6)        --
                                                                  ------    ---------  ---------
Balance, end of period.....................................    $   3,039    $   2,332         --
                                                                  ------    ---------  ---------
                                                                  ------    ---------  ---------

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and consist of leasehold improvements, computer hardware and software, furniture and fixtures, machinery, equipment and automobiles. Maintenance, repairs and betterments, including replacement of minor items of physical properties, are charged to expense; major additions to physical properties are capitalized. Property and equipment are depreciated using the straight-line method over the estimated useful lives ranging from three to fifteen years. Accumulated depreciation was approximately $693,000 at December 31, 1997, and $483,000 and $11,000 at September 30, 1997
and 1996, respectively.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INTANGIBLES AND OTHER ASSETS

    Intangibles and other assets are stated at cost net of amortization computed on the straight-line and effective interest methods. Components and useful lives of intangibles and other assets are as follows:

                                                                                SEPTEMBER 30,
                                                              DECEMBER 31,   --------------------
                                                                  1997         1997       1996
                                                              -------------  ---------  ---------
                                                                        (IN THOUSANDS)
Goodwill (30 years).........................................    $   7,111    $   7,111  $   7,111
Loan acquisition costs (7 years)............................        2,309        2,309      2,309
Other.......................................................           59           87         78
                                                                   ------    ---------  ---------
                                                                    9,479        9,507      9,498
Less--accumulated amortization..............................          722          575         17
                                                                   ------    ---------  ---------
                                                                $   8,757    $   8,932  $   9,481
                                                                   ------    ---------  ---------
                                                                   ------    ---------  ---------

    REVENUE RECOGNITION

    Revenues are recognized from product sales when the product is shipped and from inventory management service fees when the services are provided.

    SEGMENT INFORMATION

    During the year ended September 30, 1997, the Company had domestic revenues of $121.5 million, export revenues of $12.1 million and revenues from foreign operations of $7.1 million.

    INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the asset and liability method of accounting for income taxes. The differences between the financial statement and tax bases of assets and liabilities are determined annually. Deferred income tax assets and liabilities are computed for those differences using currently enacted tax laws and rates that apply to the periods in which they are expected to affect taxable income.

    EARNINGS PER SHARE

    The Company adopted SFAS No. 128, "Earnings Per Share," effective December 31, 1997, and all earnings per share amounts disclosed herein have been calculated under the provisions of SFAS No. 128. Basic earnings per common share were computed by dividing net income by the weighted average number

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) of shares of common stock outstanding during the reporting period. A reconciliation of net income and weighted average shares used in computing basic and diluted earnings per share is as follows:


                                                THREE-MONTHS
                                                   ENDED
                                                DECEMBER 31,       YEAR ENDED    PERIOD ENDED
                                            --------------------  SEPTEMBER 30,  SEPTEMBER 30,
                                              1997       1996         1997           1996
                                            ---------  ---------  -------------  -------------
                                                              (IN THOUSANDS)
Basic earnings per share:
Net income................................  $   3,522  $   2,444    $  11,603      $     289
                                            ---------  ---------  -------------  -------------
                                            ---------  ---------  -------------  -------------
Weighted average common shares............     16,583     15,118       15,897         15,118
                                            ---------  ---------  -------------  -------------
                                            ---------  ---------  -------------  -------------
Basic earnings per common share...........  $    0.21  $    0.16    $    0.73      $    0.02
                                            ---------  ---------  -------------  -------------
                                            ---------  ---------  -------------  -------------
Diluted earnings per share:
Net income................................  $   3,522  $   2,444    $  11,603      $     289
                                            ---------  ---------  -------------  -------------
                                            ---------  ---------  -------------  -------------
Weighted average common shares............     16,583     15,118       15,897         15,118
Dilutive effect of stock options..........      1,575         --          612             --
                                            ---------  ---------  -------------  -------------
Weighted average common shares, assuming
  dilutive effect of stock options........     18,158     15,118       16,509         15,118
                                            ---------  ---------  -------------  -------------
                                            ---------  ---------  -------------  -------------
Diluted earnings per common share.........  $    0.19  $    0.16    $    0.70      $    0.02
                                            ---------  ---------  -------------  -------------
                                            ---------  ---------  -------------  -------------


3.  CONCENTRATION OF BUSINESS RISK:

    The Company serves the aerospace industry and grants unsecured credit to its customers. Management's periodic evaluation of the adequacy of the allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, the Company's past loss experience, known and inherent risks in the customer base, adverse situations that may affect the customer's ability to repay and current economic conditions. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

    The Company provides a reserve for potentially excess and obsolete inventory. This reserve is based on management's estimates of future sales projections in the aerospace industry and its place in the industry, sales price, available customers and age of the inventory. This reserve is reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

4.  LONG-TERM DEBT:

    Long-term debt consists of the following:

                                                                            SEPTEMBER 30,
                                                           DECEMBER 31,  --------------------
                                                               1997        1997       1996
                                                           ------------  ---------  ---------
                                                                     (IN THOUSANDS)
$30 million revolving credit facility, matures September
  19, 2001, interest payable quarterly at the Bankers
  Trust Base Rate plus a spread (10% at September 30,
  1997), mandatory principal reductions of $15 million in
  September 2000 and 2001................................   $    3,000   $      --  $   6,000

Bank term note, matures September 30, 2003, interest
  payable quarterly at the Eurodollar rate plus a spread
  (9% at September 30, 1997), principal payments of $0.5
  million due annually September 1998 through 2002 with
  the balance due at maturity............................       49,500      49,500     50,000

Convertible note payable.................................           --          --      1,000
                                                           ------------  ---------  ---------
                                                                52,500      49,500     57,000
Current maturities of long-term debt.....................          500         500      1,500
                                                           ------------  ---------  ---------
                                                            $   52,000   $  49,000  $  55,500
                                                           ------------  ---------  ---------
                                                           ------------  ---------  ---------

    Future maturities of long-term debt at September 30, 1997 were as follows (in thousands):

1998...............................................................................  $     500
1999...............................................................................        500
2000...............................................................................        500
2001...............................................................................        500
2002...............................................................................        500
Thereafter.........................................................................     47,000
                                                                                     ---------
                                                                                        49,500
Current maturities of long-term debt...............................................        500
                                                                                     ---------
                                                                                     $  49,000
                                                                                     ---------
                                                                                     ---------

    The revolving facility and term note provide for borrowings up to $80 million. All of the Company's debt is borrowed by an operating subsidiary and is collateralized by substantially all assets of the operating subsidiaries of the Company. The debt is subject to certain financial covenants and restricts dividends or loans by the operating subsidiaries to the holding company. At September 30, 1997, the Company was in compliance with the covenants.

    During 1997, the majority shareholder converted a $1 million noninterest-bearing note into 682,244 shares of Company stock. The conversion was treated as a noncash transaction for purposes of the consolidated statement of cash flows.

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

4.  LONG-TERM DEBT: (CONTINUED)
    Subsequent to year end, the revolving facility and term note agreement was amended to adjust certain financial covenants and reduce the interest rate spreads applicable to each of the facilities which vary depending on the Company's leverage ratio.

    Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the long-term debt approximates the carrying value.

5.  INCOME TAXES:

    The provision for income taxes includes the following components for the periods ended September 30:

                                                                                           1997       1996
                                                                                         ---------  ---------
                                                                                            (IN THOUSANDS)
Federal:
  Current..............................................................................  $   6,714  $     149
  Deferred.............................................................................     (1,236)        --
State:
  Current..............................................................................      1,222         28
  Deferred.............................................................................       (141)        --
                                                                                         ---------  ---------
Provision for income taxes.............................................................  $   6,559  $     177
                                                                                         ---------  ---------
                                                                                         ---------  ---------

    The provision for income taxes was at an effective rate of 36 percent and 38 percent in 1997 and 1996, respectively. The following reconciles the provision for income taxes included in the consolidated statements of income with the provision which would result from the application of the statutory federal tax rate to pretax federal income:

                                                                                           1997       1996
                                                                                         ---------  ---------
                                                                                            (IN THOUSANDS)
Expected provision at federal statutory rate of 35% and 34% for 1997 and 1996,
  respectively.........................................................................  $   6,357  $     159
Increase (decrease) resulting from:
  State income taxes, net of federal income tax benefit................................        726         18
  Issuance of stock as consideration...................................................       (452)        --
  Other................................................................................        (72)        --
                                                                                         ---------  ---------
Provision for income taxes.............................................................  $   6,559  $     177
                                                                                         ---------  ---------
                                                                                         ---------  ---------

    The Company's net deferred tax asset was as follows at September 30, 1997 (in thousands):

  Inventory valuation reserves...............................  $     912
  Accrued compensation.......................................        138
  Accounts receivable valuation reserves.....................        182
  Accrued professional fees..................................         76
  Other......................................................         69
                                                               ---------
    Net deferred tax asset...................................  $   1,377
                                                               ---------
                                                               ---------

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

6.  COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Company leases office and warehouse facilities and certain computer equipment under operating leases expiring from December 1997 to April 2002. Future minimum annual lease commitments at September 30, 1997 are approximately as follows (in thousands):

1998................................................................  $     706
1999................................................................        465
2000................................................................        309
2001................................................................         71
2002................................................................         57
Thereafter..........................................................         31
                                                                      ---------
                                                                      $   1,639
                                                                      ---------
                                                                      ---------

    SALES AND PURCHASE CONTRACTS

    The Company is a party to various sales contracts with airlines that require the Company to provide certain parts at fixed prices. The contracts typically have a two-year life. Generally, vendor purchases are made under distributorship agreements which are cancelable upon 30-days notice.

    EMPLOYEE BENEFIT PLANS

    The Company sponsors a defined contribution profit sharing and 401(k) savings plan which covers all employees with at least three months of service. The Company matches 50 percent of employee contributions to the extent that the employee's contributions do not exceed five percent of defined compensation. Additional contributions may be made to the plan at the discretion of the Board. Expenses related to the plan for the year ended September 30, 1997 and the period ended September 30, 1996 were $110,000 and $2,000, respectively.

    The Company has an employees' welfare benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The plan provides death benefits covering substantially all employees of the Company. The plan requires the Company to contribute to the trust such amounts as the Board determines necessary to properly fund the benefits payable under the plan. Expenses related to the plan for the year ended September 30, 1997 and the period ended September 30, 1996 were $42,000 and $5,000, respectively.

    LITIGATION

    The Company is the defendant in two separate lawsuits for purchase of a former Predecessor employee's stock in Predecessor and the rescission of a certificate for stock in Predecessor. As discussed in Note 1, $3 million of the purchase price of Predecessor was placed in escrow as indemnification to the Company by the former shareholders of Predecessor to satisfy the liability, if any, that the Company must pay. While the amount claimed in the lawsuits is significant in the aggregate, management believes that the Company's ultimate liability in excess of the indemnification, if any, will not be material to the consolidated financial position or results of operations of the Company.


    Various other lawsuits, claims and proceedings have been or may be instituted or asserted against the Company. While the amounts claimed may be substantial, the ultimate liability cannot now be determined because of the considerable uncertainties that exist. Therefore, it is possible that results of operations or

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

6.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)

liquidity in a particular period could be materially affected by certain contingencies. However, based on facts currently available, management believes it is remote that the matters pending or asserted will have a materially adverse effect on the financial position of the Company.


7.  SALES TO SIGNIFICANT CUSTOMERS:

    During the year ended September 30, 1997, the Company had two customers that accounted for 24.8 percent and 11.7 percent of consolidated revenues, respectively.

8. RELATED PARTY TRANSACTIONS:

    In conjunction with the acquisitions, an officer of the Company was issued 790,000 shares of common stock as consideration for services rendered in connection with securing the equity to complete the transaction. The stock issuance is recorded as a reduction in additional paid-in capital for the par value of the shares issued in the consolidated statements of stockholders' equity. This transaction was accounted for as a non-cash financing activity and, therefore, is not included in the consolidated statement of cash flows.

    As compensation for services rendered in coordinating, structuring and consummating the simultaneous acquisitions of the Predecessor and Aviall Aerospace, the Company agreed to pay an officer a fee of $2,560,000. The fee was accrued as part of the purchase price accounting and was included in the allocation of costs to the fair market value of assets acquired at September 19, 1996. As of September 30, 1997, the Company had paid $51,370 with the balance to be paid during fiscal 1998.

9. EMPLOYEE STOCK PLANS:

    STOCK PURCHASE PLAN

    The Company adopted an employee stock purchase plan which reserves 790,000 shares of common stock for issuance to any employee, officer or director at the discretion of the Board. The number of shares issued to each individual and the price to be paid for the shares is determined solely by the Board. During 1997, 660,598 shares were issued under the plan at prices which approximated the fair market value of the Company's stock on the date of commitment to issuance.

    STOCK OPTION PLAN


    The Company adopted a stock option plan which allows for the issuance of 3,950,000 options to key employees of the Company. The options become available in equal annual portions through fiscal 2001 based on the attainment of certain financial performance measures. Once available, 25 percent become vested immediately, and the remaining options vest ratably over the following three years. All options which do not become available through the attainment of the performance measures become available and exercisable in June 2006. Under the plan, options are to be granted with an exercise price equal to or greater than the fair market value of the Company's common stock at the date of grant. In December 1997, 158,000 options were issued to one employee at a discount from the fair value at the date of grant. Of these shares, 31,600 became immediately exercisable and the remaining options vest over a four year period or become immediately exercisable upon the completion of an initial public offering. The Company has recorded additional compensation of $354,000 in the three month period ended December 31, 1997, for the discount from the fair value for the 31,600 shares exercisable at the grant date. Compensation expense of $1,416,000 will be recorded when the remaining options vest. All options expire in September 2006. The

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

9. EMPLOYEE STOCK PLANS: (CONTINUED)
Company applies fixed plan accounting to the plan as both the number of options and the exercise price of the options is known at the grant date. A summary of the Company's stock option activity is as follows:


                                                                             SHARES    WEIGHTED AVERAGE
                                                                             UNDER         PRICE PER
                                                                             OPTION         OPTION
                                                                           ----------  -----------------
Outstanding, August 21, 1996.............................................          --      $      --
  Granted, exercise price equal to market price..........................   2,214,845           1.47
  Granted, exercise price exceeds market price...........................     361,820           7.60
                                                                           ----------          -----
Outstanding, September 30, 1996..........................................   2,576,665           2.33
  Granted, exercise price equal to market price..........................     571,960           1.71
  Granted, exercise price exceeds market price...........................     500,545           7.60
                                                                           ----------          -----
Outstanding, September 30, 1997..........................................   3,649,170           2.96
  Granted, exercise price equal to market price..........................     158,000           3.80
                                                                           ----------          -----
Outstanding, December 31, 1997...........................................   3,807,170      $    2.99
                                                                           ----------          -----
                                                                           ----------          -----


    The following is a summary of stock options outstanding as of December 31, 1997:


            OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
--------------------------------------------  ------------------------
                  OPTION        REMAINING                   EXERCISE
   OPTIONS       EXERCISE      CONTRACTUAL      OPTIONS     PRICE PER
 OUTSTANDING       PRICE          LIFE        EXERCISABLE     SHARE
--------------  -----------  ---------------  -----------  -----------
    2,715,075    $    1.47           8.75        242,906    $    1.47
      172,473         2.91           8.75         40,102         2.91
       71,730         3.37           8.75         22,920         3.37
      158,000         3.80           8.75         31,600         3.80
      172,473         5.09           8.75             --         5.09
      172,473         7.34           8.75             --         7.34
      172,473         9.93           8.75             --         9.93
      172,473        12.75           8.75             --        12.75
--------------                        ---     -----------
    3,807,170                        8.75        337,528
--------------                        ---     -----------
--------------                        ---     -----------


    The Company adopted the disclosure-only provisions of SFAS 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plan. However, pursuant to the requirements of SFAS 123, the following disclosures are presented to reflect the Company's pro forma net income for the year ended September 30, 1997, and the period ended September 30, 1996, as if the fair value method of accounting prescribed by SFAS 123 had been used. Had compensation cost for the Company's stock option plan been determined consistent with the provisions of

                     TRISTAR AEROSPACE CO. AND SUBSIDIARIES

              (UNAUDITED AS TO INFORMATION FOR DECEMBER 31, 1997)

9. EMPLOYEE STOCK PLANS: (CONTINUED)
SFAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


NET INCOME (in thousands):                                              1997       1996
                                                                      ---------  ---------
  As reported.......................................................  $  11,603  $     289
  Pro forma.........................................................     11,474        289

BASIC EARNINGS PER SHARE:
  As reported.......................................................  $    0.73  $    0.02
  Pro forma.........................................................       0.72       0.02

DILUTED EARNINGS PER SHARE:
  As reported.......................................................  $    0.70  $    0.02
  Pro forma.........................................................  $    0.70  $    0.02



    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions: dividend yield of 0 percent, weighted-average risk-free interest rate of 6.50 percent and 6.63 percent in 1997 and 1996, respectively, and expected lives of ten years.


10. SUBSEQUENT EVENT:

    On February 11, 1998, the Company adopted a resolution to change its name from Maple Leaf Aerospace, Inc. to TriStar Aerospace Co. Such name change has been reflected herein.

    On February 11, 1998, the Company declared a 158 for one stock split. The earnings per share and share amounts in the consolidated financial statements and the notes thereto have been restated to reflect the stock split.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of TriStar Aerospace Co.:

    We have audited the accompanying combined statements of operations and cash flows of Tri-Star Aerospace, Inc. (a Florida corporation) and subsidiary and affiliate for the periods ended September 19, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Tri-Star Aerospace, Inc. and subsidiary and affiliate for the periods ended September 19, 1996 and December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tulsa, Oklahoma
  January 24, 1997

                    TRI-STAR AEROSPACE, INC. AND SUBSIDIARY

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                      PERIOD ENDED    YEAR ENDED
                                                                                      SEPTEMBER 19,  DECEMBER 31,
                                                                                          1996           1995
                                                                                      -------------  ------------
REVENUES............................................................................    $  55,186     $   65,579

COST OF GOODS SOLD..................................................................       39,490         46,763
                                                                                      -------------  ------------
  Gross profit......................................................................       15,696         18,816

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES........................................        8,897         12,488
                                                                                      -------------  ------------
  Operating income..................................................................        6,799          6,328

INTEREST EXPENSE....................................................................        1,512          2,251

OTHER INCOME........................................................................          (19)           (27)
                                                                                      -------------  ------------
  Net income........................................................................    $   5,306     $    4,104
                                                                                      -------------  ------------
                                                                                      -------------  ------------

        The accompanying notes are an integral part of these statements.

                    TRI-STAR AEROSPACE, INC. AND SUBSIDIARY

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      PERIOD ENDED    YEAR ENDED
                                                                                      SEPTEMBER 19,  DECEMBER 31,
                                                                                          1996           1995
                                                                                      -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income........................................................................    $   5,306     $    4,104
  Adjustments to reconcile net income to net cash provided by (used in) operating activities--
    Depreciation and amortization...................................................          356            480
    Provision for excess and obsolete inventories...................................        1,961          1,850
    Payment of dividends to minority interest owners................................         (272)            --
  Changes in operating assets and liabilities--
    Increase in accounts receivable.................................................         (499)        (2,613)
    Increase in inventories.........................................................         (541)        (8,548)
    (Increase) decrease in prepaid expenses and other...............................         (163)            27
    Increase in trade accounts payable..............................................        1,991            727
    Increase (decrease) in integrated supply program contract payable...............          625           (202)
    Increase in accrued liabilities.................................................          292            658
                                                                                      -------------  ------------
        Net cash provided by (used in) operating activities.........................        9,056         (3,517)
                                                                                      -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Repayment of notes receivable.....................................................          121            700
  Capital expenditures..............................................................         (190)          (381)
                                                                                      -------------  ------------
        Net cash provided by (used in) investing activities.........................          (69)           319
                                                                                      -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings..........................................................       18,754         43,235
  Payments on debt..................................................................      (23,294)       (38,876)
  Proceeds from borrowings from stockholder.........................................           --            500
  Payments on debt to stockholder...................................................           --           (500)
  Distributions to stockholders.....................................................       (3,832)        (2,180)
  Proceeds from other note..........................................................           --          1,000
                                                                                      -------------  ------------
        Net cash provided by (used in) financing activities.........................       (8,372)         3,179
                                                                                      -------------  ------------

NET INCREASE (DECREASE) IN CASH.....................................................          615            (19)

CASH, beginning of period...........................................................          131            150
                                                                                      -------------  ------------
CASH, end of period.................................................................    $     746     $      131
                                                                                      -------------  ------------
                                                                                      -------------  ------------
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest............................................................    $   1,646     $    2,200
                                                                                      -------------  ------------
                                                                                      -------------  ------------

        The accompanying notes are an integral part of these statements.

                    TRI-STAR AEROSPACE, INC. AND SUBSIDIARY

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS:

    Tri-Star Aerospace, Inc. and subsidiary (the Company) is a single-source distributor of aerospace fasteners, fittings, and other related hardware. The Company's major products include fasteners (bolts, nuts, pins, washers, screws, rivets), fluid and hydraulic systems parts (fittings, couplings, valves), bearings and related aerospace hardware. The Company has over 2,000 customers which include original equipment manufacturers of aircraft and aircraft components, commercial airlines and aircraft maintenance, repair and overhaul facilities.


    The Company owns 73.8 percent of Tri-Star International, Inc. (an inactive Interest Charge Domestic International Sales Corporation). Included in the combined financial statements of the Company is Tri-Star Inventory Management Services, Inc. (TIMS), a company under the common ownership and control of the Company's stockholders.


    The Company's central distribution facility is located in Tulsa, Oklahoma. The Company has eight additional sales offices and six regional warehouses, located within the United States, Canada and the United Kingdom.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The combined financial statements include accounts of Tri-Star Aerospace, Inc., Tri-Star International, Inc. and Tri-Star Inventory Management Service, Inc. Intercompany transactions have been eliminated.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    Revenues are recognized at the time of shipment.

    INCOME TAXES

    The Company's stockholders have elected to be taxed under the S Corporation provisions of the Internal Revenue Code of 1986, as amended. As an S Corporation, the earnings of the Company are taxable to the individual stockholders, and therefore, the Company does not record deferred tax assets or liabilities or income tax expense.

3.  CONCENTRATION OF BUSINESS RISK:

    The Company serves the aerospace industry and grants unsecured credit to its customers. Management's periodic evaluation of the adequacy of the allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, the Company's past loss experience, known and inherent risks in the customer base, adverse situations that may affect the customer's ability to repay and

                    TRI-STAR AEROSPACE, INC. AND SUBSIDIARY

3. CONCENTRATION OF BUSINESS RISK: (CONTINUED) current economic conditions. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

    The Company also provides a reserve for potentially excess and obsolete inventory. This reserve is based on management's estimates of future sales projections in the aerospace industry and its place in the industry, sales price, available customers and age of the inventory. This reserve is reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

    During the period ended September 19, 1996, and the year ended December 31, 1995, the Company had three customers that individually accounted for more than ten percent of revenues.

4.  COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Company leases office and warehouse facilities and certain computer equipment under operating leases expiring from September 1996 to November 2000. Future minimum annual lease commitments (September 30 year-end) at September 19, 1996, are approximately as follows (in thousands):

YEAR                                                                                    AMOUNT
-------------------------------------------------------------------------------------  ---------
1997.................................................................................  $     617
1998.................................................................................        611
1999.................................................................................        411
2000.................................................................................        171
2001.................................................................................         14
                                                                                       ---------
                                                                                       $   1,824
                                                                                       ---------
                                                                                       ---------

    SALES AND PURCHASE CONTRACTS

    The Company is a party to various sales contracts with airlines that require the Company to provide certain parts at fixed prices. The contracts generally have a two-year life. Generally, vendor purchases are made under distributorship agreements which are cancelable upon 30-days notice.

    EMPLOYEE BENEFIT PLANS

    The Company has an employee savings and investment plan (the Plan) which is qualified under Section 401(k) of the Internal Revenue Code. The Plan is a defined contribution plan covering all employees of the Company. All employees hired as of the first day of the year may contribute, on a pre-tax basis, up to the maximum amount allowable by law. The Company may, at the discretion of the Board of Directors, make a contribution to the plan up to 10 percent of the employee's base earnings. Only employees who worked a minimum of 1,000 hours in the previous year are eligible for the Company's contribution. The Company expensed $45,000 and $0 in 1996 and 1995, respectively, related to the Company's contributions.

    The Company has an employees' welfare benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The Plan provides death benefits covering

                    TRI-STAR AEROSPACE, INC. AND SUBSIDIARY

4. COMMITMENTS AND CONTINGENCIES: (CONTINUED) substantially all employees of the Company. The Plan requires the Company to contribute to the trust such amounts as the Board of Directors determines necessary to properly fund the benefits payable under the Plan.

    LITIGATION

    The Company is the defendant in two separate lawsuits for purchase of a former employee's stock in the Company and the rescission of a certificate for stock in the Company. While the amount of the lawsuits is significant in the aggregate, management believes that the Company's ultimate liability, if any, will not be material to its combined financial position or results of combined operations. The stockholders of the Company have indemnified TriStar Aerospace Co. by accepting contingent consideration for a portion of the sales price (see
Note 5).

5.  SUBSEQUENT EVENT:


    On September 19, 1996, the Company was acquired by TriStar Aerospace Co. (TriStar, formerly Maple Leaf Aerospace, Inc.) through a series of transactions for approximately $31.8 million, including $3 million of contingent consideration and assumption of 20.6 million in debt. Such contingent consideration was placed in escrow and is payable to the shareholders of the Company on September 19, 1999, to the extent that such amount is not due TriStar to satisfy certain indemnifications given TriStar by the former shareholders.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of TriStar Aerospace Co.:

    We have audited the accompanying statements of operating income (loss) and cash flows of the Aviall Aerospace Business Unit of Aviall, Inc. (a Delaware corporation) for the periods ended September 19, 1996 and December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Aviall Aerospace Business Unit of Aviall, Inc. for the periods ended September 19, 1996 and December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Tulsa, Oklahoma

  May 9, 1997

                 AVIALL AEROSPACE BUSINESS UNIT OF AVIALL, INC.
                     STATEMENTS OF OPERATING INCOME (LOSS)
                                 (IN THOUSANDS)

                                                                                      PERIOD ENDED    YEAR ENDED
                                                                                      SEPTEMBER 19,  DECEMBER 31,
                                                                                      -------------  ------------
                                                                                          1996           1995
                                                                                      -------------  ------------
REVENUES............................................................................    $  23,085     $   25,580

COST OF GOODS SOLD..................................................................       18,050         19,778
                                                                                      -------------  ------------
  Gross profit......................................................................        5,035          5,802
                                                                                      -------------  ------------
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
  Third-party expenses..............................................................        3,541          4,213
  Intercompany allocations..........................................................        1,189          1,671
                                                                                      -------------  ------------
                                                                                            4,730          5,884
                                                                                      -------------  ------------
Operating income (loss).............................................................    $     305     $      (82)
                                                                                      -------------  ------------
                                                                                      -------------  ------------

        The accompanying notes are an integral part of these statements.

                 AVIALL AEROSPACE BUSINESS UNIT OF AVIALL, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      PERIOD ENDED    YEAR ENDED
                                                                                      SEPTEMBER 19,  DECEMBER 31,
                                                                                      -------------  ------------
                                                                                          1996           1995
                                                                                      -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Operating income (loss)...........................................................    $     305     $      (82)
  Adjustments to reconcile operating income (loss) to net cash used in operating activities--
    Depreciation....................................................................          304            388
    Loss (gain) on sale of fixed assets.............................................            2             (2)
    Provision for excess and obsolete inventories...................................        1,072          1,901
    Changes in assets and liabilities--
      Decrease (increase) in accounts receivable....................................          607         (2,098)
      Increase in inventories.......................................................       (5,164)       (10,443)
      (Increase) decrease in prepaid expenses and other.............................          (21)           305
      (Decrease) increase in accounts payable.......................................       (1,947)         2,333
      (Decrease) increase in accrued liabilities....................................           (3)            34
                                                                                      -------------  ------------
        Net cash used in operating activities.......................................       (4,845)        (7,664)
                                                                                      -------------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..............................................................         (245)          (378)
                                                                                      -------------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net intercompany borrowings.......................................................        5,090          8,049
                                                                                      -------------  ------------
NET INCREASE IN CASH................................................................           --              7

CASH, beginning of period...........................................................           22             15
                                                                                      -------------  ------------
CASH, end of period.................................................................    $      22     $       22
                                                                                      -------------  ------------
                                                                                      -------------  ------------

        The accompanying notes are an integral part of these statements.

                 AVIALL AEROSPACE BUSINESS UNIT OF AVIALL, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND BUSINESS:

    Aviall, Inc.'s (Aviall) aerospace business unit (Aviall Aerospace) is engaged in the distribution of aerospace fasteners to major aircraft original equipment manufacturers and their subcontractors, primarily in the United States and Canada. Aviall Aerospace's principal location is a facility in Dallas, Texas with additional stocking locations in Toronto, Montreal, Long Beach and St. Louis. Prior to the sale of Aviall Aerospace, discussed in Note 6, the U.S. operations were a portion of Aviall Services, Inc., a U.S. wholly owned subsidiary of Aviall, and the stocking locations in Toronto and Montreal, Canada were a portion of Aviall Ltd., a wholly owned foreign subsidiary of Aviall.

2.  BASIS OF PRESENTATION:

    The accompanying statements of operating income (loss) are intended to present the results of Aviall Aerospace including allocations for corporate level expenses (see Note 5) incurred by Aviall and allocated to Aviall Aerospace. The statements are not intended to be a complete presentation of Aviall Aerospace's results of operations. The losses of Aviall Aerospace were included in Aviall's consolidated corporate tax return. No provision or benefit for income taxes has been recorded in the statements of operating income (loss).

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  CONCENTRATION OF BUSINESS RISK:

    Aviall Aerospace serves the aerospace industry and grants unsecured credit to its customers. Management's periodic evaluation of the adequacy of the allowance for doubtful accounts is based on management's estimates of the creditworthiness of its customers, Aviall Aerospace's past loss experience, known and inherent risks in the customer base, adverse situations that may affect the customer's ability to repay and current economic conditions. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

    Aviall Aerospace also provides a reserve for potentially excess or obsolete inventory. This reserve is based on management's estimates of future sales projections in the aerospace industry and its place in the industry, sales price, available customers and age of the inventory. This reserve is reviewed periodically and as adjustments become necessary, they are reported in earnings in the periods in which they become known.

    During the period ended September 19, 1996, and the year ended December 31, 1995, Aviall Aerospace had two customers that individually accounted for more than ten percent of revenues.

4.  COMMITMENTS:

    Aviall Aerospace is a party to various sales contracts with airlines that require Aviall Aerospace to provide certain parts at fixed prices. The contracts generally have a two-year life. Generally, vendor purchases are made under distributorship agreements which are cancelable upon 30 days notice.

                 AVIALL AEROSPACE BUSINESS UNIT OF AVIALL, INC.

5.  TRANSACTIONS WITH AFFILIATES:

    Aviall Aerospace had sales of $1,254,000 and $2,139,000 in 1996 and 1995, respectively, to Aviall affiliates. Corporate level expenses of $1,189,000 and $1,671,000 were allocated to Aviall Aerospace in 1996 and 1995, respectively. These corporate allocations include general corporate expenses such as telephone, rent, utilities, maintenance, supplies, accounting, management salaries and marketing.

6.  SUBSEQUENT EVENT:


    On September 19, 1996, certain net assets of Aviall Aerospace were purchased by TriStar Aerospace Co. (formerly Maple Leaf Aerospace, Inc.) for approximately $18.6 million and assumption of $3.2 million of accounts payable.

                          Photographs and TriStar Logo



    [Six photographs surround the TriStar logo. The photographs include (from the top left hand corner, continuing clockwise): (i) airplane assembly facility containing a partially assembled aircraft; (ii) various hardware which the Company distributes; (iii) bar-code label machine; (iv) various hardware which the Company distributes; (v) airplane assembly facility containing two partially assembled aircraft; and (vi) a Company employee using a bar-code scanner.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Summary Historical Financial and Operating Data...........................    7
Risk Factors..............................................................    9
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   14
Selected Historical Financial and Operating Data..........................   15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   17
Industry Overview.........................................................   24
Business..................................................................   25
Management................................................................   34
Principal and Selling Stockholders........................................   42
Certain Transactions......................................................   44
Description of Capital Stock..............................................   47
Shares Eligible For Future Sale...........................................   51
Certain U.S. Tax Considerations Applicable to Non-U.S. Holders of the
  Common Stock............................................................   53
Underwriting..............................................................   55
Legal Matters.............................................................   58
Experts...................................................................   58
Available Information.....................................................   58
Index to Financial Statements.............................................  F-1

                                 --------------

  UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               13,276,858 Shares

                                     [LOGO]
                             TRISTAR AEROSPACE CO.
                                  Common Stock

                                 --------------

                              P R O S P E C T U S
                                 --------------
                                 BT ALEX. BROWN
                          SBC WARBURG DILLON READ INC.
                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION


                                                                   APRIL 6, 1998

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                               13,276,858 SHARES

                                     [LOGO]

                             TRISTAR AEROSPACE CO.

                                  COMMON STOCK
                                  -----------


    Of the 13,276,858 shares of Common Stock (the "Common Stock") of TriStar Aerospace Co. (the "Company") offered hereby, 2,000,000 shares are being offered outside the United States and Canada (the "International Offering") and 11,276,858 shares are being offered in a concurrent offering in the United States and Canada (the "U.S. Offering," and together with the International Offering, the "Offering"). The initial public offering price and underwriting discount per share for the International Offering and the U.S. Offering are identical. See "Underwriting." All of the 13,276,858 shares of Common Stock offered hereby are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares of Common Stock in the Offering. It is currently estimated that the initial public offering price per share of Common Stock in the Offering will be between $14.00 and $16.00. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange.

                                 --------------

   SEE "RISK FACTORS" BEGINNING ON PAGE 9 HEREOF FOR A DISCUSSION OF CERTAIN
          MATTERS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                 -------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                           PRICE            UNDERWRITING        PROCEEDS TO
                                                             TO            DISCOUNTS AND          SELLING
                                                           PUBLIC           COMMISSIONS       STOCKHOLDERS(1)
Per share..........................................          $                   $                   $
Total(2)...........................................          $                   $                   $

(1) The Selling Stockholders will bear all of the expenses of registration and distribution of the shares of Common Stock offered hereby.


(2) Certain stockholders of the Company have granted the Underwriters a 30-day option to purchase up to 1,991,276 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the options are exercised, the Underwriters will offer the additional shares to the public at the Price to Public shown above. If such options are exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Selling Stockholders will be $    , $    and $    ,
    respectively. See "Underwriting."

                                 --------------

    The shares of Common Stock are offered by the several International Managers, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the International Managers to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of BT Alex. Brown Incorporated, Baltimore, Maryland,
on or about     , 1998.


BT ALEX. BROWN INTERNATIONAL                             SBC WARBURG DILLON READ


                   THE DATE OF THIS PROSPECTUS IS     , 1998.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

  NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY INTERNATIONAL MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Summary Historical Financial and Operating Data...........................    7
Risk Factors..............................................................    9
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   14
Selected Historical Financial and Operating Data..........................   15
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   17
Industry Overview.........................................................   24
Business..................................................................   25
Management................................................................   34
Principal and Selling Stockholders........................................   42
Certain Transactions......................................................   44
Description of Capital Stock..............................................   47
Shares Eligible For Future Sale...........................................   51
Certain U.S. Tax Considerations Applicable to Non-U.S. Holders of the
  Common Stock............................................................   53
Underwriting..............................................................   55
Legal Matters.............................................................   58
Experts...................................................................   58
Available Information.....................................................   58
Index to Financial Statements.............................................  F-1

                                 --------------

  UNTIL       , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               13,276,858 Shares

                                     [LOGO]
                             TRISTAR AEROSPACE CO.
                                  Common Stock

                                 --------------

                              P R O S P E C T U S
                                 --------------

                          BT ALEX. BROWN INTERNATIONAL
                            SBC WARBURG DILLON READ

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE OR DISTRIBUTION.(1)

Filing Fee--Securities and Exchange Commission..................  $  72,067
Listing Fee--New York Stock Exchange............................      *
Filing Fee--National Association of Securities Dealers, Inc.....     24,929
Accounting Fees and Expenses....................................      *
Printing and Engraving Expenses.................................      *
Legal Fees and Expenses.........................................      *
Transfer Agent and Registrar Fees...............................      *
Miscellaneous Expenses..........................................      *
                                                                  ---------
    Total.......................................................      *
                                                                  ---------
                                                                  ---------

------------------------

*   To be added by amendment.

(1) The Selling Stockholders will bear all of the expenses of registration and distribution of the shares of Common Stock registered hereunder.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Certificate of Incorporation (the "Certificate") of the Company provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law (the "Delaware Law"), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the Company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

    The Registrant, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Company currently maintains a Directors and Officers Liability Insurance policy to cover indemnifiable losses of up to $10,000,000 that may payable by the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    On September 19, 1996, the Company issued and sold an aggregate of 14,327,756 shares of its common stock to Odyssey Partners, L.P., BT Investment Partners, Inc., R.P. Small Corp. and Mr. Quentin Bourjeaurd in consideration for $1.465759 per share, or $21,001,044.38 in the aggregate. Simultaneously, the Company issued 790,000 shares of its common stock to Mr. Bourjeaurd in consideration for services rendered to the Company by Mr. Bourjeaurd in coordinating, structuring and consummating the Company's acquisition of Tri-Star Aerospace, Inc. and the Aviall Aerospace business unit of Aviall Services, Inc.

On January 15, 1997, the Company issued and sold 682,244 shares of its common stock to Odyssey Partners, L.P. upon the conversion of a $1,000,005.62 convertible note made on September 19, 1996 by the Company to Odyssey Partners, L.P. On April 29, 1997 the Company issued and sold an aggregate of 136,354 shares of its common stock to four individuals, each of which was an "accredited investor" as defined in Rule 501(a) under the Securities Act, in consideration for $1.465759 per share, or $199,862.17 in the aggregate.

    With respect to the above-described transactions, the Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act relating to transactions by an issuer not involving any public offering.

    On May 30, 1997, the Company issued and sold an aggregate of 660,598 shares of its common stock to 21 employees of the Company pursuant to the Company's Stock Purchase Plan in consideration for $1.465759 per share, or $968,277.79 in the aggregate. Such shares were issued in reliance upon the exemption from registration provided by Rule 701 under the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBIT NO.    DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
       1.1     Form of Underwriting Agreement(2)..................................................................

       1.2     Form of International Underwriting Agreement(2)....................................................

       2.1     Agreement and Plan of Merger, dated as of August 28, 1996, by and among Maple Leaf Aerospace, Inc.,
                 Aero Acquisition Corp., Aerospace Merger Sub I, Inc., Tri-Star Aerospace, Inc., and certain
                 Stockholders.(#).................................................................................

       2.2     Asset Purchase Agreement, dated September 5, 1996, by and among Aviall (Canada) Ltd., Aviall
                 Services Inc. and Maple Leaf Aerospace, Inc.(#)..................................................

       3.1     Amended and Restated Certificate of Incorporation of the Company(2)................................

       3.2     Bylaws of the Company(2)...........................................................................

       4.1     Form of Common Stock Certificate(2)................................................................

       5.1     Opinion of Weil, Gotshal & Mangers LLP(2)..........................................................

      10.1     Credit Agreement, dated as of September 19, 1996, among the Company and Bankers Trust Company, as agent.(#)........................................................................................

      10.2     First Amendment to Credit Agreement, dated as of April, 1997, among the Company and Bankers Trust
                 Company, as agent.(#)............................................................................

      10.3     Second Amendment to Credit Agreement, dated as of August 4, 1997, among the Company and Bankers
                 Trust Company, as agent.(#)......................................................................

      10.4     Third Amendment to Credit Agreement, dated as of November 7, 1997, among the Company and Bankers
                 Trust Company, as agent.(#)......................................................................

      10.5     Security Agreement, dated as of September 19, 1996, among the Company and Bankers Trust Company, as agent.(#)........................................................................................

      10.6     Pledge Agreement, dated as of September 19, 1996, among the Company and Bankers Trust Company, as agent.(#)........................................................................................

      10.7     Lease Agreement, dated July 12, 1990, among the Company and Robert L. Zeligson Trust.(#)...........

      10.8     Lease Agreement, dated December 4, 1990, among the Company and Robert L. Zeligson Trust.(#)........

EXHIBIT NO.    DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
      10.9     Lease Agreement, dated May 31, 1991, among the Company and Robert L. Zeligson Trust.(#)............

      10.10    Build and Lease Agreement, dated April 30, 1993, among the Company and Robert L. Zeligson
                 Trust.(#)........................................................................................

      10.11    Sublease, dated as of September 19, 1996, among the Company and Aviall Services, Inc., together with First Amendment to Sublease, dated as of September 19, 1996, among the Company and Aviall
                 Services, Inc.(#)................................................................................

      10.12    Lease Agreement, dated January 28, 1997, among the Company and Robert L. Zeligson Trust.(#)........

      10.13    Lease Agreement, dated September 16, 1997, among the Company and William Weinberg.(#)..............

      10.14    Registration Rights Agreement, dated November 7, 1996, among the Company, Odyssey Partners, L.P.
                 and certain Stockholders, together with Letter Agreement, dated November 7, 1996, among the
                 Company, R.P. Small Corp. and Odyssey Partners, L.P.(#)..........................................

      10.15    Amended and Restated Management Stockholders' and Optionholders' Agreement, dated as of May 15,
                 1997, among the Company, Odyssey Partners, L.P., B.T. Investment Partners, Inc. and certain
                 Stockholders.(#).................................................................................

      10.16    Maple Leaf Aerospace, Inc. 1996 Stock Option Plan.(#)..............................................

      10.17    Maple Leaf Aerospace, Inc. Employee Stock Purchase Plan.(#)........................................

      10.18    Employment Agreement, dated September 19, 1996, between the Company and Quentin Bourjeaurd.(#).....

      10.19    Employment Agreement, dated February 1, 1997, between the Company and Charles Balchunas.(#)........

      10.20    Amended and Restated Executive Employment Agreement, dated as of January 15, 1998, between the
                 Company and G. Bruce McInnis.(#).................................................................

      10.21    Employment Agreement, dated March 17, 1997, between the Company and Louis Partenza.(#).............

      10.22    Promissory Note, dated September 19, 1996, from Quentin Bourjeaurd in favor of the Company.(#)

      10.23    Promissory Note, dated April 15, 1997, from Quentin Bourjeaurd in favor of the Company.(#)

      10.24    Promissory Note, dated May 30, 1997, from Charles Balchunas in favor of the Company.(#)

      10.25    Promissory Note, dated May 30, 1997, from Louis Partenza in favor of the Company.(#)

      10.26    TriStar Aerospace Co. 1998 Stock Option Plan.(2)...................................................

      10.27    TriStar Aerospace Co. Executive Incentive Compensation Plan.(2)....................................

      10.28    Letter Agreement, dated September 19, 1996, between the Company and Quentin Bourjeaurd.(#).........

      10.29    Letter Agreement, dated September 19, 1996, between the Company and Richard P. Small. (#)..........

      10.30    Amended and Restated Executive Employment Agreement, dated as of December 2, 1996, between the
                 Company and Richard P. Small.(#).................................................................

      10.31    Amended and Restated Maple Leaf Aerospace, Inc. 1996 Stock Option Plan.(#)

EXHIBIT NO.    DESCRIPTION
-------------  ---------------------------------------------------------------------------------------------------
      11.1     Statement re: Computation of per share earnings(1).................................................

      21.1     Subsidiaries of the Registrant(#)..................................................................

      23.1     Consent of Weil, Gotshal & Manges LLP (included in opinion filed as Exhibit 5).....................

      23.2     Consent of Arthur Andersen LLP(1)..................................................................

      24.1     Powers of Attorney of directors and officers of the Registrant(#)

      27.1     Financial Data Schedule(1).........................................................................

      99.1     Consent of Cindy B. Brown(1).......................................................................

      99.2     Consent of Brian E. Barents(1).....................................................................
                                                                                    -------------------------


    (#) Previously filed.

    (1) Filed herewith.

    (2) To be filed by amendment.

(b) Financial Statement Schedules

    Financial Statement Schedules have been omitted because the required information is not applicable or because such information is included in the financial statements and notes thereto included in the Prospectus.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 6th day of April, 1998.


                                TRISTAR AEROSPACE CO.

                                By:            /s/ QUENTIN BOURJEAURD
                                     -----------------------------------------
                                                 Quentin Bourjeaurd
                                       President and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons on the 6th day of April, 1998, in the capacities indicated.


                   SIGNATURE                                              TITLE
------------------------------------------------  ------------------------------------------------------

             /s/ QUENTIN BOURJEAURD
     --------------------------------------       President and Chief Executive Officer (Principal
               Quentin Bourjeaurd                   Executive Officer) and Director

            /s/ DOUGLAS E. CHILDRESS
     --------------------------------------       Chief Financial Officer (Principal Financial Officer
              Douglas E. Childress                  and Accounting Officer)

                       *
     --------------------------------------       Director
               Charles Balchunas

                       *
     --------------------------------------       Chairman of the Board of Directors
                 Stephen Berger

                       *
     --------------------------------------       Director
                William Hopkins

                       *
     --------------------------------------       Director
                 Muzzafar Mirza

                       *
     --------------------------------------       Vice Chairman of the Board of Directors
                Richard P. Small

            /s/ DOUGLAS E. CHILDRESS
     --------------------------------------
             *Douglas E. Childress
                ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBIT NO.
-------------
       1.1     Form of Underwriting Agreement(2)...........................................................

       1.2     Form of International Underwriting Agreement(2).............................................

       2.1     Agreement and Plan of Merger, dated as of August 28, 1996, by and among Maple Leaf
                 Aerospace, Inc., Aero Acquisition Corp., Aerospace Merger Sub I, Inc., Tri-Star Aerospace,
                 Inc., and certain Stockholders.(#)........................................................

       2.2     Asset Purchase Agreement, dated September 5, 1996, by and among Aviall (Canada) Ltd., Aviall
                 Services Inc. and Maple Leaf Aerospace, Inc.(#)...........................................

       3.1     Amended and Restated Certificate of Incorporation of the Company(2).........................

       3.2     Bylaws of the Company(2)....................................................................

       4.1     Form of Common Stock Certificate(2).........................................................

       5.1     Opinion of Weil, Gotshal & Mangers LLP(2)...................................................

      10.1     Credit Agreement, dated as of September 19, 1996, among the Company and Bankers Trust
                 Company, as agent.(#).....................................................................

      10.2     First Amendment to Credit Agreement, dated as of April, 1997, among the Company and Bankers
                 Trust Company, as agent.(#)...............................................................

      10.3     Second Amendment to Credit Agreement, dated as of August 4, 1997, among the Company and
                 Bankers Trust Company, as agent.(#).......................................................

      10.4     Third Amendment to Credit Agreement, dated as of November 7, 1997, among the Company and
                 Bankers Trust Company, as agent.(#).......................................................

      10.5     Security Agreement, dated as of September 19, 1996, among the Company and Bankers Trust
                 Company, as agent.(#).....................................................................

      10.6     Pledge Agreement, dated as of September 19, 1996, among the Company and Bankers Trust
                 Company, as agent.(#).....................................................................

      10.7     Lease Agreement, dated July 12, 1990, among the Company and Robert L. Zeligson Trust.(#)....

      10.8     Lease Agreement, dated December 4, 1990, among the Company and Robert L. Zeligson
                 Trust.(#).................................................................................

      10.9     Lease Agreement, dated May 31, 1991, among the Company and Robert L. Zeligson Trust.(#).....

      10.10    Build and Lease Agreement, dated April 30, 1993, among the Company and Robert L. Zeligson
                 Trust.(#).................................................................................

      10.11    Sublease, dated as of September 19, 1996, among the Company and Aviall Services, Inc., together with First Amendment to Sublease, dated as of September 19, 1996, among the
                 Company and Aviall Services, Inc.(#)......................................................

      10.12    Lease Agreement, dated January 28, 1997, among the Company and Robert L. Zeligson
                 Trust.(#).................................................................................

      10.13    Lease Agreement, dated September 16, 1997, among the Company and William Weinberg.(#).......

      10.14    Registration Rights Agreement, dated November 7, 1996, among the Company, Odyssey Partners,
                 L.P. and certain Stockholders, together with Letter Agreement, dated November 7, 1996, among the Company, R.P. Small Corp. and Odyssey Partners, L.P.(#).........................

      10.15    Amended and Restated Management Stockholders' and Optionholders' Agreement, dated as of May
                 15, 1997, among the Company, Odyssey Partners, L.P., B.T. Investment Partners, Inc. and
                 certain Stockholders.(#)..................................................................

EXHIBIT NO.
-------------
      10.16    Maple Leaf Aerospace, Inc. 1996 Stock Option Plan.(#).......................................

      10.17    Maple Leaf Aerospace, Inc. Employee Stock Purchase Plan.(#).................................

      10.18    Employment Agreement, dated September 19, 1996, between the Company and Quentin
                 Bourjeaurd.(#)............................................................................

      10.19    Employment Agreement, dated February 1, 1997, between the Company and Charles
                 Balchunas.(#).............................................................................

      10.20    Amended and Restated Executive Employment Agreement, dated as of January 15, 1998, between the Company and G. Bruce McInnis.(#)......................................................

      10.21    Employment Agreement, dated March 17, 1997, between the Company and Louis Partenza.(#)......

      10.22    Promissory Note, dated September 19, 1996, from Quentin Bourjeaurd in favor of the
                 Company.(#)...............................................................................

      10.23    Promissory Note, dated April 15, 1997, from Quentin Bourjeaurd in favor of the
                 Company.(#)...............................................................................

      10.24    Promissory Note, dated May 30, 1997, from Charles Balchunas in favor of the Company.(#).....

      10.25    Promissory Note, dated May 30, 1997, from Louis Partenza in favor of the Company.(#)........

      10.26    TriStar Aerospace Co. 1998 Stock Option Plan.(2)............................................

      10.27    TriStar Aerospace Co. Executive Incentive Compensation Plan.(2).............................

      10.28    Letter Agreement, dated September 19, 1996, between the Company and Quentin
                 Bourjeaurd.(#)............................................................................

      10.29    Letter Agreement, dated September 19, 1996, between the Company and Richard P. Small. (#)...

      10.30    Amended and Restated Executive Employment Agreement, dated as of December 2, 1996, between the Company and Richard P. Small.(#)......................................................

      10.31    Amended and Restated Maple Leaf Aerospace, Inc. 1996 Stock Option Plan.(#)

      11.1     Statement re: Computation of per share earnings(1)..........................................

      21.1     Subsidiaries of the Registrant(#)...........................................................

      23.1     Consent of Weil, Gotshal & Manges LLP (included in opinion filed as Exhibit 5)..............

      23.2     Consent of Arthur Andersen LLP(1)...........................................................

      24.1     Powers of Attorney of directors and officers of the Registrant(#)

      27.1     Financial Data Schedule(1)..................................................................

      99.1     Consent of Cindy B. Brown(1)................................................................

      99.2     Consent of Brian E. Barents(1)..............................................................
                                                                             -------------------------


    (#) Previously filed.

    (1) Filed herewith.

    (2) To be filed by amendment.